AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1998
                                                REGISTRATION NO. 333-______
================================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                      ------------------------------

                                  FORM S-4
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                      ------------------------------

                              SPX CORPORATION
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                       3429                   38-1016240
(STATE OR OTHER JURISDICTION       (PRIMARY STANDARD           (IRS EMPLOYER
     OF INCORPORATION OR        INDUSTRIAL CLASSIFICATION   IDENTIFICATION NO.)
         ORGANIZATION)               CODE NUMBER)

--------------------------------------------------------------------------------

                          700 TERRACE POINT DRIVE
                             MUSKEGON, MI 49443
                               (616) 724-5000
            (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
     INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                      ------------------------------

                        CHRISTOPHER J. KEARNEY, ESQ.
               VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                              SPX CORPORATION
                          700 TERRACE POINT DRIVE
                             MUSKEGON, MI 49443
                               (616) 724-5000
             (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
             NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                      ------------------------------

                                 COPIES TO:
                            AVIVA DIAMANT, ESQ.
                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                             ONE NEW YORK PLAZA
                          NEW YORK, NEW YORK 10004
                               (212) 859-8000
                      ------------------------------

     Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
                      ------------------------------

                                              CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE    OFFERING PRICE          AGGREGATE       REGISTRATION
             TO BE REGISTERED                REGISTERED(1)       PER SHARE        OFFERING PRICE(2)       FEE(2)

-------------------------------------------------------------------------------------------------------------------
    Common Stock, par value $10.00, of SPX    29,744,303            N/A           $1,593,112,523       $469,968.19
-------------------------------------------------------------------------------------------------------------------
    Rights to Purchase Preferred Stock(3)     29,744,303            N/A                 N/A                N/A
===================================================================================================================

(1) Represents 63,169,129 shares of common stock, par value $1.00 per share (the "Shares"), of Echlin Inc. (the "Company"), outstanding on December 31, 1997, as set forth in the Company's Form 10-Q dated November 30, 1997, less 1,150,150 Shares owned by SPX Corporation ("SPX"), multiplied by the exchange ratio of 0.4796.
(2) Pursuant to Rules 457(f)(1) and (3) and 457(c) of the Securities Act of 1933, as amended, and solely for purposes of calculating the registration fee, the registration fee was computed on the basis of the average of the high and low prices of a Share as reported on the New York Stock Exchange, Inc. Composite Tape on February 9, 1998 less the amount of cash to be paid by SPX in connection with the exchange.
(3) Associated with the Common Stock of SPX are Rights to purchase Series A Junior Participating Preferred Stock that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.

                      ------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===========================================================================
[RED HERRING]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


               SUBJECT TO COMPLETION, DATED FEBRUARY 17, 1998

PROSPECTUS

          OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK

         (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                     OF

                                ECHLIN INC.

                                    FOR

                        $12.00 NET PER SHARE IN CASH

                                    AND

                        0.4796 SHARE OF COMMON STOCK

                                     OF

                              SPX CORPORATION







---------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY
TIME ON         1998 UNLESS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO
THE OFFER  MAY BE  WITHDRAWN  AT ANY TIME  PRIOR TO THE  EXPIRATION  OF THE
OFFER.
---------------------------------------------------------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 25 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF SHARES IN CONNECTION WITH THE OFFER.

     THIS PROSPECTUS AND THE OFFER MADE HEREBY DO NOT CONSTITUTE A SOLICITATION OF ANY PROXIES. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         -------------------------

                    THE DEALER MANAGER FOR THE OFFER IS
                           CIBC OPPENHEIMER CORP.

              The date of this Prospectus is            , 1998

                         -------------------------

     SPX Corporation, a Delaware corporation ("SPX"), hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (collectively, the "Offer"), to exchange the amount of $12.00 net in cash and 0.4796 share of common stock, par value $10.00 per share ("SPX Common Stock"), of SPX (the "Consideration"), for each outstanding share of common stock, par value $1.00 per share (each, a "Share" and, collectively, the "Shares"), of Echlin Inc., a Connecticut corporation (the "Company")(including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 21, 1989, as amended (the "Rights Agreement"), between the Company and The Connecticut Bank and Trust Company, N.A., as Rights Agent), validly tendered on or prior to the Expiration Date (as hereinafter defined) and not properly withdrawn. The 0.4796 figure is sometimes referred to herein as the "Exchange Ratio." Unless the context otherwise requires, all references to Shares shall include the associated Rights. All references to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

     On February 13, 1998, the closing price of a Share on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape was $38-7/8. Based on the closing price of a share of SPX Common Stock on the NYSE Composite Tape on the same date ($75-1/16), the value of the SPX Common Stock offered pursuant to the Offer is $36.00 per Share. The market value of the Offer will change as the market price of the SPX Common Stock changes.

     SPX intends, as promptly as practicable following consummation of the Offer, to cause a wholly-owned subsidiary of SPX to be merged into the Company (the "Merger"), in which each Share then outstanding will be converted into the right to receive the Consideration. Immediately following consummation of the Merger and after giving effect to the issuance of the SPX Common Stock in the transaction, the shareholders of the Company (other than SPX) would own approximately 70% of the then outstanding shares of SPX Common Stock.

     SPX'S OBLIGATION TO EXCHANGE SHARES OF SPX COMMON STOCK FOR SHARES PURSUANT TO THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES WHICH WILL CONSTITUTE AT LEAST 66-2/3% OF THE TOTAL OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR EXCHANGE BY SPX (THE "MINIMUM TENDER CONDITION"); (B) APPROVAL BY THE STOCKHOLDERS OF SPX OF THE ISSUANCE OF SHARES OF COMMON STOCK OF SPX PURSUANT TO THE OFFER AND THE MERGER (THE "SPX STOCKHOLDER
APPROVAL CONDITION"); (C) THE REDEMPTION OF THE RIGHTS BY THE BOARD OF DIRECTORS OF THE COMPANY OR SPX BEING OTHERWISE SATISFIED THAT THE RIGHTS WILL NOT BE APPLICABLE TO THE ACQUISITION OF THE SHARES PURSUANT TO THE OFFER OR THE MERGER (THE "RIGHTS PLAN CONDITION"); (D) SPX BEING SATISFIED THAT SECTIONS 841 AND 844 OF THE CONNECTICUT BUSINESS CORPORATION ACT (THE "CONNECTICUT BUSINESS ACT") WILL NOT BE APPLICABLE TO THE OFFER AND THE MERGER (THE "BUSINESS COMBINATION STATUTES CONDITION"); AND (E) SPX HAVING OBTAINED SUFFICIENT FINANCING FOR THE CONSUMMATION OF THE OFFER AND THE MERGER (THE "FINANCING CONDITION"). THE MINIMUM TENDER CONDITION, THE SPX STOCKHOLDER APPROVAL CONDITION, THE RIGHTS PLAN CONDITION, THE BUSINESS
COMBINATION STATUTES CONDITION, THE FINANCING CONDITION AND THE OTHER CONDITIONS SET FORTH UNDER THE CAPTION "THE OFFER--CONDITIONS OF THE OFFER--CERTAIN OTHER CONDITIONS OF THE OFFER" ARE REFERRED TO COLLECTIVELY AS THE "OFFER CONDITIONS."


                         -------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRELIMINARY PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------





                                 IMPORTANT


     SHAREHOLDERS  WILL BE  REQUIRED  TO TENDER  ONE  RIGHT FOR EACH  SHARE
TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES, UNLESS THE RIGHTS PLAN CONDITION HAS BEEN SATISFIED OR WAIVED. UNLESS THE DISTRIBUTION DATE (AS HEREINAFTER DEFINED) OCCURS, A TENDER OF SHARES WILL CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.


     ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF HIS OR HER SHARES AND THE ASSOCIATED RIGHTS SHOULD EITHER (i) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL OR A FACSIMILE COPY THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL OR SUCH FACSIMILE AND ANY OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT (AS HEREINAFTER DEFINED), AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES AND, IF SEPARATE, CERTIFICATES FOR THE RIGHTS TO THE EXCHANGE AGENT ALONG WITH THE LETTER OF TRANSMITTAL, DELIVER SUCH SHARES AND RIGHTS PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH HEREIN (IN THE CASE OF RIGHTS, ONLY IF SUCH PROCEDURES ARE AVAILABLE) OR COMPLY WITH THE GUARANTEED DELIVERY PROCEDURES SET FORTH HEREIN OR (ii) REQUEST HIS OR HER BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR HIM OR HER. A SHAREHOLDER HAVING SHARES AND RIGHTS REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF HE OR SHE DESIRES TO TENDER SUCH SHARES AND RIGHTS.


     ANY SHAREHOLDER THAT DESIRES TO TENDER HIS OR HER SHARES AND WHOSE CERTIFICATES FOR SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY.


     QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT (AS HEREINAFTER DEFINED) OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS. REQUESTS FOR ADDITIONAL COPIES OF THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE INFORMATION AGENT OR TO BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.


AVAILABLE INFORMATION.....................................................1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................2
COMPANY INFORMATION.......................................................3
FORWARD-LOOKING STATEMENTS................................................4
PROSPECTUS SUMMARY........................................................5
    SPX...................................................................5
    The Company...........................................................5
    Reasons for the Offer.................................................6
    Background of the Offer...............................................6
    Risk Factors..........................................................7
    The Offer.............................................................7
    Certain Federal Income Tax Consequences...............................9
    Effect of Offer on Market for Shares.................................10
    Dissenters' Rights...................................................10
    Comparison of the Rights of Holders of Shares and SPX
      Common Stock.......................................................10
    Description of SPX Capital Stock.....................................10
    The Exchange Agent...................................................11
    Requests for Assistance and Additional Copies........................11
    Market Prices and Dividends..........................................11
    Comparative Per Share Data...........................................13
    Selected Historical Financial Data of SPX............................15
    Selected Historical Financial Data of the Company....................19
    Selected Pro Form Combined Financial Data of SPX and the
      Company............................................................22
RISK FACTORS.............................................................25
REASONS FOR THE OFFER....................................................27
BACKGROUND OF THE OFFER..................................................27
THE SPECIAL MEETING......................................................28
THE OFFER................................................................29
    General..............................................................29
    The Rights...........................................................30
    Timing of the Offer..................................................30
    Extension, Termination and Amendment.................................31
    Exchange of Shares; Delivery of SPX Common Stock and Cash
      Consideration......................................................31
    Cash in Lieu of Fractional Shares of SPX Common Stock................32
    Withdrawal Rights....................................................32
    Procedure for Tendering..............................................33
    Certain Federal Income Tax Consequences..............................36
    Effect of Offer on Market for Shares; Registration under
      the Exchange Act...................................................38
    Purpose of the Offer; the Merger.....................................39
    Conditions of the Offer..............................................40
    Source and Amount of Funds...........................................44
    Debt Instruments of the Company......................................45
    Relationships with the Company.......................................45
    Fees and Expenses....................................................45
    Accounting Treatment.................................................46
    Stock Exchange Listing...............................................46
THE MERGER...............................................................46
    General..............................................................46
    Dissenters' Rights...................................................47
BUSINESSES OF SPX AND THE COMPANY........................................47
    SPX..................................................................47
    The Company..........................................................48
DESCRIPTION OF SPX CAPITAL STOCK.........................................48
COMPARISON OF RIGHTS OF HOLDERS OF SHARES AND SPX COMMON STOCK...........49
MARKET PRICES AND DIVIDENDS..............................................59
COMPARATIVE PER SHARE DATA...............................................60
SELECTED HISTORICAL FINANCIAL DATA OF SPX................................63
SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY........................67
PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF SPX AND
    THE COMPANY..........................................................70
PRO FORMA ADJUSTED HISTORICAL FINANCIAL DATA OF SPX......................78
VALIDITY OF SPX COMMON STOCK.............................................81
EXPERTS..................................................................81


                           AVAILABLE INFORMATION

     SPX and the Company are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by SPX or the Company with the Commission may be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. SPX and the Company are electronic filers with the Commission, which maintains a website containing reports, proxy and other information statements at the following location: http://www.sec.gov. The Shares are listed on the NYSE, the Pacific Exchange, Inc. (the "PE") and the International Stock Exchange in London under the symbol "ECH". The shares of SPX Common Stock are listed on the NYSE and the PE under the symbol "SPW". The periodic reports, proxy statements and other information filed by SPX and the Company with the Commission may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and at the offices of the PE at 301 Pine Street, San Francisco, California 94104.

     This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 (the "Registration Statement") covering the SPX Common Stock offered hereby which has been filed with the Commission. Reference is hereby made to the Registration Statement for further information with respect to SPX, the Company and the securities offered hereby. Statements contained herein concerning certain documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     Not later than the date of commencement of the Offer, SPX will file with the Commission a statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Such schedule and any amendments thereto should be available for inspection and copying as set forth above (except that such schedule and any amendments thereto will not be available at the regional offices of the Commission).

     Pursuant to Rule 409 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and Rule 12b-21 promulgated under the Exchange Act, SPX will request that the Company and its independent public accountants, Price Waterhouse LLP, provide to SPX the information required for complete disclosure concerning the business, operations, financial condition and management of the Company. SPX will provide any and all information which it receives from the Company prior to the expiration of the Offer and which SPX deems material, reliable and appropriate in a subsequently prepared amendment or supplement thereto.


             INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO:
CORPORATE SECRETARY, SPX CORPORATION, 700 TERRACE POINT DRIVE, MUSKEGON, MI 49443. REQUESTS MAY BE DIRECTED TO SPX'S SECRETARY AT (616) 724-5000. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE OFFER.

     The following documents filed with the Commission by SPX (File No. 1-6948) are incorporated herein by reference:

     (i) SPX's Annual Report on Form 10-K for the year ended December 31, 1996 ("SPX's 1996 Form 10-K");

     (ii) SPX's Proxy Statement for the Annual Meeting of Stockholders held on April 23, 1997 ("SPX 1997 Annual Meeting Proxy Statement");

     (iii) SPX's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997;

     (iv) SPX's Current Reports on Form 8-K, dated February 21, 1997 and April 25, 1997; and

     (v) SPX's Preliminary Solicitation Statement on Schedule 14A, dated February 17, 1998, to the shareholders of the Company.

     The following documents filed with the Commission by the Company (File No. 1-4651) are incorporated herein by reference:

     (i) the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997 (the "Company's 1997 Form 10-K") (except for the report of the Company's independent accountants contained therein which is not incorporated herein by reference because the consent of the Company's independent accountants has not yet been obtained);

     (ii)  the  Company's   Proxy  Statement  for  the  Annual  Meeting  of
Shareholders held on December 17, 1997 (the "Company's 1997 Annual Meeting Proxy Statement"); and

     (iii) the Company's Quarterly Report on Form 10-Q for the period ended November 30, 1997 (the "Company's 1998 First Quarter Form 10-Q").

     All documents filed by either SPX or the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to or contemporaneous with the date hereof and prior to the date the Shares are accepted for exchange or the Offer is terminated shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. See "Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part hereof, except as so modified, and any statement so superseded shall not be deemed to constitute a part hereof.

                            COMPANY INFORMATION

     While SPX has included information concerning the Company insofar as it is known or reasonably available to SPX, the Company is not affiliated with SPX and the Company has not to date permitted access by SPX to the Company's books and records for the purpose of preparing this Prospectus. Therefore, information concerning the Company which has not been made public was not available to SPX for the purpose of preparing this Prospectus. Although SPX has no knowledge that would indicate that statements relating to the Company contained or incorporated by reference in this Prospectus in reliance upon publicly available information are inaccurate or incomplete, SPX was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements.

                         -------------------------


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SPX OR BY THE DEALER MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, SPX MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SPX OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

     IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF SPX BY CIBC OPPENHEIMER CORP. ("CIBC OPPENHEIMER"), AS DEALER MANAGER, OR ONE OR MORE OTHER REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                         FORWARD-LOOKING STATEMENTS

     CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS UNDER "REASONS FOR THE OFFER," AND "BACKGROUND OF THE OFFER," IN ADDITION TO CERTAIN STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE THAT ARE NOT STATEMENTS OF HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND ARE THUS PROSPECTIVE. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS REGARDING SPX'S OR THE COMPANY'S FUTURE FINANCIAL POSITION, RESULTS OF OPERATIONS, BUSINESS STRATEGY (INCLUDING FUTURE DISPOSITIONS OF ASSETS AND RESTRUCTURING OF OPERATIONS), BUDGETS, EXPECTED COST SAVINGS, PLANS AS TO DIVIDENDS, AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE INFORMATION SET FORTH IN ANY FORWARD-LOOKING STATEMENTS ARE DISCLOSED UNDER "RISK FACTORS" ("CAUTIONARY STATEMENTS"). ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO SPX OR TO PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. SPX WAS NOT INVOLVED IN THE PREPARATION OF ANY FORWARD-LOOKING STATEMENTS RELATING TO THE COMPANY INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IS NOT IN A POSITION TO VERIFY SUCH STATEMENTS AND TAKES NO RESPONSIBILITY THEREFOR.

                             PROSPECTUS SUMMARY

     The information below is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus, including the documents incorporated in this Prospectus by reference. Shareholders are urged to read this Prospectus and the attachments hereto, and the documents incorporated herein by reference, in their entirety. As used in this Prospectus, the terms "SPX" and the "Company" refer to SPX Corporation and Echlin Inc., respectively, and, unless the context otherwise requires, their subsidiaries.

SPX

     General. SPX is a global provider of Vehicle Service Solutions to franchised dealers of motor vehicle manufacturers and independent service locations, Service Support to vehicle manufacturers, and Vehicle Components to the worldwide motor vehicle industry.

     SPX is comprised of two business segments. The Service Solutions segment includes operations that primarily design, manufacture and market a wide range of specialty service tools, equipment and services to the global motor vehicle industry. Major customers are franchised dealers of motor vehicle manufacturers, aftermarket vehicle service facilities and independent distributors. Vehicle Components includes operations that primarily design, manufacture and market transmission and steering components for light and heavy duty vehicle markets, principally in North America and Europe. Major customers of this segment include vehicle manufacturers, other component manufacturers and the aftermarket.

     SPX was organized in 1911 under the laws of Michigan and reincorporated in Delaware in 1968. SPX was known as The Piston Ring Company until 1931, when it changed its name to Sealed Power Corporation. In 1988, it changed its name again to SPX Corporation. Today SPX is a multinational corporation with operations in 14 countries. SPX's corporate headquarters is located at 700 Terrace Point Drive, Muskegon, MI 49443-3301, telephone number (616) 724-5000.

     Subsequent Developments. During the fourth quarter of 1997, SPX recorded a $110.0 million pre-tax, $70.4 million after-tax, special charge. The special charge primarily includes costs to combine its OE Tool and Equipment and Aftermarket Tool and Equipment groups into a single Service Solutions business and to reorganize its Service Solutions field sales and service organization, including the closing of several facilities and sales offices with a commensurate reduction in work force, in order to reposition the Service Solutions business in response to changing market dynamics. SPX estimates that the savings from these actions will be $0.15 per share in 1998 and an additional $0.35 per share in 1999.

     On February 17, 1998, in conjunction with its announcement of the Proposed Business Combination, SPX reported a net loss of $60.0 million, or $4.77 per share, for the fourth quarter 1997 after the impact of a $70.4 million, or $5.60 per share, special charge. For the full year 1997, SPX reported a net loss of $3.4 million, or $0.26 per share, before an extraordinary item and after the impact of $43.4 million in unusual items. Unusual items for the full year 1997 include special charges of $74.6 million, or $5.61 per share, and a $31.2 million, or $2.34 per share, gain on the sale of a business. Earnings per share for the full year 1997 were $3.01, before unusual items. This was a 71% improvement over 1996 comparable results. All per share data is presented on a diluted basis.

THE COMPANY

     The following information concerning the Company is excerpted from the Company's 1997 Form 10-K. See "Company Information."

     The Company was incorporated in the state of Connecticut in 1959 and is engaged in only one business segment, as a worldwide supplier of products to maintain or improve the efficiency and safety of motor vehicles. The Company's principal products can be classified into the following categories: brake system, engine system, other vehicle parts and non-vehicular products.

     The Company's products are sold primarily as replacement products for use by professional technicians and by car and truck owners. Sales are made to automotive warehouse distributors, heavy-duty distributors, retailers, other parts manufacturers and parts remanufacturers. The Company also sells its products to original equipment manufacturers in both the automotive and heavy-duty markets.

     The Company's corporate headquarters are located at 100 Double Beach Road, Branford, CT 06405, telephone number (203) 481-5751.

REASONS FOR THE OFFER

     On February 17, 1998, SPX delivered a letter to the Board of Directors of the Company proposing to enter into a business combination with the Company (the "Proposed Business Combination") pursuant to which shareholders of the Company would receive for each Share the Consideration in the amount of $12.00 net in cash and 0.4796 share of SPX Common Stock. Based on the $75-1/16 closing price of a share of SPX Common Stock on February 13, 1998, the last trading date preceding the date of the first public announcement of the Proposed Business Combination, the Consideration of $48.00 represents a 23% premium over the $38-7/8 price at which a Share closed on the NYSE on February 13, 1998 and a 32% premium over the average trading price at which a Share closed on the NYSE during the 30 trading days preceding that date. Immediately following consummation of the Proposed Business Combination and after giving effect to the issuance of the SPX Common Stock in the transaction, the shareholders of the Company (other than SPX) would own approximately 70% of the then outstanding shares of SPX Common Stock.

     With its letter to the Board of Directors of the Company, SPX delivered a proposed merger agreement to the Company in contemplation of arriving at a negotiated transaction. That agreement provides for a single-step "cash election" merger of the Company into a subsidiary of SPX in which each outstanding Share would be converted into the right to receive the Consideration (with shareholders able to elect to receive instead all cash, in the amount of $48.00 per Share, or all stock, in the amount of 0.6395 share of SPX Common Stock per Share, subject to proration) in a partially tax-free reorganization. However, because of the Company's negative responses to SPX's approaches over the several months prior to February 17, 1998 (see "Background"), SPX also filed a Registration Statement, of which this Prospectus is part, with the Commission, so that the Proposed Business Combination may be effected by means of the Offer, to be followed by the Merger in which each Share not purchased in the Offer would be converted into the right to receive the Consideration. The exchange of Shares for the Consideration in the Offer and the Merger will be a taxable transaction. See "The Offer--Certain Federal Income Tax Consequences."

     The Company has not provided SPX with information that might be relevant to the structuring of the Merger. SPX therefore reserves the right to change the structure of the Merger upon receipt of such information. If the Merger is consummated, the Company will become a wholly owned subsidiary of SPX. If the Minimum Tender Condition is satisfied and the other Offer Conditions are satisfied or waived and the Offer is consummated, SPX will own at least 66-2/3% of the outstanding Shares, and will have sufficient voting power in the Company to approve the Merger independently of the votes of any other shareholders of the Company.

     SPX believes that the Offer is in the best interests of the Company's shareholders because, among other things, the Consideration will allow shareholders of the Company to realize a substantial premium for their Shares in cash immediately, while continuing, through their ownership of SPX Common Stock, to participate in the future growth of the combined companies. See "Reasons for the Offer."

BACKGROUND OF THE OFFER

     In February 1997, John B. Blystone, Chairman and Chief Executive Officer of SPX, met with Trevor O. Jones, then Chairman and interim President and Chief Executive Officer of the Company, to propose that the two companies explore a business combination. Mr. Jones did not follow up on this meeting. In November 1997, Mr. Blystone met for several hours with Larry McCurdy, who had succeeded Mr. Jones as President and Chief Executive Officer, to discuss a strategic merger between the two companies, and on November 24, 1997, Patrick J. O'Leary, SPX's Vice President - Finance and Chief Financial Officer, met with Robert Tobey, the Company's Vice President - Corporate Development. These discussions were not fruitful, and SPX was informed that the Company had no interest in a business combination with SPX.

     On December 12, 1997, Mr. Blystone wrote a letter to Mr. McCurdy setting out the strategic rationale of a business combination of the two companies and the benefits to the Company's shareholders of the transaction. Although the letter stated that SPX anticipated a price in the $40's range, Mr. Blystone advised Mr. McCurdy that SPX would be willing to revise its thinking if the Company could identify greater value in the transaction. Mr. Blystone, in his letter, further suggested that the letter be shared with the Company's Board of Directors and offered to meet with and make a presentation to the Board about any and all aspects of the proposed transaction.

     On December 17, 1997, Mr. Blystone received a letter from Mr. McCurdy stating that Mr. McCurdy had shared Mr. Blystone's views with the Company's Board of Directors, and that the Company's and the Board's position remained that the Company had no interest in further discussions with SPX.

     On December 18, 1997, Mr. Blystone sent a letter to each member of the Company's Board enclosing a copy of his December 12 letter and reiterating the merits of a strategic combination. Mr. Blystone once again offered to meet personally with and make a presentation to the Company's Board of Directors.

     On December 23, 1997, Mr. Blystone received a letter from Mr. McCurdy advising that the Company's Board of Directors was of the unanimous view that the Company did not have an interest in pursuing discussions with SPX.

     On January 6, 1998, SPX notified the Company that it was that day filing a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") seeking to acquire up to 100% of the voting securities of the Company (the "HSR Filing").

     On January 8, 1998, Mr. McCurdy wrote to Mr. Blystone acknowledging receipt of the HSR Filing and advising SPX that the Company and its advisors stood ready to aggressively defend its shareholders' interests.

     On February 17, 1998, SPX sent the Board of Directors of the Company a letter setting forth the Proposed Business Combination and its merits and reaffirming its desire to enter into a negotiated transaction.

     On the same day, SPX filed a Registration Statement, of which this Prospectus is part. Concurrently, SPX filed preliminary solicitation materials with the Commission for use in soliciting written demands ("Demands") from the shareholders of the Company that a special meeting of shareholders (the "Special Meeting") be called and held for the purpose of removing the current Board of Directors of the Company and replacing them with SPX's nominees. Under the Connecticut Business Act, holders of outstanding Shares representing in the aggregate at least 35% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting have the right to demand that a Special Meeting be called and held. On February 17, 1998, SPX also delivered to the Company its Demand that the Special Meeting be called and held. SPX also made a written request under the Connecticut Business Act for access to the Company's shareholder list for the purpose of communicating directly with the Company's shareholders.

RISK FACTORS

     See "Risk Factors" beginning on page 25 for a discussion of certain factors that should be considered by shareholders in deciding whether to tender their Shares to SPX pursuant to the Offer.

THE OFFER

     General. SPX hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange the Consideration for each outstanding Share validly tendered on or prior to the Expiration Date and not withdrawn. The Consideration consists of $12.00 in cash and 0.4796 share of SPX Common Stock. The term
"Expiration Date" shall mean 12:00 midnight, New York City time, on       ,
1998, unless and until SPX extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by SPX, shall expire. See "The Offer--General."

     Rights. Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights.

     Conditions of the Offer. SPX's obligation to exchange cash and shares of SPX Common Stock for Shares pursuant to the Offer is conditioned upon, among other things, the satisfaction or, where permissible, waiver of each of the Offer Conditions. See "The Offer--Conditions of the Offer."

     Subject to the applicable rules and regulations of the Commission, SPX expressly reserves the right, in its sole discretion, at any time or from time to time, to delay acceptance for exchange of, or, regardless of whether such Shares were theretofore accepted for exchange, exchange any Shares pursuant to the Offer or to amend or terminate the Offer and not to accept for exchange or exchange any Shares not theretofore accepted for exchange or exchanged upon the failure of any of the Offer Conditions to be satisfied. SPX reserves the absolute right to waive any defect or irregularity in the tender of any securities and to waive any of the Offer Conditions (other than the SPX Stockholder Approval Condition and the condition related to the effectiveness of the Registration Statement). Although SPX reserves the right to do so, SPX does not currently intend to waive the Minimum Tender Condition, the Rights Plan Condition or the Business Combination Statutes Condition. See "The Offer--Conditions of the Offer. " Waiver or amendment of certain conditions of the Offer may require an extension of the Offer.

     Regulatory Approvals. The acquisition of Shares by SPX pursuant to the Offer is subject to the HSR Act and the rules that have been promulgated thereunder. On January 6, 1998, SPX made the HSR Filing with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC"). At 11:59 p.m. on February 5, 1998, the waiting period expired with respect to the HSR Filing.

     Timing of the Offer.  The Offer is  currently  scheduled  to expire at
12:00 midnight New York City time on              ,  1998;  however,  it is
SPX's current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "The Offer--Extension, Termination and Amendment" and "--Conditions of the Offer." SPX has received a "highly confident" letter from Canadian Imperial Bank of Commerce ("CIBC") and its affiliate, CIBC Oppenheimer, dated February 13, 1998, in which the two entities state that they are highly confident of their ability to raise financing in the credit markets in an amount sufficient to consummate the acquisition of the Company, including the refinancing of existing debt of SPX and the Company, the payment of related fees and expenses, and the provision of working capital for SPX and its subsidiaries (the "Financing"). SPX believes that it is highly unlikely that it will not have obtained the Financing prior to five business days before the Expiration Date; however, in this unlikely event, SPX currently intends to extend the Offer to ensure that five business days remain for shareholders to tender their Shares in the Offer subsequent to SPX's obtaining the Financing. See "The Offer--Source and Amount of Funds."

     In connection with the Offer, SPX is soliciting Demands from the shareholders of the Company that a Special Meeting be called and held for the purpose of removing the current Board of Directors of the Company and electing SPX's Nominees in their place. The Company does not have a staggered Board. If SPX is successful in procuring Demands from the requisite 35% holders so that a Special Meeting for those purposes is called and held, SPX intends to solicit proxies for use at the Special Meeting to effect such removal and election. SPX does not intend to call a special meeting of its own stockholders to approve the issuance of shares of SPX Common Stock in connection with the Offer, and thereby satisfy the SPX Stockholder Approval Condition, until the required number of Demands have been received to call the Special Meeting.

     Extension, Termination and Amendment. SPX expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in "The Offer--Conditions of the Offer" shall have occurred or shall have been determined by SPX to have occurred, (a) to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension will be announced no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, and (b) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares and/or by increasing or decreasing the number of Shares being sought in the Offer) by giving oral or written notice of such amendment to the Exchange Agent. The rights reserved by SPX in this paragraph are in addition to SPX's right to terminate the Offer as described in "The Offer--Extension, Termination and Amendment." There can be no assurance that SPX will exercise its right to extend the Offer. However, it is SPX's current intention to extend the Offer until all Offer Conditions have been satisfied or waived. See "The Offer--Extension, Termination and Amendment." During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares. See "The Offer--Withdrawal Rights."

     Exchange of Shares; Delivery of SPX Common Stock and Cash Consideration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), SPX will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. See "The Offer--Exchange of Shares; Delivery of SPX Common Stock and Cash Consideration."

     Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by SPX for the Consideration pursuant to the Offer, may also be withdrawn at any time after [ ]. See "The Offer--Withdrawal Rights."

     Procedure for Tendering Shares. For a Shareholder validly to tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus, and either certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth under "The Offer--Procedure for Tendering" (and a confirmation of receipt of such tender received), in each case, prior to the Expiration Date, or (ii) such shareholder must comply with the guaranteed delivery procedure set forth under "The Offer--Procedure for Tendering."

     Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES (AND RIGHTS CERTIFICATES, IF APPLICABLE) AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Shares for SPX Common Stock and cash pursuant to the Offer and the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. If the Board of Directors of the Company agrees to discuss a business combination with SPX, the Offer and the Merger may be restructured to be a partially tax-free merger for U.S. federal income tax purposes.

     All Company shareholders should carefully read the summary of the federal income tax consequences of the Offer and the Merger under "The Offer--Certain Federal Income Tax Consequences" and are urged to consult with their own tax advisors as to the federal, state, local and foreign tax consequences in their particular circumstances.

EFFECT OF OFFER ON MARKET FOR SHARES

     The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Shares are listed on the NYSE, the PE and the International Stock Exchange in London. Depending on the number of Shares acquired pursuant to the Offer, following consummation of the Offer, the Shares may no longer meet the requirements of the American exchanges for continued listing, and the Shares may no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, in which event the Shares could no longer be used as collateral for margin loans made by brokers. See "The Offer--Effect of Offer on Market for Shares; Registration under the Exchange Act."

DISSENTERS' RIGHTS

     Holders of Shares do not have dissenters' rights as a result of the Offer. In the event the Merger is consummated, holders of Shares will have dissenters' rights with respect to their Shares under Section 33-856 of the Connecticut Business Act assuming they comply with the procedural requirements of the Connecticut Business Act. See "The Merger--Dissenters' Rights."

COMPARISON OF THE RIGHTS OF HOLDERS OF SHARES AND SPX COMMON STOCK

     As a consequence of the exchange of Shares for shares of SPX Common Stock in the Offer and the Merger, shareholders of the Company, a corporation incorporated under the laws of Connecticut, would become shareholders of SPX, a Delaware corporation. Such holders would have certain rights as shareholders of SPX that are different from the rights they currently have in the Company, both because of the differences between SPX's Restated Certificate of Incorporation, as amended ("SPX's Certificate of Incorporation"), and By-Laws, on the one hand, and the Company's
Certificate of Incorporation, as amended (the "Company's Certificate of Incorporation"), and By-Laws, on the other hand, and because of differences between Connecticut and Delaware corporation law. For a comparison of the Certificate of Incorporation and By-Law provisions of SPX and the Company and of Connecticut and Delaware law, see "Comparison of the Rights of Holders of Shares and SPX Common Stock."

DESCRIPTION OF SPX CAPITAL STOCK

     The authorized capital of SPX consists of (i) 3,000,000 shares of preferred stock, without par value, issuable in series, of which, as of February 6, 1998, 500,000 shares have been designated as Series A Junior Participating Preferred Stock ("SPX Series A Preferred Stock") but no shares were issued and outstanding, and (ii) 50,000,000 shares of SPX Common Stock, of which, as of February 6, 1998, 12,560,500 Shares were issued and outstanding.

     Each outstanding share of SPX Common Stock carries with it a Right to purchase, upon the occurrence of certain specified events, one one-thousandth of a share of SPX Series A Preferred Stock. See "Comparison of Rights of Holders of SPX Common Stock and Holders of Shares--SPX's Rights Plan."

     For information relating to ownership of Common Stock by certain beneficial owners and directors and executive officers of SPX as a group, see the SPX 1997 Annual Meeting Proxy Statement. As of March 14, 1997,
SPX's directors and executive officers as a group beneficially owned 684,748 shares, or approximately 4.7% of the then outstanding shares, of SPX Common Stock. Immediately following consummation of the Proposed Business Combination and after giving effect to the issuance of the SPX Common Stock in the transaction, shareholders of the Company (other than SPX) would own approximately 70% of the outstanding shares of SPX Common Stock, and SPX's present directors, executive officers and their affiliates as a group would own approximately 1.4% of the then outstanding shares of SPX Common Stock.

     For additional information concerning the capital stock of SPX, see "Description of SPX Capital Stock."

THE EXCHANGE AGENT

     [        ] has been appointed exchange agent (the "Exchange Agent") in connection with the Offer. The Letter of Transmittal (or facsimile copies thereof) and certificates for Shares should be sent by each tendering shareholder of Shares or his or her broker, dealer, bank or other nominee to the Exchange Agent at one of the addresses set forth on the back cover of this Prospectus.

REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES

     Requests for information or assistance concerning the Offer may be directed to the Dealer Manager or the Information Agent at their respective addresses set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal should be directed to the Information Agent.

MARKET PRICES AND DIVIDENDS

     SPX Common Stock is listed and principally traded on the NYSE (under the symbol "SPW") and is also listed on the PE. The Shares are listed and principally traded on the NYSE (under the symbol "ECH"), the PE and the International Stock Exchange in London. The following table sets forth, for the periods indicated, the high and low sale prices per share of SPX Common Stock and per Share as reported on the NYSE Composite Tape.

                                                       SPX COMMON STOCK                               SHARES
                                              -----------------------------------   ----------------------------------------
                                         High             Low         Dividends        High           Low        Dividends
                                         ----             ---         ---------        ----           ---        ---------
1995
   First Quarter..................      17-3/8          14-1/4           .10          38-1/2         29-7/8        0.190
   Second Quarter.................      15-1/8          10-3/4           .10          38-3/4           34          0.205
   Third Quarter..................        16            11-1/8           .10          39-5/8         33-7/8        0.205
   Fourth Quarter.................        17            14-1/8           .10          39-1/2         33-7/8        0.205
1996
   First Quarter..................      18-1/8          13-5/8           .10          38-3/4         32-5/8        0.205
   Second Quarter.................      27-1/8            18             .10          37-7/8         33-3/8        0.220
   Third Quarter..................      31-5/8          21-5/8           .10          37-5/8         29-3/4        0.220
   Fourth Quarter.................      40-1/2          26-7/8           .10          34-1/4         30-1/4        0.220
1997
   First Quarter..................      49-3/4          37-3/8           .10          35-1/4         29-1/2        0.220
   Second Quarter.................      70-5/8          41-7/8            -           36-1/2         31-1/8        0.225
   Third Quarter..................      65-3/4            49              -           38-9/16        33-5/8        0.225
   Fourth Quarter.................      70-3/8          58-7/16           -           36-5/8        29-13/16       0.225
1998
   First Quarter
      (through February 13, 1998).      76-1/8          65-3/16           -           39-5/8         34-1/2        0.225


     On February 13, 1998, the last full trading day prior to the first public announcement by SPX of the Proposed Business Combination, the reported high and low sale prices per share and closing price per share of SPX Common Stock and per Share on the NYSE were as follows:

                                            High           Low           Close
                                            ----           ---           -----
The Company..........................      39-1/4         38-1/2        38-7/8
SPX..................................      75-5/8         74-3/4        75-1/16

     On ___________, 1998, the last full trading day prior to the date of this Prospectus, the reported high and low sale prices per share and closing price per share of SPX Common Stock and per Share on the NYSE were as follows:

                                            High           Low           Close
                                            ----           ---           -----
The Company..........................      [    ]         [    ]        [    ]
SPX..................................      [    ]         [    ]        [    ]

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF SPX COMMON STOCK AND FOR THE SHARES.


                      COMPARATIVE PER SHARE DATA
                             (unaudited)

     The following table presents historical per share data of SPX and the Company and pro forma combined per share data as if the Offer and the Merger had occurred as of September 1, 1996 assuming an Exchange Ratio of
0.4796. The table also presents the Company's pro forma equivalent per share data. See "Selected Historical Financial Data of SPX," "Selected Historical Financial Data of the Company," and "Selected Pro Forma Combined Financial Data" included elsewhere herein for additional information regarding this pro forma information. The pro forma combined per share data is intended for information purposes, and does not purport to represent what the combined entity's results of continuing operations would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period. The selected pro forma combined financial data do not give effect to any restructuring costs, nor to any cost savings that could result from the combination of the companies. Any integration and rationalization of the operations of the Company may include certain costs which may in turn result in a charge to earnings. Such a charge, which cannot now be quantified, may be material and would be recognized in the period in which such a restructuring occurs. SPX management believes that the combined company can achieve approximately $125 million of annualized expense savings, which have not been reflected in the pro forma combined financial data. Upon consummation of the Offer, the actual financial position and results of operations of the combined company will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the date of the pro forma financial information and the date on which the Offer is consummated and thereafter, as well as the factors discussed under "Risk Factors."

                                                                              The Company
                                       SPX       The Company    Pro Forma      Pro Forma
                                    Historical    Historical   Combined (a)   Equivalent (b)
                                    ----------    ----------   ------------   --------------
Income (loss) per common share
from continuing operations
(primary) (c):
  Three months ended
   November 30, 1997                $  0.80       $  0.52       $  0.54       $  0.26
  Year ended August 31, 1997          (3.56)        (0.75)        (3.84)        (1.84)
Dividends per common share (d):
  Three months ended
   November 30, 1997                    --           0.225          --            --
  Year ended August 31, 1997           0.30          0.89          0.30          0.14
Book value per common share:
   November 30, 1997                   1.08         14.84         27.72         13.29
   August 31, 1997                     1.78         14.60         26.24         12.59

Pro forma income (loss) from
continuing operations under
FAS 128:
 Three months ended
 November 30, 1997
  Basic                                0.83          0.52          0.55          0.26
  Diluted                              0.80          0.52          0.54          0.26
 Year ended August 31, 1997
  Basic                               (3.65)        (0.75)        (3.87)        (1.86)
  Diluted                             (3.56)        (0.75)        (3.84)        (1.84)

(a)  See "Selected Pro Forma Combined Financial Data of SPX and the Company."

(b) The Company pro forma equivalent per share information represents the pro forma combined per share information multiplied by an Exchange Ratio of 0.4796.

(c) Excluding special charges and gains, pro forma combined income per common share from continuing operations would have been $1.56 per share ($0.75 per equivalent share) for the year ended August 31, 1997. Additionally, SPX management believes that the combined entity can achieve approximately $125 million of annualized expense savings, which have not been reflected in the pro forma results. If such savings were assumed to be achieved and special charges and gains are excluded, pro forma combined income per common share from continuing operations would have been $0.99 per share ($0.47 per equivalent share), and $3.29 per share ($1.58 per equivalent share), for the three months ended November 30, 1997 and for the year ended August 31, 1997, respectively.

(d) In April of 1997, SPX eliminated its quarterly and dividend and stated that future distributions to shareholder would be in the form of open market purchases of SPX Common Stock when deemed appropriate by management.



                SELECTED HISTORICAL FINANCIAL DATA OF SPX
                    (in millions, except per share data)

     The following table presents the selected historical statement of income and other financial data of SPX. The financial data as of and for the nine months ended September 30, 1997 and 1996 have been derived from the unaudited quarterly financial statements of SPX. The financial data as of and for the fiscal years ended December 31, have been derived from the audited financial statements of SPX. In the opinion of SPX's management, the unaudited financial statements from which the financial data for the nine months ended September 30, 1997 and 1996 have been derived have been prepared on a basis consistent with the audited financial statements and contain the adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. The operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. SPX's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of SPX which are incorporated by reference herein. See "Available Information" and "Incorporation of Documents by Reference." See "Business of SPX and the Company-SPX-Subsequent Developments" for a discussion of SPX's 1997 fourth quarter special charge and 1997 reported results of operations for the fourth quarter and full year period.

                     As of and for the
                     Nine months ended
                       September 30,                       As of and for the year ended December 31,
                       -------------         --------------------------------------------------------------------
                     1997(a)      1996(b)       1996(b)        1995         1994(c)      1993(d,e)       1992
                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Statement of
income data:
--------------
Revenues         $ 680.6(a)    $ 857.9       $ 1,109.4     $ 1,098.1     $ 1,079.9     $ 747.2       $ 801.2
Cost of
 products sold     492.6         655.8           850.1         853.5         821.5       508.0         533.2
Selling,
 general and
 admin.            129.7         142.9           186.5         194.5         198.0       204.1         209.9
Other
 operating
 expenses,
 net (f)             2.8           1.4             1.9           8.3           2.9        53.4(c)        7.8
Special
 charges (g)         6.5(h)       15.9(i)         87.9(i)       10.7(i)        ---        27.5(j)        ---
                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Operating
 income (loss)      49.0          41.9           (17.0)         31.1          57.5       (45.8)         50.3
Other expense
 (income), net     (73.1)(a)       0.5            (0.7)         (3.0)          0.1      (102.9)(e)       1.2
Interest
 expense, net       10.6          24.9            31.8          35.7          35.2        15.9          15.1
                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Income (loss)
 before income
 taxes             111.5          16.5           (48.1)         (1.6)         22.2        41.2          34.0
Income taxes        55.0           6.4             7.6          (0.2)          9.1        28.1          13.4
                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Income (loss)
 from
 continuing
 operations      $  56.5       $  10.1       $   (55.7)    $    (1.4)    $    13.1     $  13.1       $  20.6
Discontinued
 operation (k)       ---           ---             ---          (2.8)          1.0         2.1           ---
Cumulative
 effect of
 accounting
 changes (l)         ---           ---             ---           ---           ---       (31.8)         (5.7)
Extraordinary
 items,
 net of
 taxes (m)         (10.3)         (1.1)           (6.6)         (1.1)          ---       (24.0)          ---
                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Net income
 (loss)          $  46.2       $   9.0       $   (62.3)    $    (5.3)    $    14.1     $ (40.6)      $  14.9
                 ============  ============  ============  ============  ============  ============  ============
Primary
 income (loss)
 from
 continuing
 operations
 per share       $   4.17      $   0.73      $    (3.98)   $    (0.10)   $     1.02    $   1.04       $  1.48
Weighted
 average
 number of
 common shares
 outstanding        13.547(n)     13.881          13.998        13.174        12.805      12.604        13.856
Dividends per
 share           $   0.10(n)   $   0.30      $     0.40    $     0.40    $     0.40    $   0.40       $  0.40
Pro forma
 income (loss)
 from
 continuing
 operations
 per share
 under FAS 128:
  Basic          $   4.34      $   0.74      $    (4.04)   $    (0.10)   $     1.02    $   1.04       $  1.48
  Diluted        $   4.17      $   0.73      $    (3.98)   $    (0.10)   $     1.02    $   1.04       $  1.48
Other financial
data:
---------------
 EBITDA(o)       $   74.8      $  89.6       $   111.7     $    85.3     $    96.0     $   6.1        $ 75.6

 Total assets       540.9        806.7           616.0         831.4         929.0     1,024.4         560.3
 Total debt         196.2        285.8           229.3         319.8         415.2       430.2         174.3
 Shareholders'
  equity             14.6(n)     173.7           105.9         162.2         158.7       145.4         185.5
 Capital
  expenditures       15.6         12.0            20.2          31.0          48.5        15.1          20.4
 Depreciation
  and amort.         19.3         31.8            40.8          43.5          38.5        24.4          25.3


Note: The accompanying notes are an integral part of this selected historical financial data.

           NOTES TO SELECTED HISTORICAL FINANCIAL DATA OF SPX
                    (in millions, except per share data)

(a) During the nine months ended September 30, 1997, SPX sold its Sealed Power division for $223 in gross cash proceeds. SPX recorded a pretax gain of $71.9, or $31.2 after-tax. Annual 1996 revenues of this division were approximately $230. See "Pro Forma Adjusted Historical Financial Data of SPX."

(b) During 1996, SPX sold its Hy-Lift division for approximately $15. Annual 1995 revenues of this division were approximately $45. See "Pro Forma Adjusted Historical Financial Data of SPX."

(c) Effective December 31, 1993, SPX acquired the balance of Sealed Power Technologies ("SPT") for $39. SPX previously owned 49% of SPT and accounted for its investment using the equity method. SPT's 1993 revenues were $392. As a result of this acquisition, SPX was required to recognize its share of SPT's losses, $26.9, in 1993. Also, in 1993, SPX initiated consolidation of Sealed Power Europe Limited Partnership which required recognition of cumulative losses of the partnership since its inception, resulting in a charge of $21.5. These charges have been included in other operating expenses, net.

(d) During 1993, SPX acquired Allen Testproducts and its related leasing company for $102. Annual 1992 revenues of this acquisition were approximately $83.

(e) During 1993, SPX divested its Sealed Power Replacement and Truth divisions for a gain of $105.4 ($64.2 after-tax). Annual 1992 revenues of these divisions were approximately $247.

(f)  Other   operating   expenses,    net,   include    goodwill/intangible
     amortization, minority interest, and earnings from equity interests.

(g) Special charges include certain legal costs, restructuring charges, and write-off of goodwill.

(h) During the nine months ended September 30, 1997, SPX recorded a $6.5 charge ($4.2 after-tax) to record anticipated future legal costs associated with ongoing patent litigation.

(i) The restructuring charges in 1996 and 1995 include costs to consolidate five Service Solution divisions and a related early retirement program, costs to downsize several international locations, costs of an additional domestic early retirement program, and costs to close a European foundry. Also during 1996, SPX recognized a $67.8 goodwill write-off, with no related tax benefit. The goodwill was related to the 1988 and 1993 acquisitions of Bear Automotive Company and of Allen Testproducts, respectively.

(j)  During 1993,  SPX recognized a $27.5 ($18.5  after-tax)  restructuring
     charge  to  combine   its  Bear   Automotive   operation   with  Allen
     Testproducts.

(k) During 1995, SPX sold SPX Credit Corporation and recorded a pretax loss of $4.8 ($3.0 after-tax). The financial results of this operation are included as a discontinued operation through the date of divestiture.

(l) During 1993, SPX adopted new accounting methodology for its ESOP and reflected its 49% share of SPT's adoption of SFAS No. 106 regarding accounting for postretirement benefits other than pensions. In 1992, SPX adopted new accounting methodology for postretirement benefits other than pensions and for income taxes.

(m) During the nine months ended September 30, 1997, SPX tendered for substantially all ($126.7) of its outstanding 11-3/4% senior subordinated notes. SPX recorded an extraordinary item, net of taxes, of $10.3 for the costs to purchase the notes. During 1996, SPX purchased $99.9 of these notes and recorded an extraordinary item, net of taxes, of $6.6 for the costs to purchase the notes. During 1995, SPX purchased $31.7 of these notes and recorded an extraordinary item, net of taxes, of $1.1 for the costs to purchase the notes. During 1993, SPX recorded the costs associated with prepayment of certain company and SPT indebtedness totaling $24.0, net of taxes, as an extraordinary item.

(n) During the nine months ended September 30, 1997, SPX purchased 2.147 common shares through a Dutch Auction self-tender offer for $56.00 per share. As of September 30, 1997, SPX had purchased an additional 0.376 shares through open market purchases. Also, concurrent with the Dutch Auction, SPX announced the elimination of quarterly cash dividends and stated that future distributions to shareholders would be in the form of open market purchases of SPX Common Stock, when deemed appropriate by management.

(o) EBITDA represents operating income (loss) before special charges, depreciation and amortization. EBITDA is not presented herein as an alternative measure of operating results, cash flow (as defined by generally accepted accounting principles) or liquidity and does not necessarily represent the cash available to fund cash requirements of the combined company. EBITDA is instead included because it is one measure used by certain investors as an indicator of a company's operating performance and its ability to service indebtedness.


             SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY
                    (in millions, except per share data)

     The following table presents selected historical statement of income and other financial data of the Company. The financial data as of and for the three months ended November 30, 1997 and November 30, 1996 have been derived from the unaudited financial statements of the Company in the Company's Quarterly Reports on Form 10-Q for the three months ended November 30, 1997 and 1996. The financial data as of and for the fiscal years ending August 31, have been derived from the audited financial statements of the Company and selected financial data presented in the Company's 1997 Form 10-K. The operating results for the three months ended November 30, 1997 are not necessarily indicative of the results that may be expected for the year ended August 31, 1998. The Company's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of the Company which are incorporated by reference herein (except for the report of the Company's independent accountants incorporated by reference in the Company's 1997 Form 10-K which is not incorporated herein by reference because the consent of the Company's independent accountants has not yet been obtained). See "Available Information" and "Incorporation of Documents by Reference."



                                                    As of and
                                                    for Three
                                                   months ended
                                                   November 30,            As of and for the fiscal Year ended August 31,
                                             ----------------------- ---------------------------------------------------------
                                               1997         1996        1997       1996         1995       1994        1993
                                               ----         ----        ----       ----         ----       ----        ----
Statement of income data:
-------------------------
Net sales                                    $  889.5     $  850.9   $ 3,568.6    $ 3,128.7   $ 2,717.9  $ 2,229.5   $ 1,944.5
Cost of goods sold                              671.1        635.0     2,707.1      2,309.0     1,932.5    1,571.3     1,378.0
Selling and administrative expenses             159.2        149.2       640.1        574.6       531.3      468.5       420.4
Repositioning and other special charges (a)         -            -       254.1            -           -          -           -
Gain on sales of businesses (b)                     -            -       (28.6)           -           -          -           -
                                             --------     --------   ---------    ---------   ---------  ---------   ---------
Income (loss) from operations                    59.2         66.7        (4.1)       245.1       254.1      189.7       146.1
Interest expense, net                             9.8          8.0        40.6         32.9        23.6       11.7         8.5
                                             --------     --------   ---------    ---------   ---------  ---------   ---------
Income (loss) before taxes                       49.9         58.7       (44.7)       212.2       230.5      178.0       137.6
Provision for taxes                              16.8         20.6         2.2         70.0        76.1       56.9        44.0
                                             --------     --------   ---------    ---------   ---------  ---------   ---------
Income (loss) before cumulative
 effect of accounting change                     32.6         38.1       (46.9)       142.2       154.4      121.1        93.6
Cumulative effect of accounting change (c)          -            -           -            -           -        2.6           -
                                             --------     --------   ---------    ---------   ---------  ---------   ---------
Net income (loss)                            $   32.6     $   38.1   $   (46.9)   $   142.2    $  154.4   $  123.7   $    93.6
                                             ========     ========   ==========   =========    ========   ========   =========
Average shares outstanding                     63.132       62.347      62.601       61.919      59.476    58.996       58.560
Primary net income (loss) per share (d)      $   0.52     $   0.61   $   (0.75)   $    2.30    $   2.60  $   2.10    $    1.60
Dividends per share                          $  0.225     $   0.22   $    0.89    $    0.85    $   0.79  $   0.73    $    0.70

Other financial data:
--------------------
EBITDA (e)                                   $   88.9     $   93.9   $   335.3    $   336.0    $  330.7  $  253.9    $   205.8
Total assets                                  2,365.5      2,453.8     2,374.2      2,130.8     1,961.0   1,577.4      1,263.3
Total debt                                      761.4        769.9       757.9        495.9       507.1     308.3        164.2
Shareholders' equity                            937.0      1,039.5       913.7      1,008.9       909.3     799.0        713.8
Capital expenditures                             31.5         28.1       149.2        104.4       103.9      73.8         41.5
Depreciation and amortization                    29.7         27.2       113.9         90.9        76.6      64.2         59.7


Note: The accompanying notes are an integral part of this selected historical financial data.


      NOTES TO SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY
                    (in millions, except per share data)

(a) During the Company's fourth quarter of fiscal 1997, the Company recorded repositioning and other special charges of $254.1, pretax. The repositioning charge included expenses related to facility realignments and rationalizations, and the write-down to net realizable value of businesses to be disposed. In addition, goodwill associated with brand names no longer in use was written off, inventory related to discontinued and rationalized product lines was written down, property, plant and equipment idled by facility closures and product line rationalizations were reduced, and other investments and deferred customer acquisition costs were written off.

(b) During fiscal 1997, the Company sold two divisions for gross proceeds of $75.9. The Company reported a pretax gain of $28.6.

(c) During fiscal 1994, the Company adopted a new accounting methodology for income taxes.

(d) The Company indicates that pro forma diluted loss per share would have been less than the reported loss per share for the year ended August 31, 1997.

(e) EBITDA represents operating income (loss) before repositioning and other special charges, gain on sales of businesses, depreciation and amortization. EBITDA is not presented herein as an alternative measure of operating results, cash flow (as defined by generally accepted accounting principles) or liquidity and does not necessarily represent the cash available to fund cash requirements of the combined company. EBITDA is instead included because it is one measure used by certain investors as an indicator of a company's operating performance and its ability to service indebtedness.


 SELECTED CONDENSED PRO FORMA COMBINED FINANCIAL DATA OF SPX AND THE COMPANY
                              (unaudited)
                 (in millions, except per share data)

     The following table presents selected pro forma combined statement of income and other financial data of SPX and the Company. The information is presented as if the Offer and the Merger of SPX and the Company occurred on September 1, 1996 for statement of income and related data and on November 30, 1997 for balance sheet and related data. This pro forma data assumes that the Offer and the Merger are effected by the exchange of shares of SPX Common Stock and cash for Shares. The pro forma data assumes SPX will exchange 0.4796 shares of SPX Common Stock and $12.00 cash for each Share, whereby 30.731 million shares of SPX Common Stock and $768.9 of cash are issued in exchange for all outstanding Shares and equivalent Shares. The Offer and the Merger will be accounted for as a reverse acquisition as the shareholders of the Company will own a majority of the outstanding shares of SPX Common Stock upon completion of the transaction. Accordingly, for accounting purposes, SPX is treated as the acquired company and the Company is considered to be the acquiring company. The purchase price will be allocated to the assets and liabilities assumed of SPX based on their estimated fair market values at the acquisition date. Under reverse acquisition accounting, the purchase price of SPX is based on the fair market value of SPX's Common Stock at the date of acquisition. The cash portion of the Offer and the Merger will be accounted for as a dividend by SPX. SPX's financial position and results of operations will not be included in the Company's consolidated financial statements prior to the date the Merger is consummated. See "Pro Forma Condensed Combined Financial Data" included elsewhere herein for additional information regarding this pro forma information.

     The selected pro forma combined financial data is intended for information purposes, and does not purport to represent what the combined entity's results of continuing operations or financial position would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period.

     The selected pro forma combined financial data does not give effect to any restructuring costs, nor to any cost savings that could result from the combination of the companies. Any integration and rationalization of the operations of the Company may include certain costs which may in turn result in a charge to earnings. Such a charge, which cannot now be quantified, may be material and would be recognized in the period in which such a restructuring occurs. SPX management believes that SPX can achieve approximately $125 of annualized expense savings, which have not been reflected in the pro forma combined financial data. Upon consummation of the Offer, the actual financial position and results of operations of SPX will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the date of the pro forma financial information and the date on which the offer is consummated and thereafter, as well as the factors discussed under "Risk Factors."


                                 As of and for the    As of and for the
                                three months ended       year ended
                               November 30, 1997 (a)  August 31, 1997 (b)
                               ---------------------  -------------------
Statement of income data (e):
-----------------------------
Revenues                         $           1,103.2  $           4,394.0
Cost of products sold                          824.2              3,306.1
Selling, general and
 administrative expense                        202.4                812.1
Other operating expenses, net                    6.4                 25.5
Special charges and gains                          -                307.2
                                             -------              -------
Operating income (loss)          $              70.2  $             (56.9)
Other expense (income), net                     (0.4)                (2.3)
Interest expense, net                           33.8                136.7
                                 -------------------  --------------------
Income (loss) before income taxes               36.8               (191.3)
Provision (benefit) for
  income taxes                                  13.5                (19.7)
                                 -------------------  --------------------
Income (loss) before
  extraordinary item (c)         $              23.3  $            (171.6)
                                 ===================  ====================
Primary income (loss) per
  share (c)                      $              0.54  $             (3.84)
Weighted average number of
 common shares outstanding                    43.129               44.664
Dividends per share (d)          $                 -  $              0.30
Pro forma income (loss) per
share under
 FAS 128:
  Basic                          $              0.55  $             (3.87)
  Diluted                        $              0.54  $             (3.84)

Other financial data:
--------------------
EBITDA (e)                       $             112.6  $             415.8
Total assets                                 4,007.6              4,017.1
Total debt                                   1,779.1              1,776.7
Shareholders' equity                         1,195.5              1,172.2
Capital expenditures                            36.5                166.7
Depreciation and amortization                   42.4                165.5


Note: The accompanying notes are an integral part of this selected pro forma combined financial data.


       NOTES TO SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                          OF SPX AND THE COMPANY
                                (unaudited)
                    (in millions, except per share data)

(a) Pro forma information as of and for the three months ended November 30, 1997 includes the actual historical results of SPX for the three months ended September 30, 1997 (the fiscal quarter end of SPX nearest to November 30, 1997) and the actual historical results of the Company as of and for the three months ended November 30, 1997.

(b) Pro forma information for the year ended August 31, 1997 includes the pro forma adjusted historical results of SPX for the twelve months ended June 30, 1997 (the fiscal twelve month period of SPX nearest to August 31, 1997) and the actual historical results of the Company for the year ended August 31, 1997. The pro forma adjusted historical results of SPX for the twelve months ended June 30, 1997 reflect SPX's February 1997 disposition of the Sealed Power division and its November 1996 disposition of the Hy-Lift division, as if such dispositions occurred on July 1, 1996. See "Pro Forma Adjusted Historical Financial Data of SPX," presented elsewhere herein.

(c) Excluding special charges and gains, pro forma income before extraordinary item would have been $69.5, or $1.56 per share for the year ended August 31, 1997. Additionally, SPX management believes that the combined entity can achieve approximately $125 of annualized expense savings, which have not been reflected in the pro forma results. If such savings were assumed to be achieved, pro forma income before extraordinary item and special charges and gains would have been $42.7, or $0.99 per share, and $147.0, or $3.29 per share, for the three months ended November 30, 1997 and for the year ended August 31, 1997, respectively.

(d) Represents the historical quarterly cash dividend per share of SPX for the periods presented. In April of 1997, SPX eliminated its quarterly cash dividend and stated that future distributions to shareholders would be in the form of open market purchases of SPX Common Stock when deemed appropriate by management.

(e) EBITDA represents operating income (loss) before special charges and gains, depreciation and amortization. EBITDA is not presented herein as an alternative measure of operating results, cash flow (as defined by generally accepted accounting principles) or liquidity and does not necessarily represent the cash available to fund cash requirements of the combined company. EBITDA is instead included because it is one measure used by certain investors as an indicator of a company's operating performance and its ability to service indebtedness.

                                RISK FACTORS

     In addition to the other information in this Prospectus, the following are certain factors that should be considered by holders of Shares in evaluating the Offer and an investment in SPX Common Stock.

FIXED EXCHANGE RATIO DESPITE CHANGE IN RELATIVE STOCK PRICES

     The Consideration includes 0.4796 Share of SPX Common Stock. This is a fixed exchange ratio and will not be adjusted in the event of any increase or decrease in the market price of either SPX Common Stock or the Shares between the date hereof and the Expiration Date. The price of SPX Common Stock on the Expiration Date may be higher or lower than its price on the date of this Prospectus. Such variations may be the result of changes in the business, operations or prospects of SPX or the Company, market assessments of the likelihood that the Offer will be consummated and the timing thereof, general market and economic conditions or other factors. The Expiration Date will occur as soon as practicable following the satisfaction or waiver (where permissible) of the conditions to the Offer. Tendering shareholders of the Company are urged to obtain current market quotations for SPX Common Stock and the Shares. See "The Offer--Conditions of the Offer" and "Market Prices and Dividends."

LEVERAGE

     After consummation of the Offer and the Merger, SPX will be more highly leveraged than are either SPX or the Company, or both of the companies combined, at present, with substantial debt service obligations, including principal and interest obligations, with respect to indebtedness of as much as $2.4 billion. As such, SPX may be particularly susceptible to adverse changes in its industry, the economy and the financial markets generally. Moreover, SPX's conduct of its business may be more circumscribed, and its ability to incur additional debt may be more limited, than at present by restrictive covenants which will be contained in agreements evidencing the Financing. In particular, any debt incurrence restrictions may limit SPX's ability to service its existing debt obligations through additional debt financing if cash flow from operations is insufficient to service such obligations. The Financing will bear interest at floating rates, and an increase in interest rates could adversely affect SPX's ability to service its debt obligations.

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING COST SAVINGS

     The success of the Proposed Business Combination will in large part be dependent on the ability, following the Offer and the Merger, to realize cost savings and, to a lesser extent, to consolidate operations and integrate processes. While SPX believes that it can obtain cost savings of at least $125 million in the first year, the realization of savings is dependent to a large extent on the planned reduction of headcount at the Company. There can be no assurance that the timing and magnitude of headcount reductions will occur as planned. The integration of businesses, moreover, involves a number of risks, including the diversion of management's attention to the assimilation of the operations from other business concerns, delays or difficulties in the actual integration of operations or systems, and challenges in retaining customers and key personnel of the acquired company. There can be no assurance that future consolidated results will improve as a result of the Proposed Business
Combination, or that the timing or extent to which cost savings and efficiencies anticipated by SPX will be achieved. The pro forma financial statements contained in this Prospectus do not include the impact, positive or negative, of any cost savings or efficiencies related to anticipated future actions. The anticipated cost savings have been developed solely by the management of SPX and are based on SPX's best judgments and knowledge of the Company's operations derived from publicly available information, and in reliance on that information being accurate and complete, together with SPX's knowledge and experience in the vehicle components industry.

DEPENDENCE ON KEY PERSONNEL

     SPX is dependent on the continued services of its management team, including John B. Blystone, Chairman of the Board, President and Chief Executive Officer. Although SPX believes it could replace key employees in an orderly fashion should the need arise, the loss of such personnel could have a material adverse effect on SPX.

DIVIDENDS

     The Company recently paid its 155th consecutive dividend. In April 1997, SPX eliminated its quarterly cash dividend and stated that future distributions to shareholders would be in the form of open market purchases of SPX Common Stock when deemed appropriate by management. SPX does not anticipate that this policy will change. There can be no assurance that distributions to shareholders will be permitted under SPX's new credit and other debt agreements.

RELIANCE ON MAJOR CUSTOMERS

     Sales to GM, Ford and Chrysler accounted for approximately 20%, 11%, and 6% respectively of SPX's revenues for the year ended December 31, 1996. The loss of GM, Ford or Chrysler or of any of SPX's other significant customers could have a material adverse effect on SPX. There is substantial and continuing pressure from the major OEMs to reduce costs, including the cost of products and services purchased from outside suppliers such as SPX. If in the future SPX were unable to generate sufficient cost savings to offset price reductions, SPX's gross margins could be adversely affected.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER, BY-LAW AND STATUTORY PROVISIONS

     Certain provisions of SPX's Certificate of Incorporation and By-Laws may inhibit changes in control of SPX not approved by the SPX's Board of Directors. These provisions include: (i) a staggered Board of Directors;
(ii) a prohibition on stockholder action through written consents; (iii) a requirement that special meetings of stockholders be called only by SPX's Board of Directors; (iv) advance notice requirements for stockholder proposals and nominations; (v) limitations on the ability of stockholders to amend, alter or repeal the By-Laws; and (vi) the authority of SPX's Board of Directors to issue, without shareholder approval, preferred stock with such terms as SPX's Board of Directors may determine. SPX will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Comparison of Rights of Holders of Shares and SPX Common Stock."

                           REASONS FOR THE OFFER

     On February 17, 1998, SPX delivered a letter to the Board of Directors of the Company proposing to enter into the Proposed Business Combination with the Company, pursuant to which shareholders of the Company would receive for each Share the Consideration in the amount of $12.00 net in cash and 0.4796 share of SPX Common Stock. Based on the $75-1/16 closing price of a share of SPX Common Stock on the NYSE Composite Tape on February 13, 1998, the last trading date preceding the date of the first public announcement of the Proposed Business Combination, the Consideration of $48.00 represents a 23% premium over the $38-7/8 price at which a Share closed on the NYSE Composite Tape on February 13, 1998 and a 32% premium over the average trading price at which a Share closed on the NYSE during the 30 trading days preceding that date. Immediately following consummation of the Proposed Business Combination and after giving effect to the issuance of the SPX Common Stock in the transaction, the shareholders of the Company (other than SPX) would own approximately 70% of the then outstanding shares of SPX Common Stock.

     With its letter to the Board of Directors of the Company, SPX delivered a proposed merger agreement to the Company in contemplation of arriving at a negotiated transaction. That agreement provides for a single-step "cash election" merger of the Company into a subsidiary of SPX in which each outstanding Share would be converted into the right to receive the Consideration (with shareholders able to elect to receive instead all cash, in the amount of $48.00 per Share, or all stock, in the amount of 0.6395 share of SPX Common Stock per Share, subject to proration) in a partially tax-free reorganization. However, because of the Company's negative responses to SPX's approaches over the several months prior to February 17, 1998 (see "Background"), SPX also filed a Registration Statement, of which this Prospectus is part, with the Commission, so that the Proposed Business Combination may be effected by means of the Offer, to be followed by the Merger in which each Share not purchased in the Offer would be converted into the right to receive the Consideration. The exchange of Shares for the Consideration in the Offer and the Merger will be a taxable transaction. See "The Offer--Certain Federal Income Tax Consequences."

     The Company has not provided SPX with information that might be relevant to the structuring of the Merger. SPX therefore reserves the right to change the structure of the Merger upon receipt of such information. If the Merger is consummated, the Company will become a wholly owned subsidiary of SPX. If the Minimum Tender Condition is satisfied and the other Offer Conditions are satisfied or waived and the Offer is consummated, SPX will own at least 66-2/3% of the outstanding Shares, and SPX will have sufficient voting power in the Company to approve the Merger independent of the votes of any other shareholders of the Company.

     SPX believes that the Offer is in the best interests of the Company's shareholders because, among other things, the Consideration will allow shareholders of the Company to realize a substantial premium for their Shares in cash immediately, while continuing, through their ownership of SPX Common Stock, to participate in the future growth of the combined companies.

                          BACKGROUND OF THE OFFER

     In February 1997, John B. Blystone, Chairman and Chief Executive Officer of SPX, met with Trevor O. Jones, then Chairman and interim President and Chief Executive Officer of the Company, to propose that the two companies explore a business combination. Mr. Jones did not follow up on this meeting. In November 1997, Mr. Blystone met for several hours with Larry W. McCurdy, who had succeeded Mr. Jones as President and Chief Executive Officer, to discuss a strategic merger between the two companies, and on November 24, 1997, Patrick J. O'Leary, SPX's Vice President - Finance and Chief Financial Officer, met with Robert Tobey, the Company's Vice President - Corporate Development. These discussions were not fruitful, and SPX was informed that the Company had no interest in a business combination with SPX.

     On December 12, 1997, Mr. Blystone wrote a letter to Mr. McCurdy setting out the strategic rationale of a business combination of the two companies and the benefits to the Company's shareholders of the transaction. Although the letter stated that SPX anticipated a price in the $40's range, Mr. Blystone advised Mr. McCurdy that SPX would be willing to revise its thinking if the Company could identify greater value in the transaction. Mr. Blystone, in his letter, further suggested that the letter be shared with the Company's Board of Directors and offered to meet with and make a presentation to the Board about any and all aspects of the proposed transaction.

     On December 17, 1997, Mr. Blystone received a letter from Mr. McCurdy stating that Mr. McCurdy had shared Mr. Blystone's views with the Company's Board of Directors, and that the Company's and the Board's position remained that the Company had no interest in further discussions with SPX.

     On December 18, 1997, Mr. Blystone sent a letter to each member of the Company's Board enclosing a copy of his December 12 letter and reiterating the merits of a strategic combination. Mr. Blystone once again offered to meet personally with and make a presentation to the Company's Board of Directors.

     On December 23, 1997, Mr. Blystone received a letter from Mr. McCurdy advising that the Company's Board of Directors was of the unanimous view that the Company did not have an interest in pursuing discussions with SPX.

     On January 6, 1998, SPX notified the Company that it was that day making an HSR Filing under the HSR Act seeking to acquire up to 100% of the voting securities of the Company.

     On January 8, 1998, Mr. McCurdy wrote to Mr. Blystone acknowledging receipt of notice of the HSR Filing and advising SPX that the Company and its advisors stood ready to aggressively defend its shareholders' interests.

     On February 17, 1998, SPX sent the Board of Directors of the Company a letter setting forth the Proposed Business Combination and its merits and reaffirming its desire to enter into a negotiated transaction.

     On the same day, SPX filed a Registration Statement, of which this Prospectus is part, with the Commission. Concurrently, SPX filed preliminary solicitation materials with the Commission for use in soliciting Demands from the shareholders of the Company that a Special Meeting be called and held for the purpose of removing the current Board of Directors of the Company and replacing them with SPX's nominees. Under the Connecticut Business Act, holders of outstanding Shares representing in the aggregate at least 35% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting have the right to demand that a Special Meeting be called and held. On February 17, 1998, SPX also delivered to the Company its Demand that the Special Meeting be called and held. SPX also made a written request under the Connecticut Business Act for access to the Company's shareholder list for the purpose of communicating directly with the Company's shareholders.

                            THE SPECIAL MEETING

     On February 17, 1998, SPX filed solicitation materials with the Commission to solicit Demands for the Company to call and hold a Special Meeting, and delivered its Demand to the Company. Along with its Demand, SPX presented four proposals for consideration at the Special Meeting: (i) to repeal any provision of the Company's By-Laws or amendment to the Company's By-Laws adopted by the Board of Directors of the Company or any Committee thereof at any time after April 3, 1997 (the date of the last set of By-Laws publicly filed by the Company) and before the effectiveness of the last of the proposals to be voted on at the Special Meeting; (ii) to vote upon a proposal to remove all of the current members of the Board of Directors of the Company; (iii) to vote upon a proposal to amend the By-Laws of the Company to fix the number of directors of the Company at five; and (iv) to elect SPX's five nominees (the "SPX Nominees") to the Board of Directors of the Company.

     SPX has been attempting to negotiate a transaction with the Company for close to a year. The Company, however, in past meetings and correspondence with SPX has consistently informed SPX that the Company and its Board of Directors have no interest in pursuing discussions with SPX.

     Moreover, the Rights Agreement effectively prevents SPX from consummating the Offer and the Merger without the approval of the Company's Board of Directors. Likewise, the Connecticut Business Act presents certain obstacles to the consummation of the Offer and the Merger absent Board approval. See "The Offer--The Rights" and "--Conditions to the Offer" and "Comparison of Rights of Holders of Shares and SPX Common Stock."

     SPX expects that if the SPX Nominees are elected, they will act to facilitate the consummation of the Proposed Business Combination, subject to their fiduciary duties as Directors of the Company. More specifically, SPX expects that the SPX Nominees will, subject to their fiduciary duties as Directors of the Company, amend the Rights Agreement so that the Rights Agreement will not be applicable to the Offer or, if the Rights Agreement can no longer be amended, cause the redemption of the Rights, thereby causing the Rights Plan Condition to be satisfied. Likewise, SPX expects that the SPX Nominees will, subject to their fiduciary duties as Directors of the Company, approve the Offer and the Merger or take such other actions so that the restrictions contained in the Business Combination Statutes will not be applicable thereto, thereby causing the Business Combination Statutes Condition to be satisfied.

     Under the Connecticut Business Act and the Company's By-Laws, a special meeting of the Company's shareholders may be called by one or more holders of Shares representing in the aggregate at least 35% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting. According to the Company's By-Laws, each holder of Shares is entitled to one vote per Share held. According to the Company's 1998 First Quarter Form 10-Q, as of December 31, 1997, there were 63,169,129 Shares outstanding. Based on such number (which does not take into account any Shares that after such date may have been repurchased by the Company or issued by the Company pursuant to outstanding options or otherwise) and the fact that SPX owns 1,150,150 Shares and has executed a Demand with respect to its Shares, Demands from holders of an aggregate of at least 20,959,046 additional Shares will be required to call the Special Meeting. The By-Laws of the Company provide that, upon written request of the requisite holders, the President of the Company shall call a Special Meeting. Following receipt of Demands from holders of the requisite amount of Shares, SPX will deliver the Demands to the Secretary of the Company and request that officer forthwith to cause appropriate notice of the Special Meeting to be given to the Company's shareholders entitled thereto.

                                 THE OFFER

GENERAL

     SPX hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange the Consideration, in the amount of $12.00 in cash and 0.4796 of a share of SPX Common Stock, for each outstanding Share validly tendered on or prior to the Expiration Date and not withdrawn.

     Tendering shareholders will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Except as set forth in the Instructions to the Letter of Transmittal, transfer taxes on the exchange of Shares pursuant to the Offer will be paid by or on behalf of SPX.

     The purpose of the Offer is to enable SPX to obtain control of, and ultimately the entire equity interest in, the Company. SPX presently intends, as soon as practicable after consummation of the Offer, to seek to have the Company effect the Merger. In the Merger, each outstanding Share (other than Shares owned by SPX or any of its affiliates, Shares held in the Company's treasury or by any subsidiary of the Company and Shares owned by the Company's shareholders who perfect dissenters' rights under Connecticut law) would be converted into the right to receive the Consideration. See "The Merger."

     SPX's obligation to exchange the Consideration for Shares pursuant to the Offer is conditioned on the satisfaction of the Minimum Tender Condition, the SPX Stockholder Approval Condition, the Rights Plan Condition, the Business Combination Statutes Condition, the Financing Condition and the other conditions as set forth under "Certain Conditions of the Offer."

     According to the Company's 1998 First Quarter Form 10-Q, on December 31, 1997 there were 63,169,129 Shares outstanding. SPX owns 1,150,150 Shares. In the event that SPX acquires all of the Shares pursuant to the Offer and the Merger, then immediately following consummation of the Merger, and after giving effect to the issuance of SPX Common Stock in the Offer and the Merger, shareholders of the Company (other than SPX) would own approximately 70% of the then outstanding shares of SPX Common Stock. If 66-2/3% of the Shares are purchased in the Offer, such ownership percentage would be approximately 61% immediately following consummation of the Offer and after giving effect to the issuance of SPX Common Stock in the Offer.

     SPX has requested use of the Company's shareholder list and security position listings for the purpose of communications with shareholders and disseminating the Offer to holders of Shares. This Prospectus and the related Letter of Transmittal and other relevant materials may be mailed to record holders of Shares and may be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by SPX following receipt of such list or listings from the Company.

THE RIGHTS

     No separate payment will be made by SPX for the Rights pursuant to the Offer. Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares. The Rights are currently evidenced by the certificates for the Shares and the tender by a shareholder of his or her Shares prior to the Distribution Date (as defined below) will also constitute a tender of the associated Rights. The "Distribution Date" is defined as the earlier of the following dates: (i) the close of business on the tenth day following a public announcement that a person has acquired beneficial ownership of 20% or more of the outstanding Shares (an "Acquiring Person") or (ii) the close of business on the tenth business day (or such later date as the Board may determine prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer which would result in the person making the offer becoming an Acquiring Person. As soon as practicable after the Company has notified the Rights Agent of the occurrence of the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to holders of record of the Shares as of the close of business on the Distribution Date and such separate Rights certificates alone will evidence the Rights. The Distribution Date will occur on [ ,] 1998 (i.e., the tenth business day following the commencement by SPX of the Offer) unless prior to such date the Board of Directors of the Company determines to choose a later date for the Distribution Date.

     If the Distribution Date occurs and separate certificates representing the Rights are distributed by the Company or the Rights Agent to holders of Shares prior to the time that a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a Book-Entry Confirmation (as defined in "--Procedure for Tendering" below) must be received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If a Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to the shareholder receiving the certificates for Rights by use of the guaranteed delivery procedure described under "--Procedure for Tendering" below.

TIMING OF THE OFFER

     The Offer is currently scheduled to expire at 12:00 midnight New York City time on [ ], 1998; however, it is SPX's current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "-- Extension, Termination and Amendment." SPX has received a highly confident letter from CIBC and its affiliate, CIBC Oppenheimer, in which they stated that they are highly confident of their ability to raise the Financing. SPX believes it is highly unlikely that it will not have obtained the Financing prior to five business days before the Expiration Date; however, in this unlikely event, SPX currently intends to extend the Offer to ensure that five business days remain for shareholders to tender their Shares in the Offer subsequent to obtaining financing.

     In connection with the Offer, SPX is soliciting Demands from the shareholders of the Company that a Special Meeting be called and held for the purpose of, among other things, removing the current Board of Directors of the Company and electing SPX's Nominees in their place. The Company does not have a staggered Board. If SPX is successful in procuring Demands from the requisite 35% holders of voting power so that a Special Meeting for those purposes is called and held, SPX intends to solicit proxies for use at the Special Meeting to effect such removal and election. SPX does not intend to call a special meeting of its own stockholders to approve the issuance of shares of SPX Common Stock in connection with the Offer and thereby satisfy the SPX Stockholder Approval Condition, until the required number of Demands have been received to call the Special Meeting.

EXTENSION, TERMINATION AND AMENDMENT

     SPX expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in "-- Conditions of the Offer" shall have occurred or shall have been determined by SPX to have occurred, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension will be announced no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that SPX will exercise its right to extend the Offer. However, it is SPX's current intention to extend the Offer until all conditions to the Offer have been satisfied or waived. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares. See "-- Withdrawal Rights."

     Subject to the applicable rules and regulations of the Commission, SPX also reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for exchange of, or, regardless of whether such Shares were theretofore accepted for exchange, exchange of any Shares pursuant to the Offer, or to terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied, and (ii) to waive any condition (other than the SPX Stockholder Approval Condition and the condition relating to the effectiveness of the Registration Statement) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which SPX may choose to make any public announcement, SPX shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     SPX confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, SPX will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Date, SPX shall increase or decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for exchange pursuant to the Offer, and, if at the time notice of any such increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

EXCHANGE OF SHARES; DELIVERY OF SPX COMMON STOCK AND CASH CONSIDERATION

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), SPX will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, SPX expressly reserves the right to delay acceptance for exchange or the exchange of Shares in order to comply with any applicable law. In all cases, exchange of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares in the Exchange Agent's account at The Depository Trust Company or The Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and collectively the "Book-Entry Transfer Facilities")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

     For purposes of the Offer, SPX will be deemed to have accepted for exchange Shares validly tendered and not withdrawn as, if and when SPX gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares pursuant to the Offer. Delivery of the Consideration in exchange for Shares pursuant to the Offer, and cash in lieu of fractional shares of SPX Common Stock, will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering shareholders for the purpose of receiving the Consideration and cash to be paid in lieu of fractional shares of SPX Common Stock from SPX and transmitting the Consideration and cash to tendering shareholders. Under no circumstances will interest with respect to fractional shares be paid by SPX by reason of any delay in making such exchange.

     If any tendered Shares are not accepted for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered or are exchanged, certificates for such unexchanged Shares will be returned without expense to the tendering shareholder or, in the case of Shares tendered by book-entry transfer of such Shares into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the procedures set forth below under "-- Procedure for Tendering," such Shares will be credited to an account maintained within such Book-Entry Transfer Facility as soon as practicable following expiration or termination of the Offer.

CASH IN LIEU OF FRACTIONAL SHARES OF SPX COMMON STOCK

     No certificates representing fractional shares of SPX Common Stock will be issued pursuant to the Offer. In lieu thereof, each tendering shareholder who would otherwise be entitled to a fractional share of SPX Common Stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) times the closing price for shares of SPX Common Stock on the NYSE Composite Tape on the date such shareholder's Shares are accepted for exchange by SPX.

WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by SPX for the Consideration pursuant to the Offer, may also be withdrawn at any time after [ ], 1998.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus, and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares.

     The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth below under "--Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by SPX, in its sole discretion, which determination shall be final and binding. Neither SPX, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described under "-- Procedure for Tendering" at any time prior to the Expiration Date.

     A withdrawal of Shares shall also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn.

PROCEDURE FOR TENDERING

     For a shareholder validly to tender Shares pursuant to the Offer, (i) a properly completed and duly exercised Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and either certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender received (such confirmation, a "Book-Entry Confirmation")), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Exchange Agent, and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that SPX may enforce such agreement against such participant.

     Shareholders  will be  required  to tender  one  Right for each  Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights. If the Distribution Date occurs and separate certificates representing the Rights are distributed by the Company or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a Book-Entry Confirmation received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a shareholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. If Rights certificates are distributed but are not available to a shareholder prior to the time Shares are tendered pursuant to the Offer, a tender of Shares constitutes an agreement by the tendering shareholder to deliver to the Exchange Agent pursuant to the guaranteed delivery procedure described below, prior to the expiration of the period to be specified in the Notice of Guaranteed Delivery and the related Letter of Transmittal for delivery of Rights certificates or a Book-Entry Confirmation for Rights (the "Rights Delivery Period"), Rights certificates representing a number of Rights equal to the number of Shares tendered. If Rights certificates are distributed, SPX will distribute a separate letter of transmittal for such Rights certificates. If Rights certificates are tendered separately from Shares, then a properly completed letter of transmittal for Rights certificates (or manually executed facsimile thereof) must be submitted with respect to such Rights. SPX reserves the right to require that it receive such Rights certificates (or a Book-Entry Confirmation with respect to such Rights) prior to accepting Shares for exchange.

     Nevertheless, SPX will be entitled to accept for exchange Shares tendered by a shareholder prior to receipt of the Rights certificates required to be tendered with such Shares or a Book-Entry Confirmation for such Rights and either (i) subject to complying with applicable rules and regulations of the Commission, withhold payment for such Shares pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights or (ii) exchange Shares accepted for exchange pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights in reliance upon the guaranteed delivery procedure described below. In addition, after expiration of the Rights Delivery Period, SPX may instead elect to reject as invalid a tender of Shares with respect to which Rights certificates or a Book-Entry Confirmation for an equal number of Rights have not been received by the Exchange Agent. Any determination by SPX to make payment for Shares in reliance upon such guaranteed delivery procedure or, after expiration of the Rights Delivery Period, to reject a tender as invalid, shall be made, subject to applicable law, in the sole and absolute discretion of SPX.

     The Exchange Agent will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of the mailing of this Prospectus, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of the Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facilities, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth on the back cover of this Prospectus prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. No assurance can be given, however, that book-entry delivery of Rights will be available. If book-entry delivery is not available, a tendering shareholder will be required to tender Rights by means of delivery of Rights certificates or pursuant to the guaranteed delivery procedure set forth below.

     Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution, except in cases in which Shares are tendered (i) by a registered holder of Shares (including any participant in one of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of Shares) who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the certificates for Shares or Rights (if any) are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged Shares or Rights (if any) are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     To prevent backup U.S. federal income tax withholding equal to 31% of the gross proceeds (i.e., SPX Common Stock and cash) payable pursuant to the Offer, each shareholder who does not otherwise establish an exemption from backup withholding must notify the Exchange Agent of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing, under penalties of perjury, a Substitute Form W-9 included in the Letter of Transmittal. Noncorporate foreign shareholders should generally complete and sign a form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Exchange Agent, in order to avoid backup withholding.

     If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available or such shareholder cannot deliver the certificates and all other required documents to the Exchange Agent prior to the Expiration Date or such shareholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (a)  such tenders are made by or through an Eligible Institution;

     (b)  a  properly  completed  and duly  executed  Notice of  Guaranteed
          Delivery, substantially in the form made available by SPX, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

     (c) the certificates for all tendered Shares (or a confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     In all cases, exchanges of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for Shares (or timely confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), or an Agent's Message in connection with a book-entry transfer, and any other required documents. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or confirmations of book-entry transfers of such Shares are actually received by the Exchange Agent.

     By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of SPX as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for exchange by SPX and with respect to any and all other Shares and other securities issued or issuable in respect of the Shares on or after [ ], 1998. Such appointment is effective, and voting rights will be effected, when and only to the extent that SPX deposits the Consideration for Shares tendered by such shareholder with the Exchange Agent. All such proxies shall be considered coupled with an interest in the tendered Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by such shareholder will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). SPX's designees will, with respect to the Shares for which the appointment is effective, be empowered, among other things, to exercise all voting and other rights of such shareholder as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Company shareholders, by written consent in lieu of any such meeting or otherwise. SPX reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon SPX's exchange of such Shares, SPX must be able to exercise full voting rights with respect to such Shares.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares will be determined by SPX, in its sole discretion, which determination shall be final and binding. SPX reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of SPX's counsel, be unlawful. SPX also reserves the absolute right to waive any of the conditions of the Offer (other than the SPX Stockholder Approval Condition and the condition relating to the effectiveness of the Registration Statement), or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities in such tender have been cured or waived. Neither SPX, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. SPX's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

     The tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Company shareholder and SPX upon the terms and subject to the conditions of the Offer.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material anticipated federal income tax consequences of the Offer and the Merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's particular circumstances, and may not apply to Company shareholders in special tax situations (such as insurance companies, regulated investment companies, financial institutions, dealers in securities, tax exempt organizations, persons who hold Shares as part of a "straddle", "hedging" or "conversion" transaction or persons whose functional currency (as defined in section 985 of the Internal Revenue Code of 1986, as amended (the "Code")) is not the United States dollar) or to shareholders who acquired their Shares pursuant to the exercise of employee stock options or warrants, or otherwise as compensation. The summary also does not discuss the tax consequences to holders of Company warrants or stock options, nor to persons who exercise dissenters' rights in the Merger. The discussion below applies only to shareholders who hold their Shares as capital assets, within the meaning of
Section 1221 of the Code. This discussion is based upon laws, regulations, rulings, administrative pronouncements and decisions, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect), and no ruling has been or will be requested from the Internal Revenue Service on the tax consequences of the Offer and the Merger.

     The discussion below applies only to a United States Person. As used herein, the term United States Person means (a) a citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Persons have the authority to control all substantial decisions of the trust.

     Tax Treatment of the Offer and the Merger. The exchange of Shares for cash and SPX Common Stock pursuant to the Offer or the Merger (or both) will be a taxable transaction for U.S. federal income tax purposes, and may also be taxable under applicable state, local and foreign tax laws. Although, as described below, the exchange of Shares in the Offer and the Merger is likely to be governed in part by Section 304 of the Code, in general (subject to the discussion below with respect to shareholders owning, directly or constructively, stock in both the Company and SPX other than the SPX Common Stock received in the Offer or the Merger (see "--Shareholders Owning Both Shares and SPX Common Stock," below)), for U.S. federal income tax purposes, each shareholder will recognize capital gain or loss equal to the difference between (x) the amount of cash and the fair market value of the shares of SPX Common Stock received and (y) the shareholder's adjusted tax basis in the Shares exchanged therefor. Calculation of gain or loss must be made separately for each block of Shares exchanged by a shareholder. Any gain recognized will (in the case of individual shareholders) be subject to reduced rates of taxation if the shareholder's holding period for the Shares exceeds 12 months, subject to further reduction in the case of Shares held for more than 18 months. The shareholder will have a tax basis in the SPX Common Stock received equal to the fair market value thereof, and the shareholder's holding period for the SPX Common Stock will begin on the day following the date of the exchange.

     Shareholders  Owning  Both  Shares  and SPX  Common  Stock.  If, as is
believed likely, the Offer and the Merger are treated as a single integrated transaction for U.S. federal income tax purposes, the portion of a shareholder's Shares exchanged for cash attributable to SPX (the "SPX Cash") should be treated as a deemed distribution in redemption of SPX Common Stock it owns or is considered to own pursuant to Section 304 of the Code. SPX Cash is equal to the cash exchanged in the Offer and the Merger, other than any such cash attributable to cash held by the Company prior to the Merger plus the increase in the liabilities of the Company arising by virtue of the Merger. As a result, a shareholder who immediately prior to exchanging Shares in the Offer or Merger owns SPX Common Stock (either directly or pursuant to certain constructive ownership rules which are described below and not including SPX Common Stock received in the Offer or the Merger) may have different tax treatment than that discussed above under the heading "Tax Treatment of the Offer and the Merger." Such shareholders will recognize capital gain or loss on the portion of their Shares exchanged for SPX Common Stock and cash that is not SPX Cash ("Company Cash"), in an amount equal to the difference between (x) the sum of the Company Cash and the fair market value of the SPX Common Stock received and (y) the shareholder's tax basis in the Shares deemed exchanged therefor. Any such gain will be taxed as described above under the heading "Tax Treatment of the Offer and the Merger." However, such shareholders will recognize capital gain or loss with respect to the portion of their Shares exchanged for SPX Cash only if, after giving effect to the constructive ownership rules of Section 318 of the Code (as modified for purposes of Section 304), the receipt of such cash is (a) "substantially disproportionate" with respect to that shareholder or (b) is "not essentially equivalent to a dividend" with respect to that shareholder within the meaning of Section 302 of the Code (collectively, the "Section 302 Tests"). Both of these tests, and Section 318, are described below.

     If either of the Section 302 Tests is satisfied with respect to a shareholder, that shareholder will recognize capital gain or loss equal to the difference between the amount of SPX Cash received pursuant to the Offer or Merger (or both) and that shareholder's basis for the Shares exchanged therefor. Any such gain will be taxed as described above under the heading "Tax Treatment of the Offer and the Merger."

     If neither of the Section 302 Tests is satisfied with respect to a shareholder, that shareholder will be treated as having received a dividend (taxable as ordinary income) in an amount equal to the SPX Cash (or, if less, equal to that shareholder's allocable portion of the Company's and SPX's current and accumulated earnings and profits ("E&P")). Any SPX Cash received in excess of such allocable portion of E&P will be treated, first, as a non-taxable return of capital to the extent of the shareholder's basis in the SPX Common Stock treated as redeemed, and thereafter as capital gain to the extent it exceeds such basis. Proper adjustment will be made to such shareholder's basis for his SPX Shares, if any, to reflect any unutilized basis for the stock treated as redeemed. Corporate holders of Shares who are deemed to receive a dividend pursuant to the Offer or the Merger will be subject to special rules described under "Treatment of Dividends to Corporate Shareholders" below.

     A deemed redemption of SPX Common Stock from a shareholder will be "substantially disproportionate" with respect to that shareholder if (a) the percentage of the outstanding Shares constructively owned by the shareholder immediately following the Merger is less than (b) 80% of the percentage of the outstanding Shares actually and constructively owned by that shareholder immediately before the purchase of Shares pursuant to the Offer and the Merger.

     A    shareholder    who   fails   to   satisfy   the    "substantially
disproportionate" test may nevertheless satisfy the "not essentially equivalent to a dividend" test if such shareholder's disposition of Shares pursuant to the Offer or the Merger results in a "meaningful reduction" in his proportionate interest in the Company. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" depends on the particular shareholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction".

     In determining whether either of the Section 302 Tests is satisfied, a shareholder must take into account not only stock of the Company which he actually owns, but also stock of the Company which he constructively owns pursuant to Section 318 of the Code as modified for purpose of Section 304. Under Section 318 as modified, (i) a stockholder of SPX (no matter how small its ownership interest in SPX) will be treated as constructively owning a proportionate part of the stock of the Company owned by SPX after consummation of the Offer and Merger, and (ii) certain modified rules will apply in determining the extent to which a corporation will be treated as owning stock actually or constructively owned by its stockholders. In addition, a stockholder may constructively own stock of the Company and of SPX (a) actually owned, and in some cases constructively owned, by certain related individuals and entities, and (b) which the stockholder has the right to acquire by exercise of an option or a conversion privilege (including, perhaps, the Rights).

     Treatment of Dividends to Corporate Shareholders. To the extent that SPX Cash received in exchange for Shares is treated as a dividend to a corporate shareholder, such holder will be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. Under recently enacted legislation, any SPX Cash which is treated as a dividend to a corporate shareholder will constitute an extraordinary dividend, except as otherwise provided in Treasury regulations which have yet to be promulgated. Consequently, the nontaxed portion of the dividend would reduce a corporate holder's adjusted tax basis in the Shares exchanged for SPX Cash, but not below zero, and would thereafter be taxable as a capital gain from the sale or exchange of the Shares exchanged for SPX Cash.

     Tax Treatment if Offer and Merger are Not Integrated. In the unlikely event that the Offer and the Merger were not treated as a single integrated transaction for U.S. federal income tax purposes, both the Offer and the Merger would be taxable transactions. The cash received in the Offer would be subject to Section 304, and the tax consequences to an individual shareholder would depend on the application of the Section 302 Tests (as described above) to such shareholder based on such shareholder's particular facts and circumstances. The cash received in the Merger might also in part be subject to Section 304. However, any shareholder who tenders all of its Shares in the Offer and does not, actually or by attribution, own any shares of SPX Common Stock immediately prior to the effectuation of the Offer, should recognize capital gain or loss.

RIGHTS

     Because there is no specific binding authority dealing with securities such as the Company Rights, it is unclear what the U.S. federal income tax consequences are of the Company Rights becoming separately transferable apart from the Company Shares, the redemption of the Company Rights, or the acquisition by SPX of the Company Rights. Company shareholders should consult their own tax advisors as to the tax consequences of transactions with respect to the Company Rights.

     THE FOREGOING DISCUSSION RELATES TO THE MATERIAL ANTICIPATED U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER. THE ANALYSIS CONTAINED HEREIN DOES NOT ADDRESS STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER, OR ANY OTHER UNITED STATES TAX CONSEQUENCE OTHER THAN INCOME TAX CONSEQUENCES (E.G., ESTATE OR GIFT TAX CONSEQUENCES), AND DOES NOT CONSTITUTE TAX ADVICE TO ANY PARTICULAR COMPANY SHAREHOLDER. COMPANY SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

     See  "--Procedure   for  Tendering"  for  information   regarding  the
application of backup U.S. federal income tax withholding.

EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Shares are listed and principally traded on the NYSE and are also listed on the PE and the International Stock Exchange in London. Depending upon the number of Shares acquired pursuant to the Offer, following consummation of the Offer the Shares may no longer meet the requirements of such securities exchanges for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Shares if, among other things, (i) the number of publicly held Shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10% or more) should fall below 600,000, (ii) the number of record holders of 100 or more Shares should fall below 1,200 or (iii) the aggregate market value of publicly held Shares should fall below $5 million.

     According to the Company's 1998 First Quarter Form 10-Q, there were outstanding, as of December 31, 1997, 63,169,129 Shares, and according to the Company's 1997 Form 10-K, as of August 31, 1997, there were options to acquire 2,044,284 Shares, and, as of November 5, 1997, 3,295 record holders of Shares.

     If the NYSE were to delist the Shares, the market therefor could be adversely affected. It is possible that the Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, through NASDAQ or by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending on factors similar to those described above with respect to listing and market quotations, following consummation of the Offer the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

     The Rights are registered under the Exchange Act and are listed on the NYSE, but currently are attached to the outstanding Shares and are not separately transferable. The Rights may become transferable apart from the Shares, unless previously redeemed or unless the Rights Agreement is amended so as to make the Offer not applicable to the Rights. If the Rights are not redeemed and the Rights Agreement is not so amended so as to make the Offer inapplicable to the Rights and SPX waives the Rights Plan Condition, then the foregoing discussion with respect to the effect of the Offer on the Shares would be similarly applicable to the Rights (although the continued listing criteria are different).

PURPOSE OF THE OFFER; THE MERGER

     The purpose of the Offer is to enable SPX to obtain control of, and ultimately the entire equity interest in, the Company.

     The Offer, as the first step in the acquisition by SPX, is intended to facilitate the acquisition of all of the Shares. SPX presently intends, following consummation of the Offer, to propose and seek to have the Company effect the Merger. In the Merger, each outstanding share (other than Shares owned by SPX or any of its affiliates, Shares held in the treasury of the Company or by any subsidiary of the Company and Shares owned by the Company's shareholders who perfect dissenters' rights under Connecticut law) would be converted into the right to receive the Consideration. Assuming the Minimum Tender Condition and the other Offer Conditions are satisfied (or waived, as applicable) and SPX consummates the Offer, SPX would be able to consummate the Merger without any additional vote of the holders of SPX Common Stock or the vote of any other shareholders of the Company.

     It is SPX's current intention to consummate the Offer as soon as the conditions to the Offer are satisfied and to consummate the Merger as soon as possible after successful completion of the Offer.

CONDITIONS OF THE OFFER

     Minimum Tender Condition. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with Shares owned by SPX and its affiliates, will constitute at least 66-2/3% of the total number of outstanding Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Shares, other than the Rights, had been so converted, exercised or exchanged) as of the date the Shares are accepted for exchange by SPX pursuant to the Offer. According to the Company's 1998 First Quarter Form 10-Q, as of December 31, 1997, there were 63,169,129 Shares outstanding and according to the Company's 1997 Form 10-K, as of August 31, 1997, options covering an aggregate of 2,044,284 Shares had been granted. As of February 17, 1998, SPX owned 1,150,150 Shares, or approximately 1.82% of the outstanding
Shares. Based on the foregoing, SPX believes that the Minimum Tender Condition would be satisfied if at least an aggregate of 42,325,459 Shares were validly tendered pursuant to the Offer and not withdrawn. SPX reserves the right (but shall not be obligated), subject to the rules and regulations of the Commission, to waive or amend the Minimum Tender Condition and to exchange fewer than such number of Shares as would satisfy the Minimum Tender Condition pursuant to the Offer; provided, however, that, in the event of such waiver or amendment, the Offer will expire no sooner than ten business days from the date of such waiver or amendment.

     SPX Stockholder Approval Condition. The Offer is conditioned upon, among other things, the satisfaction of the SPX Stockholder Approval Condition. Pursuant to the rules of the NYSE (on which the SPX Common Stock is listed), because the number of shares of SPX Common Stock to be issued in the Offer and the Merger will exceed 20% of the shares outstanding prior to such issuance, the issuance must be approved by the holders of a majority of the shares of SPX Common Stock, voted at a meeting of such holders at which the total number of votes cast represents over 50% in interest of all shares of SPX Common Stock outstanding on the applicable record date. Under the Delaware General Corporation Law and the NYSE rules, approval by a majority of the votes entitled to be cast by the holders of SPX Common Stock that are present or represented by proxy is required to effect the amendment. SPX does not intend to seek such approvals until the required number of Demands have been received to call the Special Meeting.

     Rights Plan Condition. The Offer is conditioned upon, among other things, the satisfaction of the Rights Plan Condition. The Rights Plan Condition may be satisfied in several ways, including by the Company's Board of Directors (a) amending the Rights Agreement so that the Rights would not be triggered by the Offer and the Merger or (b) redeeming the Rights. As noted above, if the SPX Nominees are elected to the Board of Directors of the Company, it is expected that they will take all action required to cause the Rights Plan Condition to be satisfied.

     For additional information concerning the Rights Agreement, see "The Offer--The Rights" and "Comparison of Rights of Holders of Shares and SPX Common Stock."

     Business Combination Statutes Condition. The Offer is conditioned upon, among other things, SPX being satisfied, in its sole judgment, that the provisions of Sections 841 and 844 of the Connecticut Business Combination Statutes are inapplicable to SPX, the Offer and the Merger and that (i) the only approval necessary by the shareholders of the Company to approve the Merger is the affirmative vote of 66-2/3% of the outstanding Shares (and, in such vote, that the Shares held by SPX or any affiliate of SPX will have full voting rights) and (ii) the Connecticut Business
Combination Statutes will not prohibit for any period of time the consummation of the Merger or any other "business combination" (as defined in such statutes) involving SPX or any affiliate or associate of SPX.

     Section 844 of the Business Combination Statutes provides that a corporation may not engage in any business combination with an "Interested Shareholder" (defined as the beneficial owner of 10% or more of the voting power of a company) for five years following the date on which the Interested Shareholder became such unless the acquisition which resulted in the Interested Shareholder becoming such (the "10% Acquisition"), or the business combination, is approved by the board of directors and by a majority of the non-employee directors, of which there shall be at least two, before the date of the 10% Acquisition.

     Sections 841 and 842 of the Business Combination Statutes provide that any business combination with an Interested Shareholder that was not approved by the board of directors prior to the 10% Acquisition must be approved by the board of directors, 80% of the voting power of the outstanding shares of the voting stock of the corporation and two-thirds of the voting power not controlled by the Interested Shareholder or meet certain conditions regarding minimum price and type of consideration.

     As noted above, if the SPX Nominees are elected to the Board of Directors of the Company, it is expected that they will take all action required to cause the Business Combination Statutes Condition to be satisfied.

     For  additional   information   concerning  the  Business  Combination
Statutes,  see  "Comparison  of Rights of  Holders of Shares and SPX Common
Stock."

     Financing Condition. The Offer is conditioned upon, among other things, SPX obtaining, prior to the expiration of the Offer, on terms and conditions satisfactory to SPX in its sole discretion, sufficient Financing to enable consummation of the Offer and the Merger (the "Financing Condition"). SPX has received a highly confident letter from CIBC and its affiliate, CIBC Oppenheimer, dated February 13, 1998, in which the two entities have stated that they are highly confident of their ability to raise the Financing, subject to certain conditions set forth therein, including without limitation (i) acceptance by the Company of SPX's proposal and execution of the definitive documentation; (ii) satisfactory completion of financial, business and legal due diligence by CIBC and CIBC Oppenheimer regarding the Company; (iii) agreement among SPX, CIBC and CIBC Oppenheimer upon a mutually acceptable set of terms and conditions upon which a lending commitment could be issued; (iv) the absence of any material adverse change in the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of SPX or the Company; (v) no material disruption or adverse change in CIBC or CIBC Oppenheimer's opinion in the financial, banking or capital markets; and (vi) the receipt of all necessary governmental, regulatory and third-party approvals and consents in connection with the transaction.

     Regulatory Approval Condition. The Offer is conditioned upon, among other things, any regulatory approvals required to consummate the Offer (the "Requisite Regulatory Approvals") having been obtained and remaining in full force and effect, all statutory waiting periods in respect thereof having expired and no such approval containing any conditions or restrictions  which  the  Board  of  Directors  of SPX  determines  will or reasonably could be expected to materially impair the strategic and financial benefits expected to result from the Offer (the "Regulatory Approval Condition"). Based on the Company's public filings, these approvals may include the approval of certain foreign governmental agencies. SPX will use its reasonable best efforts to obtain the Requisite Regulatory Approvals. The Offer cannot proceed in the absence of any Requisite Regulatory Approvals. Although no assurances can be given, SPX anticipates that it will receive any Requisite Regulatory Approvals on a timely basis.

     Under the HSR Act and the rules and regulations that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. On January 6, 1998, SPX filed with the Antitrust Division and the FTC its HSR Filing seeking to acquire up to 100% of the outstanding Shares. At 11:59 p.m. on February 5, 1998 the waiting period expired with respect to SPX's HSR Filing. Accordingly, satisfaction of the premerger notification and waiting period requirements of the HSR Act is not a condition of the Offer.

     Certain stockholders of the Company may be required to make separate filings with the Antitrust Division and the FTC under the HSR Act and the rules and regulations that have been promulgated thereunder in conjunction with the receipt of shares of SPX Common Stock. Such shareholders will then be required to observe applicable waiting periods under the HSR Act and the rules and regulations promulgated thereunder before receiving shares of SPX Common Stock. If any shareholder is obligated to make such a filing, SPX will deposit the shares of SPX Common Stock to be exchanged, pursuant to the rules and regulations promulgated under the HSR Act, pending expiration or early termination of the waiting period.

     Except as set forth above, based upon an examination of publicly available information filed by the Company with the Commission and other publicly available information with respect to the Company, SPX is not aware of (a) any license or regulatory permit which appears to be material to the business of the Company and its subsidiaries taken as a whole, and which is likely to be adversely affected by SPX's acquisition of Shares pursuant to the Offer or (b) any approval or other action by any state, federal or foreign governmental, administrative or regulatory agency or authority (each, a "Governmental Entity") that would be required prior to the acquisition of Shares pursuant to the Offer. SPX presently intends to take such actions with respect to any approvals as will enable it to consummate the Offer. In this regard, SPX expressly reserves the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the consummation of the Offer.

     There can be no assurance that any license, permit, approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or, if so obtained, when it would be obtained, or that adverse consequences might not result to the Company, SPX or their respective businesses in the event of adverse regulatory action or inaction.

     Certain Other Conditions of the Offer. Notwithstanding any other provision of the Offer and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to SPX's obligation to exchange or return tendered Shares promptly after the termination or withdrawal of the Offer), SPX shall not be required to accept for exchange or exchange any Shares, may postpone the acceptance for exchange or exchange for tendered Shares and may, in its sole discretion, terminate or amend the Offer as to any Shares not then exchanged if, at the Expiration Date, the Minimum Tender Condition, the SPX Stockholder Approval Condition, the Rights Plan Condition, the Business Combination Statutes Condition, the Financing Condition, and the Regulatory Approval Condition shall not have been satisfied or, if legally permissible, waived, or if on or after the date of this Prospectus and on or prior to the Expiration
Date:

(x)  either of the following events shall not have occurred:

     (a) The shares of SPX Common Stock (and the accompanying Rights) which shall be issued to the shareholders of the Company in the Offer and the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; or

     (b) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; or

(y)  any of the following conditions shall exist:

     (a) there shall have been threatened or be pending any action or proceeding before any court or Governmental Entity, (i)
          challenging or seeking to restrain or prohibit, or seeking to impose voting, procedural, price or other requirements, in addition to those required by federal securities laws and the Connecticut Business Act (each as in effect on the date of this Offer), in connection with, the making of the Offer, the acceptance for exchange of, or exchange for, any Shares by SPX or any affiliate of SPX or the consummation by SPX or any affiliate of SPX of the Merger or other business combination with the Company, or seeking to obtain material damages in connection therewith; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, SPX or any of their subsidiaries of any material portion of the business or assets of the Company, SPX or any of their subsidiaries, or to compel the Company, SPX or any of their subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, SPX or any of their subsidiaries; (iii) seeking to impose limitations on the ability of SPX or any affiliate of SPX to exercise effectively full rights of ownership of any Shares (including the Rights associated with Shares), including, without limitation, the right to vote any Shares acquired by SPX pursuant to the Offer or otherwise on all matters previously presented to the Company's shareholders; (iv) seeking to require divestiture by SPX or any of SPX's affiliates of any Shares; (v) seeking any material diminution in the benefits expected to be derived by SPX or any affiliates of SPX as a result of the transactions contemplated by the Offer or the Merger or any other similar business combination with the Company; (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the reasonable judgment of SPX, might materially adversely affect the Company or any of its subsidiaries or SPX or any affiliate of SPX or the value of the Shares; or (vii) which otherwise, in the reasonable judgment of SPX, is reasonably likely to have a material adverse effect on the business, operations (including, without limitation, result of operations), condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect") or on SPX;

     (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, or deemed applicable to
          (i) SPX,  the Company or any  affiliate  of SPX or the Company or
          (ii) the Offer or the Merger or other business combination by SPX or any affiliate of SPX with the Company, by any legislative body, court, or Governmental Entity, which, in the reasonable judgment of SPX, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (y)(a) above;

     (c) there shall have occurred any change, condition, event or development which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or SPX shall have become aware of any fact of which SPX had no actual or constructive knowledge as of the date of this Offer which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

     (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any significant adverse change in interest rates, the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, including without limitation any decline, measured from the close
          of business on  [             ],  1998,  in the Standard & Poor's
          500 Index by an amount in excess of 10%, (iii) any change in the general political, market, economic, regulatory or financial condition in the United States or abroad that could, in the reasonable business judgment of SPX, have a Material Adverse Effect, (iv) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, currency exchange markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government or Governmental Entity on, or other event that, in the reasonable judgment of SPX, might affect the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing
          existing on [                ],  1998, a material acceleration or
          worsening thereof;

     (e) The Company or any of its affiliates shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization (other than by redemption of the Rights in accordance with their terms as such terms have been publicly disclosed prior to the date of this Offer), (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities (other than as aforesaid), (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under options granted prior to the date of this Offer, in accordance with the terms of such options as such terms have been publicly disclosed prior to the date of this Offer), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company (other than (A) a regular cash quarterly dividend not in excess of $0.225 per Share, having customary and usual record and payment dates and (B) in the event the Rights are redeemed, the price of redemption thereof), (v) altered or proposed to alter any material term of any outstanding security (including the Rights) other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger, (vi) incurred any debt other than in the ordinary course of business or any debt containing burdensome covenants, (vii) authorized, recommended, proposed or entered into an agreement, arrangement or understanding with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, arrangement or understanding with any person or group that in the reasonable judgment of SPX could adversely affect either the value of the Company or any of its subsidiaries or other affiliates or the value of the Shares to SPX or any affiliate of SPX, (ix) entered into or amended any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its employees, consultants or directors, or made grants or awards thereunder, other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any such person, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, (xi) amended or authorized or proposed any amendment to the Company's Certificate of Incorporation or By-Laws, or (xii) SPX shall have become aware that the Company or any of its subsidiaries shall have taken any of the foregoing actions that was not disclosed in publicly available filings prior to the date of this Offer;

     (f) SPX shall have reached an agreement or understanding with the Company providing for termination of the Offer, or SPX or any affiliate of SPX shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company;

which, in the reasonable judgment of SPX in any such case, and regardless of the circumstances (including any action or inaction by SPX or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

     The foregoing conditions are for the sole benefit of SPX and may be asserted by SPX regardless of the circumstances giving rise to any such condition or may be waived by SPX in whole or in part at any time and from time to time. The determination as to whether any condition has been satisfied shall be in the sole judgment of SPX and will be final and binding on all parties. The failure by SPX at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the fact that SPX reserves the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel its obligation to exchange properly tendered Shares, SPX will either promptly exchange such Shares or promptly return such Shares.

SOURCE AND AMOUNT OF FUNDS

     SPX estimates that the total amount of funds that will be required to pay the cash component of the Consideration in the Offer and the Merger, to refinance outstanding debt of SPX and of the Company, and to pay fees and expenses related to the Offer and the Merger will be approximately $2.0 billion. See "The Offer-Fees and Expenses." SPX plans to obtain the necessary Financing pursuant to credit facilities to be arranged by CIBC and CIBC Oppenheimer. SPX has received a letter from those two entities, dated February 13, 1998, in which CIBC and CIBC Oppenheimer have stated that they are highly confident of their ability to raise the Financing. See "--Conditions of the Offer-Financing Condition."

DEBT INSTRUMENTS OF THE COMPANY

     SPX has not had access to, and therefore has not been able to review, any of the documents governing any indebtedness of the Company. Some or all of these documents may contain provisions for acceleration of the Company's indebtedness upon a change in control of the Company. In arranging for receipt of the "highly confident" letter with respect to the financing necessary to effect the transaction, SPX has assumed that all of the indebtedness of the Company would need to be refinanced.

RELATIONSHIPS WITH THE COMPANY

     Except as set forth herein under the captions "Prospectus Summary--Background of the Offer" and "Background of the Offer," neither SPX nor, to the best of its knowledge, any of its directors or executive officers nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Except as set forth below, neither SPX nor to the best of its knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the last 60 days.

                                          Number of    Weighted Daily Average
   Shareholder    Transaction Date    Shares Acquired     Price per Share
   -----------    ----------------    ---------------     ---------------
       SPX            12/18/97                54,000            35.4877
       SPX            12/19/97               114,000            34.9047
       SPX            12/22/97               240,000            36.0210
       SPX            12/23/97                 8,000            35.7500
       SPX            01/05/98                20,000            36.8191
       SPX            01/06/98                33,800            37.1444
       SPX            02/06/98                76,200            37.1443
       SPX            02/09/98               160,700            37.8080
       SPX            02/10/98                 7,400            38.9730
       SPX            02/11/98               146,500            38.4826
       SPX            02/12/98                87,250            38.8041
       SPX            02/13/98               202,300            38.9359
                                             -------
      TOTAL                                1,150,150

     Except as described in this Prospectus, neither SPX nor, to the best of its knowledge, any of its directors or executive officers has (i) any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies; (ii) had any contacts or negotiations with the Company or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets; or (iii) has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

     Pursuant to the Company's Change in Control Severance Policy, if an event constituting a "Change in Control" (as defined below) of the Company occurs and the Board of Directors of the Company declares that such event qualifies or will qualify as a Change in Control, employees of the Company will have contractual rights against the Company or its successor to receive certain severance benefits upon a "Qualifying Termination" (as defined below) of their employment following such Change in Control.
Benefits under the Change in Control Severance Policy include the following: (i) a lump sum equal to one week of annual base salary and one week of annual executive bonus for each year of service, but not less than between 7.5 and 36 months of pay (depending upon the level of responsibility of the employee); (ii) continued insurance coverage; and
(iii) in lieu of outplacement services, between 5% and 15% (depending upon the level of responsibility of the employee) of annual base salary. The
Change in Control Severance Policy contains a "gross-up" provision to reimburse an employee in the event that a payment triggers an excise tax pursuant to Section 4999 of the Internal Revenue Code (or similar tax). The Company has also agreed to pay all reasonable legal fees and disbursements of an employee in enforcing his or her rights under the Change in Control Severance Policy. The consummation of the transactions contemplated by the Offer, the Merger and SPX's Demand Solicitation will each constitute a Change in Control if the Company's Board of Directors declares it to be so. A "Qualifying Termination" of an employee is defined as either of the following during the two years following the Change in Control: (i) layoff or involuntary termination by the Company or its successor other than for cause or by reason of death or disability, or (ii) termination by the employee for "Good Reason." "Good Reason" is defined as including, for employees who are corporate officers or assistant corporate officers of the Company on the date of the Change in Control, termination by the employee for any reason during the thirty-day period commencing one year after the date of the Change in Control. The Company has reported in the Company's 1997 Annual Meeting Proxy Statement that approximately 350 of its employees participate in the Change in Control Severance Policy, including all salaried employees on the corporate staff of the Company.

     A Change in Control of the Company would also affect certain other of the publicly available employee benefit and compensation plans of the Company, as follows: Under the Company's 1992 Stock Option Plan, options granted under the plan (and certain incentive stock options granted prior to the plan's effective date) would be deemed to have associated stock appreciation rights. Upon exercise, these rights would be paid in cash, with the number of rights exercised serving to reduce the number of shares underlying the options. Under the Company's Performance Unit Plan, outstanding performance units would immediately vest at a value equal to 100% of the value of the performance units multiplied by a fraction representing the elapsed portion of the performance period. The performance units would be required to be paid in cash within ninety days following the Change in Control. Under the Company's Supplemental Senior Executive Retirement Plan and Supplemental Executive Retirement Plan, the Company would be required to fully fund trusts established for the payment of plan benefits, and, in addition, upon termination of a participant's employment within the two years following the Change in Control (i) by the Company other than for cause or by reason of death or disability or (ii) by the participant with "Good Reason," the participant would become vested in his or her plan benefit. ("Good Reason" for purposes of these plans does not include the right of a participant to terminate his or her employment for any reason during the thirty-day period commencing one year after the date of the Change in Control.) Under the Company's 1996 Non-Employee Director Stock Option Plan, all outstanding options would immediately vest and remain exercisable through their expiration dates (but not more than ten years from date of grant). Under all these plans, the consummation of the transactions contemplated by the Offer, the Merger and SPX's Demand Solicitation will each constitute a Change in Control if the Company's Board of Directors declares it to be so.

     In the Company's 1997 Annual Meeting Proxy Statement, the Company also reports that, with respect to its defined benefit pension plan, a Change in Control would result in (i) the immediate vesting of accrued but unvested benefits and (ii) the grant of service credit on the same basis as the grant of benefits under the Change in Control Severance Policy (i.e., one week of service credit for each year of service, but not less than 7.5 months of service credit and not more than 36 months of service credit (depending on the level of responsibility of the employee)).

FEES AND EXPENSES

     SPX has retained D.F. King & Co., Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners of Shares. The Information Agent will be paid reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and SPX will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under federal securities laws.

     CIBC Oppenheimer is acting as financial advisor to SPX in connection with the Proposed Business Combination, and as Dealer Manager of the Offer, for which services SPX has paid a fee of $500,000 and has agreed to pay additional fees, up to a maximum of $8.5 million in the aggregate (in addition to any fees which may be paid to CIBC Oppenheimer in connection with arranging or participating in the financing of the transaction), a substantial portion of which is contingent upon the consummation of the Proposed Business Combination. SPX has also agreed to reimburse CIBC Oppenheimer for its reasonable out-of-pocket expenses, including reasonable attorneys' fees up to a specified maximum, and has agreed to indemnify CIBC Oppenheimer and certain related persons and entities against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In connection with CIBC Oppenheimer's engagement as financial advisor, officers and employees of CIBC Oppenheimer may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of the Company. CIBC Oppenheimer will not receive any fee for or in connection with such solicitation activities by its officers and employees apart from the fees it is otherwise entitled to receive as described above. CIBC Oppenheimer or (its predecessor) has in the past rendered financial advisory services to SPX for which it received customary compensation, and may in the future render services to SPX for which it will receive fees.

     SPX will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

     SPX will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by SPX for customary mailing and handling expenses incurred by them in forwarding material to their customers.

ACCOUNTING TREATMENT

     The Offer and the Merger will be accounted for as a reverse acquisition as the shareholders of the Company will own a majority of the shares of SPX upon completion of the Merger. Accordingly, for accounting purposes, SPX is treated as the acquired company and the Company is considered  to be  the  acquiring  company.  The  purchase  price  will  be allocated  to the  assets  and  liabilities  assumed  of SPX based on their estimated fair market values at the acquisition date. Under reverse acquisition accounting, the purchase price is based on the market value of the SPX Common Stock at the date of acquisition. The cash portion of the Offer will be accounted for as a dividend by SPX. SPX's financial position and results of operations will not be included in the Company's consolidated accounts prior to the date the Merger is consummated.

STOCK EXCHANGE LISTING

     The SPX Common Stock is listed on the NYSE and the PE. Application will be made to list the SPX Common Stock to be issued pursuant to the Offer and the Merger on the NYSE. As described above under "The
Offer--Conditions of the Offer--SPX Stockholder Approval Condition," pursuant to the rules of the NYSE, assuming there is a quorum present at the shareholders meeting at which the matter is being considered (consisting of over 50% of the stock issued and outstanding and entitled to be voted at the shareholders meeting), the issuance of the additional shares must be approved by a majority of the votes entitled to be cast by the holders of SPX Common Stock that are present or represented by proxy at the stockholders meeting.

                                 THE MERGER

GENERAL

     With its letter to the Board of Directors of the Company, SPX delivered a proposed merger agreement to the Company in contemplation of arriving at a negotiated transaction. That agreement provides for a single-step "cash election" merger of the Company into a subsidiary of SPX in which each outstanding Share would be converted into the right to receive the Consideration (with shareholders able to elect to receive instead all cash, in the amount of $48.00 per Share, or all stock, in the amount of 0.6395 share of SPX Common Stock per Share, subject to proration) in a partially tax-free reorganization.

DISSENTERS' RIGHTS

     The following discussion is not a complete statement of the law pertaining to dissenters' rights under the Connecticut Business Act and is qualified in its entirety by the full text of Part XIII (Sections 33-855 through 33-872) of that Act.

     Holders of Shares do not have dissenters' rights as a result of the Offer. However, in connection with the Merger, holders of Shares, by complying with the provisions of Part XIII of the Connecticut Business Act, have certain rights to dissent and to require the surviving Company in the Merger to purchase their Shares for fair value. In general, a holder of Shares will be entitled to exercise "dissenters' rights" under the Connecticut Business Act only if such holder of Shares (i) delivers to the Company prior to the time the vote is taken with respect to the Merger, written notice of his or her intent to demand payment for his or her Shares if the Merger is effectuated and (ii) does not vote his or her Shares in favor of the Merger. If the statutory procedures relating to dissenters' rights are complied with, such rights could result in a judicial determination of the fair value of the Shares. The "fair value" would be determined based on the value of the Shares immediately before the Merger, excluding any appreciation or depreciation in anticipation of the Merger. The value so determined could be more or less than the Consideration.

                     BUSINESSES OF SPX AND THE COMPANY

SPX

     General. SPX is a global provider of Vehicle Service Solutions to franchised dealers of motor vehicle manufacturers and independent service locations, Service Support to vehicle manufacturers and Vehicle Components to the worldwide motor vehicle industry.

     SPX is comprised of two business segments. The Service Solutions segment includes operations that design, manufacture and market a wide range of specialty service tools, equipment and services to the global motor vehicle industry. Major customers are franchised dealers of motor vehicle manufacturers, aftermarket vehicle service facilities and independent distributors. Vehicle Components includes operations that primarily design, manufacture and market transmission and steering components for light and heavy duty vehicle markets principally in North America and Europe. Major customers of this segment include vehicle manufacturers, other component manufacturers and the aftermarket.

     SPX was organized in 1911 under the laws of Michigan and reincorporated in Delaware in 1968. SPX was known as the Piston Ring Company until 1931, when it changed its name to Sealed Power Corporation. In 1988, it changed its name again to SPX Corporation. Today SPX is a multinational corporation with operations in 14 countries. SPX's corporate headquarters is located at 700 Terrace Point Drive, Muskegon, MI 49443-3301, telephone number (616) 724-5000.

     Subsequent Developments. During the fourth quarter of 1997, SPX recorded a $110 million pre-tax, $70.4 million after-tax, special charge. The special charge is the result of actions by SPX to combine its OE Tool and Equipment and Aftermarket Tool and Equipment groups into a single Service Solutions business and to reorganize its Service Solutions field sales and service organization, including the closing of several facilities and sales offices with a commensurate reduction in work force in order to reposition the Service Solutions business in response to changing market dynamics. SPX estimates that the savings from these actions will be $0.15 per share in 1998 and an additional $0.35 per share in 1999.

     On February 17, 1998, in conjunction with its announcement of the Proposed Business Combination, SPX reported a net loss of $60.0 million, or $4.77 per share, for the fourth quarter 1997 after the impact of a $70.4 million, or $5.60 per share, special charge. For the full year 1997, SPX reported a net loss of $3.4 million, or $0.26 per share, before an extraordinary item, after the impact of $43.4 million in unusual items. Unusual items for the full year 1997 include special charges of $74.6 million, or $5.61 per share, and a $31.2 million, or $2.34 per share, gain on the sale of a business. Earnings per share for the full year 1997 were $3.01, before unusual items. This was a 71% improvement over 1996 comparable results. All per share data is presented on a diluted basis.

THE COMPANY

     The following information concerning the Company is excerpted from the Echlin 1997 Form 10-K and other publicly available information. See "Company Information."

     The Company was incorporated in the state of Connecticut in 1959 and is engaged in only one business segment as a worldwide supplier of products to maintain or improve the efficiency and safety of motor vehicles. During the past fiscal year, the Company continued to conduct its business in a manner consistent with prior years.

     The Company's principal products can be classified into the following categories: brake system parts, engine system parts, other vehicle parts and non-vehicular products. Brake system parts include hydraulic brake master cylinders, brake shoes, drums, brake cables, hardware and wheel cylinders for drum brake systems, disc pads, rotors and calipers for disc brake systems, hoses and electric brake controllers and antilock brake systems. In addition, wheel oil seals, compressors, air dryers, valves, power boosters, pressure converters, airbrake actuating products, spring brakes, brake block, remanufactured brake shoes, hose assemblies, pneumatic and electrical connectors, slack adjusters, gladhands, hubs and trailer draw bars are manufactured for the heavy-duty brake market. Engine system parts include condensers, contacts, complete distributors, distributor caps, ignition coils, rotors, control modules, sensors, actuators, electron voltage regulators, wire and cable products, carburetor and emission control parts, fuel pumps, lines and rails, water pumps, oil pumps, filters, gaskets, heating and air-conditioning coupled hose assemblies, oil coolers, electronic fuel injection systems, oxygen sensors, EGR and PCV valves. Other vehicle parts include power steering pumps, power steering coupled hose assemblies, new and remanufactured clutches, slave cylinders, bell housings, transmission oil cooler, timing gears and chains, universal joints, drive shafts, engine mounts, airhorns, air suspension system components, heavy duty windshield wiper systems, shifters and linkage, shock absorbers, ball pins, track rod ends, king pins, tie-rods, rubber bushings and mounts, louvers, lug nuts, wheel and chrome accessories, HVAC controls, window lift systems, mirrors, lights, trailer hitches, electrical connectors, body paints and finishes and cleaners for the high performance market. Non-vehicular products include marine and power equipment parts.

     The Company's products are sold primarily as replacement products for use by professional technicians and by car and truck owners. Sales are made to automotive warehouse distributors, heavy-duty distributors, retailers, other parts manufacturers and parts remanufacturers. The Company also sells its products to original equipment manufacturers in both the automotive and heavy-duty markets.

                      DESCRIPTION OF SPX CAPITAL STOCK

     The authorized capital of SPX consists of 3,000,000 shares of SPX Preferred Stock, without par value, issuable in series, of which, as of February 6, 1998, 500,000 shares have been designated as SPX Series A Preferred Stock and none is issued or outstanding, and 50,000,000 shares of SPX Common Stock, par value $10 per share, of which, as of February 6, 1998, 12,560,500 shares were issued and outstanding. All of the outstanding shares of capital stock of SPX are fully paid and nonassessable. Holders of SPX's capital stock have no preemptive rights.

     The holders of SPX Common Stock are entitled to have dividends declared in cash, property, or other securities of SPX out of any net profits or net assets of SPX legally available therefor. In the event of the liquidation or dissolution of SPX's business, the holders of SPX Common Stock will be entitled to receive ratably the balance of SPX's net assets available for distribution after payment of any liquidation or distribution preference payable with respect to any then outstanding shares of SPX Preferred Stock. Each share of SPX Common Stock is entitled to one vote with respect to matters brought before the stockholders, except for the election of any Directors who may be elected by vote of any outstanding shares of SPX Preferred Stock voting as a class.

     The rights and privileges of SPX Common Stock are subordinate to the rights and preferences of any SPX Preferred Stock. The Board of Directors is authorized to fix by resolution the designation of each series of SPX Preferred Stock, and, with respect to each series, the stated value of the shares, the dividend rate and the dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund, the preferences of the shares in the event of the liquidation or dissolution of SPX, the provisions, if any, respecting the redemption of the shares, subject to applicable law, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares would be convertible into or exchangeable for any other shares of SPX, and any other relative, participating, optional or other special rights, qualifications, limitations or restrictions. All shares of any series of SPX Preferred Stock, as between themselves, rank equally and are identical; and all series of SPX Preferred Stock, as between themselves, rank equally and are identical except as set forth in resolutions of the Board of Directors authorizing the issuance of such series.

     SPX designated a series of SPX Preferred Stock, SPX Series A Preferred Stock, which is issuable in certain circumstances, and issued rights ("SPX Rights") to purchase the SPX's Series A Preferred Stock to holders of shares of SPX Common Stock. The SPX Rights are exercisable only in the event of certain events described more fully below under the caption "Comparison of Rights of Holders of SPX Common Stock and the Company's Common Stock--SPX's Rights Plan."

     SPX's Certificate of Incorporation requires the approval by the holders of 80% of the voting power of SPX's shares as a condition for certain Business Combinations of SPX with any holder of more than 10% of such voting power unless certain minimum price and procedural requirements or certain other conditions are met. The term "Business Combination" is defined to include certain mergers, dispositions of assets, issuances of securities and similar transactions. See "Comparison of Rights of Holders of Shares and SPX Common Stock--Business Combinations with Substantial Stockholders."

                      COMPARISON OF RIGHTS OF HOLDERS
                       OF SHARES AND SPX COMMON STOCK

     Pursuant to the Offer, shareholders of the Company whose Shares are purchased in the Offer will receive SPX Common Stock in exchange for their Shares and will become stockholders of SPX. Differences between the laws of Delaware, the state of incorporation of SPX, and those of Connecticut, the state of incorporation of the Company, and between SPX's Certificate of Incorporation and By-Laws, on the one hand, and the Company's Certificate of Incorporation and By-Laws, on the other hand, will result in several changes in the rights of shareholders of the Company who elect to exchange their shares for those of the SPX. A summary of the more significant changes is set forth below.

     The following summary does not purport to be a complete statement of the rights of stockholders under SPX's Certificate of Incorporation, By-Laws and other governing instruments and applicable law, as compared with the rights of the Company's shareholders under the Company's Certificate of Incorporation, By-Laws and other governing instruments and applicable law, or a complete description of the specific provisions referred to herein. The summary is qualified in its entirety by reference to the governing corporate instruments of SPX and the Company and to the laws of Delaware and Connecticut, respectively, to which shareholders are referred. For information as to how these corporate instruments may be obtained, see "Available Information."

     SPECIAL MEETINGS OF STOCKHOLDERS. Under Delaware law, special meetings of the stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or by-laws. Under SPX's Certificate of Incorporation and By-Laws, special meetings of the stockholders may be called only by the Chairman, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

     Under Connecticut law, special meetings of the shareholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or by-laws. Under Connecticut law, a corporation that has a class of voting stock registered pursuant to Section 12 of the Exchange Act is required to call a special meeting of shareholders upon the written request of the holders of not less than 35 percent of the voting power of all shares entitled to vote on the matter at the meeting. If notice of the special meeting is not given within 30 days after the date the demand is delivered to the corporation's secretary or if the special meeting is not held in accordance with the notice, the superior court for the judicial district where the corporation's principal office is located may summarily order a meeting to be held. The Company's By-Laws provide that the Chairman of the Board, the President, or the Board of Directors may, and, upon the written request of at least 35 percent of the voting power of all shares entitled to vote at the meeting, the President shall, call a special meeting of shareholders for such purposes as may be designated in the notice thereof.

     NUMBER OF DIRECTORS. Under Delaware law, a board of directors shall consist of one or more directors, with the number fixed by or in the manner provided in the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment to the certificate of incorporation. SPX's Certificate of Incorporation provides that the number of Directors shall be fixed from time to time by or pursuant to the By-Laws. SPX's By-Laws provide that except as otherwise fixed pursuant to the provisions of SPX's Certificate of Incorporation relating to the rights of the holders of any preferred stock, the number of Directors shall be fixed from time to time by the Board of Directors but shall not be less than three. At present, the Board of Directors of SPX has nine members.

     Under Connecticut law, a board of directors shall consist of one or more individuals, with the number specified in or fixed in accordance with the certificate of incorporation or by-laws. The Company's By-Laws provide that the Board shall consist of not less than three nor more than twelve members, the number to be as the Directors shall from time to time direct, provided, however, that if the Directors fail to fix the number of Directors, the number to be elected will be the same aggregate number as elected at the preceding annual meeting of shareholders at which Directors were elected and at any intervening meeting for the election of Directors. Based on currently available information, the Board of Directors of the Company presently has nine members.

     CLASSIFICATION OF DIRECTORS. Under Delaware law, the directors of a corporation may, by the certificate of incorporation or by an initial bylaw, or by a bylaw adopted by a vote of the stockholders, be divided into one, two or three classes. SPX's Certificate of Incorporation provides that the Directors, other than those who may be elected by the holders of Preferred Stock, will be classified into three classes, as nearly equal in number as possible.

     Under Connecticut law, the certificate of incorporation may provide for staggering the terms of Directors by dividing the total number of Directors into five groups, with each group containing approximately the same percentage of the total. The Company's Certificate of Incorporation does not provide for a staggered Board.

     REMOVAL OF DIRECTORS. Under Delaware law, generally any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. However, in the case of a corporation with a classified board, stockholders may effect such removal only for cause, unless the certificate of incorporation otherwise provides. SPX's Certificate of Incorporation and By-Laws provide that, subject to certain rights of holders of SPX Preferred Stock, any Director may be removed from office only for cause, and only by the affirmative vote of the holders of 80% of the combined voting power of the outstanding shares of stock entitled to vote in the election of Directors, voting together as a single class.

     Under Connecticut law, unless the certificate of incorporation provides that directors may be removed only for cause, the shareholders may remove one or more directors with or without cause only at a meeting called for that purpose. Under Connecticut law, assuming a quorum is present, a director can be removed if the number of votes in favor of removal is greater than the number of votes against removal. In addition, the superior court for the judicial district where a corporation's principal office is located may, in certain circumstances, remove a director in a proceeding commenced either by the corporation or by its shareholders holding at least ten percent of the outstanding shares. The Company's Certificate of Incorporation is silent on the issue of removal of Directors.

     FILLING VACANCIES ON THE BOARD OF DIRECTORS. Under Delaware law, the procedure for filling vacancies may be determined by a provision in the certificate of incorporation. If, at any time, a corporation should have no directors, Delaware law provides certain mechanisms to call a special meeting to elect directors. The SPX's Certificate of Incorporation and By-Laws provide that any vacancies on the Board, including those resulting from any increase in the number of Directors, shall be filled by the majority of the remaining Directors then in office, even though less than a quorum.

     Under Connecticut law, unless the certificate of incorporation provides otherwise, vacancies may be filled by the shareholders or the board of directors, even though less than a quorum. The Company's By-Laws provide that the shareholders may at any time elect Directors to fill any vacancy not filled by the Directors, and may elect additional Directors at a meeting at which an amendment of the By-Laws is approved authorizing an increase in the number of Directors.

     PREEMPTIVE RIGHTS. Under Delaware law, preemptive rights are not available to stockholders unless specifically authorized by the certificate of incorporation. SPX's Certificate of Incorporation provides that holders of its shares shall not have any preemptive rights.

     Under Connecticut law, the holders of common stock of a corporation which was incorporated under the laws of Connecticut prior to January 1, 1997 have preemptive rights unless the certificate of incorporation expressly provides otherwise. The Company's Certificate of Incorporation provides that holders of its shares shall not have any preemptive rights.

     CORPORATE ACTION WITHOUT A SHAREHOLDERS' MEETING. Under Delaware law, unless prohibited by the certificate of incorporation, corporate actions may be authorized without a meeting by written consent of holders of voting shares sufficient to approve the action at a meeting where all holders of voting shares were present and voted. However, under SPX's Certificate of Incorporation, corporate actions may not be effected by any consent in writing by stockholders.

     Under Connecticut law, actions which would otherwise require shareholder approval at a meeting of shareholders may be taken without a shareholder meeting (1) by written consent of all persons entitled to vote on the action, or (2) if the certificate of incorporation so provides, and the action to be taken is not an election of directors, by the written consent of persons holding shares sufficient under the certificate of incorporation to approve the action (but in no case less than a majority of all shares entitled to vote). The Company's Certificate of Incorporation does not provide for action by written consent. The Company's By-Laws provide that any action which may be taken at a meeting of shareholders may be taken without a meeting by consent in writing, setting forth the action so taken or to be taken, signed by all the persons who would be entitled to vote upon such action at a meeting.

     DIVIDENDS. Under Delaware law, a corporation may, unless otherwise restricted by its certificate of incorporation, declare and pay dividends out of surplus, or, if no surplus exists, out of net profits for the current or preceding fiscal year, provided that the amount of the capital following the declaration and payment of the dividend is not less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the assets of the corporation.

     Under Connecticut law, a corporation may make distributions subject to restriction by the certificate of incorporation. Further, under Connecticut law, no distribution may be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

     AMENDMENT OF CERTIFICATE OF INCORPORATION. Under Delaware law, a corporation may amend its certificate of incorporation if, among other things, such amendment is approved by a majority of the outstanding stock entitled to vote; however, whenever the certificate of incorporation shall require for action by the board of directors or by the stockholders an affirmative vote greater than that normally provided for by Delaware law, such provision of the certificate of incorporation may not be amended or repealed without such greater vote. SPX's Certificate of Incorporation provides that Articles Eighth (number, classification and power of Directors), Ninth (stockholder meetings), and Fifteenth (business combinations) of the Certificate of Incorporation may only be altered or amended by the affirmative vote of the holders of at least 80% of the voting power of all shares of SPX; however, Article Fifteenth may be amended or altered by a majority of the outstanding stock entitled to vote, if such amendment or alteration has been approved by at least two-thirds of the Continuing Directors (see "--Business Combinations with Substantial Stockholders" below).

     Under Connecticut law, with limited exceptions, for an amendment to the certificate of incorporation to be adopted, the board must recommend the amendment to the shareholders, and the shareholders must approve the amendment by a majority of the votes entitled to be cast on the amendment.

     AMENDMENT OF BY-LAWS. Under Delaware law, the power to adopt, amend or repeal by-laws is vested in the stockholders unless the certificate of incorporation confers the power to adopt, amend or repeal by-laws upon the directors as well. SPX's Certificate of Incorporation provides that, with limited exceptions, the Board is expressly authorized to adopt, amend and repeal the SPX's By-Laws. SPX's By-Laws provide that, subject to the provisions of the Certificate of Incorporation, the By-Laws may be altered by a majority vote of the shares represented and entitled to vote at a meeting, or by the Board of Directors through a majority vote of those Directors present at any meeting at which a quorum is present.

     Under Connecticut law, a board of directors may generally amend or repeal the corporation's by-laws and a corporation's shareholders may amend or repeal the corporation's by-laws even though the by-laws may also be amended or repealed by its board of directors. The Company's By-Laws provide that the By-Laws may be adopted, amended or repealed by the shareholders or Directors.

     STOCKHOLDER PROPOSAL PROCEDURES. Under SPX's By-Laws, for a matter to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of SPX not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder's notice must state as to each matter the stockholder proposes to bring before the annual meeting: (1) a brief description of the matter desired to be brought, (2) the name and address of the stockholder proposing such action, (3) the class and number of shares of the corporation which are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such matter.

     Under the Company's By-Laws, for a matter to be properly brought before an annual meeting by a shareholder, the shareholder must be a shareholder of record on the date of the giving of the notice described below and on the record date for the determination of shareholders entitled to vote at such annual meeting. The shareholder must give timely notice thereof in writing to the Secretary of the Company not less than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the tenth day following the day on which such notice of the date of the annual meeting is mailed or publicized, whichever first occurs. A shareholder's notice must state as to each matter the shareholder proposes to bring before the annual meeting: (1) a brief description of the matter desired to be brought and the reasons for conducting such business at the annual meeting, (2) the name and record address of the shareholder, (3) the class and number of shares of the corporation which are owned beneficially or of record by the shareholder, (4) any material interest of the shareholder in such business and a description of all arrangements or understandings between such shareholder and any other person in connection with the proposal or in connection with the acquisition, holding, voting or disposing of the Company's shares, and (5) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS OF DIRECTORS. Under SPX's By-Laws, nominations for the election of Directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the elections of Directors, generally. However, any stockholder entitled to vote in the election of Directors may nominate one or more persons for election as Directors at a meeting only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of SPX not later than (a) with respect to an election to be held at an annual meeting of stockholders, 120 days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person to be nominated, (b) a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made by the stockholder, (d) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, and (e) the consent of each nominee to serve as a Director if elected.

     Under the Company's By-Laws, nominations of persons for election to the Board of Directors may be made at any annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or by any shareholder who is a shareholder of record on the date of the giving of the notice described below and on the record date for the determination of shareholders entitled to vote at such annual meeting. Shareholders may nominate one or more persons for election as Directors at a meeting only if written notice of such shareholder's intent to make such nomination has been given to the Secretary of the Company not later than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the tenth day following the day on which such notice of the date of the annual meeting was mailed or publicized, whichever first occurs. Each such notice must set forth: (a) the name, age, and business and residence addresses of the person to be nominated, and the name and address of the shareholder making the nomination, (b) the shares of stock of the Company which are owned beneficially or of record by the nominee and the shareholder making the nomination, (c) the principal occupation or employment of the nominee, (d) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person, (e) a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder,
(f) such other information regarding each nominee or shareholder making the nomination as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, and (g) the consent of each nominee to serve as a Director if elected.

     INDEMNIFICATION. Under Delaware law, a corporation has the power to indemnify director, officers, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Delaware law provides that a corporation may advance expenses of defense (upon receipt of a written undertaking from the person seeking the advance to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. Under Delaware law, no indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     SPX's Certificate of Incorporation provides that Directors and officers of SPX and those serving at the request of SPX as a Director, officer, employee or agent of another corporation or entity will be indemnified by SPX to the fullest extent authorized by Delaware law. The indemnification right includes the right to be paid by SPX the expenses incurred in defending any proceeding in advance of its final disposition. SPX Certificate of Incorporation provides that the indemnification rights conferred by SPX's Certificate of Incorporation are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested Directors or otherwise. SPX is authorized by SPX's Certificate of Incorporation to purchase and maintain insurance on behalf of its Directors and officers.

     Under Connecticut law, unless the Certificate of Incorporation provides otherwise, a corporation formed prior to January 1, 1997 shall indemnify its directors, officers, employees and agents for actions taken in good faith and, in the case of conduct in his or her official capacity, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Connecticut law also provides that a corporation may advance reasonable expenses of defense (upon receipt of a written undertaking from the person seeking the advance to reimburse the corporation if indemnification is not appropriate and a written affirmation of his good faith belief that he or she has met the relevant standard of conduct or where liability for such conduct has been eliminated in the Certificate of Incorporation) and must, unless limited by the certificate of incorporation, reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors, officers, employees and agents. Unless the certificate of incorporation provides otherwise, a corporation must also provide indemnification and the advancement of expenses if a court, upon application, determines, among other things, that it is fair and reasonable to indemnify and make such advances to such person.

     The Company's Certificate of Incorporation is silent on these issues. The Company's By-Laws state that the Company will provide for the indemnification and advancement of expenses of directors and others to the extent properly permitted by law.

     LIMITATION OF LIABILITY. In recent years both Delaware and Connecticut adopted similar though not identical statutes permitting a corporation to limit the personal liability of its directors by including appropriate language in the corporation's certificate of incorporation.

     Delaware law allows a corporation to include in its certificate of incorporation a provision limiting personal liability for a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision does not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware law concerning unlawful dividends and stock repurchases and redemptions, or (d) for any transaction from which the director derived an improper personal benefit. Such provision does not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     SPX's Certification of Incorporation has such a provision. SPX's Certificate of Incorporation also provides that any repeal or modification of this provision by the stockholders of SPX will not adversely affect any right or protection of a Director of SPX existing at the time of such repeal or modification.

     Under Connecticut law, a corporation can include in its certificate of incorporation a provision limiting personal liability for a director to the corporation or its shareholders for monetary damages for breach of duty as a director to an amount that is not less than the compensation received by the director for serving the corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the director, (b) enable the director or an associate to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation, or (e) create liability under Section 33-757 of the Connecticut Business Act concerning improper distributions and other improper actions. Such provision does not limit or preclude the liability of a director for any act or omission occurring prior to the effective date of such provision.

     The Company's Certificate of Incorporation contains such a provision.

     BUSINESS COMBINATIONS WITH SUBSTANTIAL STOCKHOLDERS. SPX's Certificate of Incorporation requires the approval of a supermajority of SPX's stockholders for certain business combinations with Substantial Stockholders (defined below).

     Notwithstanding any lesser percentage permitted by law, except as provided below, 80% of the voting power of SPX's stockholders, voting together as a single class, must approve any of the following Business
Combinations:

          (a) Any merger of SPX or any of its subsidiaries with (i) any Substantial Stockholder or (ii) any other corporation which is, or after such merger or consolidation would be, an Affiliate or Associate of a Substantial Stockholder; or

          (b) Any sale,  lease,  exchange,  mortgage,  pledge,  transfer or other disposition to or with any Substantial Stockholder, its Affiliate or Associate of (i) any assets of SPX or (ii) any of its subsidiaries, in each case having an aggregate Fair Market Value of $10,000,000 or more; or

          (c) The issuance or transfer by SPX or any of its subsidiaries of any securities of SPX or any of its subsidiaries to any Substantial Stockholder or its Affiliate or Associate in exchange for cash, securities or other consideration having an aggregate Fair Market Value of $10,000,000 or more; or

          (d) The adoption of any plan or proposal for the liquidation or dissolution of SPX proposed by or on behalf of any Substantial Stockholder or its Affiliate or Associate; or

          (e) Any reclassification of securities (including any reverse stock split), or recapitalization of SPX, or any merger or consolidation of SPX with any of its subsidiaries, or any other transaction (whether or not with or into or otherwise involving a Substantial Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of SPX or any of its subsidiaries which is directly or indirectly owned by any Substantial Stockholder or its Affiliate or Associate.

     The 80% requirement does not apply (i) to Business Combinations where the SPX's stockholders do not receive any cash or other consideration, solely in their capacities as stockholders, and the Business Combination has been approved by two-thirds of the Continuing Directors then in office, or (ii) to all other Business Combinations which have been approved by two-thirds of the Continuing Directors then in office and which satisfy all of the following conditions:

          (a) The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination (the
     "Consummation Date") of the consideration other than cash to be received per share by holders of SPX Common Stock in such Business Combination is at least equal to the highest of the following:

               (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of SPX Common Stock beneficially owned by the Substantial Stockholder which were acquired (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became a Substantial Stockholder, whichever is higher, plus interest compounded annually from the date on which the Substantial Stockholder became a Substantial Stockholder through the Consummation Date at the prime rate of interest of Harris Trust and Savings Bank from time to time in effect in Chicago, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any non-cash dividends paid, per share of SPX Common Stock from the date on which the Substantial Stockholder became a Substantial Stockholder through the Consummation Date in an amount up to but not exceeding the amount of such interest; or

               (B) the Fair Market Value per share of SPX Common Stock on the Announcement Date or on the date on which the Substantial Stockholder became a Substantial Stockholder, whichever is higher; or

               (C) the higher of the two numbers referred to in clause (B) above, multiplied by a fraction, the numerator of which is the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of SPX Common Stock beneficially owned by the Substantial Stockholder which were acquired within the two-year period immediately prior to the Announcement Date, and the denominator of which is the Fair Market Value per share of SPX Common Stock on the first day in such two-year period on which the Substantial Stockholder beneficially owned any shares of SPX Common Stock.

          (b) The consideration to be received by Stockholders is to be in cash or in the same form as the Substantial Stockholder has previously paid for shares of the same stock. If multiple forms of consideration have been used by the Substantial Stockholder, then the form of consideration for the Business Combination will be cash or the form used to acquire the largest number of shares previously acquired by the Substantial Stockholder.

          (c) Except as approved by at least two-thirds of the Continuing Directors then in office, between the time that a Substantial Stockholder becomes such and the Business Combination is consummated, there shall have been (i) no failure to declare and pay periodic dividends with respect to any shares of preferred stock outstanding and (ii) no reduction in the annual rate of dividends paid on SPX Common Stock (with certain exceptions).

          (d) After becoming such, the Substantial Stockholder shall not have received any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages from SPX or any of its subsidiaries whether in anticipation of or in connection with such Business Combination or otherwise.

          (e) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act shall have been mailed to public shareholders of the Company at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act).

     "Continuing Director" is defined in SPX's Certificate of Incorporation as any member of the SPX's Board of Directors who is unaffiliated with and not a representative of the Substantial Stockholder and was a member of the Board prior to the time that the Substantial Stockholder became a Substantial Stockholder, and any successor of a Continuing Director who is unaffiliated with and not a representative of the Substantial Stockholder and is recommended to succeed a Continuing Director by at least two-thirds of the Continuing Directors then on the Board.

     "Fair Market Value" is defined in SPX's Certificate of Incorporation, in the case of stock, as the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange on which such stock is listed, and, in the case of property other than stock or stock for which no quotation is available, the value of the property as determined in good faith by at least two-thirds of the Continuing Directors.

     "Substantial   Stockholder"   is  defined  in  SPX's   Certificate  of
Incorporation as any person (other than the Company or any of its subsidiaries) who or which:

     (i) is the beneficial owner, directly or indirectly, or more than ten percent of the voting power of the outstanding voting stock of SPX; or

     (ii) is an Affiliate of SPX and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding voting stock of SPX; or

     (iii) is an assignee of or has otherwise succeeded to any shares of the voting stock of SPX which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Substantial Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     The Company's Certificate of Incorporation does not have a comparable provision.

     BUSINESS COMBINATION STATUTES. Under Delaware law, a corporation is prohibited from engaging in any business combination with any Interested Stockholder (defined as the beneficial owner of 15% or more of the voting power of a company) for a period of three years following the date that such stockholder became an Interested Stockholder, unless:

          (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or

          (b) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation, or

          (c) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is now owned by the Interested Stockholder.

     Under Delaware law, a corporation has the option to opt-out of the above business combination statute. Neither SPX's Certificate of Incorporation nor its By-Laws excludes SPX from the restrictions imposed thereunder.

     Under Connecticut law, a corporation may not engage in any business combination with any Interested Shareholder (defined as the beneficial owner of 10% or more of the voting power of a corporation) for a period of five years following the date that such stockholder became an Interested Shareholder (the "Stock Acquisition Date"), unless, prior to the Stock Acquisition Date, the board of directors of the corporation and a majority of the non-employee directors (of which there shall be two) approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder before the Stock Acquisition Date. A corporation may opt out of the above provision through an amendment to the corporation's certificate of incorporation or by-laws approved through the affirmative vote of the holders of two-thirds of the voting power of the outstanding voting stock excluding Interested Shareholders and their affiliates and associates. However, no such amendment shall be effective until 18 months after such shareholder vote and shall not apply to any business combination with an Interested Shareholder whose Stock Acquisition Date is on or prior to the effective date of such amendment.

     Neither Company's Certificate of Incorporation nor its By-Laws exclude the Company from the restrictions imposed thereunder.

     Connecticut law also provides that any business combination with an Interested Shareholder that was not approved by the board of directors prior to the Stock Acquisition Date, must be approved by the board of directors, 80% of the voting power and two-thirds of the voting power not controlled by the Interested Stockholder or meet certain conditions regarding minimum price and type of consideration.

     SPX'S RIGHTS PLAN. SPX entered into a Rights Agreement with The Bank of New York, as rights agent, on June 25, 1996, as amended October 22, 1997 ("the SPX Rights Agreement"). Under the Rights Plan, SPX's Board declared a dividend of one SPX Right for each outstanding share of SPX Common Stock held of record on June 25, 1996. Each SPX Right entitles its holder to purchase, upon the occurrence of certain specified events, one one-thousandth of a share of SPX Series A Preferred Stock, at an exercise price of $200, subject to adjustment. At no time do the SPX Rights have any voting rights. The SPX Rights will no longer be exercisable after the earlier of (i) June 25, 2006, (ii) the redemption of the SPX Rights or
(iii) the exchange of the SPX Rights for SPX Common Stock. The description and terms of the SPX Rights are set forth in the SPX Rights Agreement.

     In general, pursuant to the SPX Rights Agreement, upon the occurrence of specified triggering events, such as the acquisition by any person (other than SPX or any of its subsidiaries) of the beneficial ownership of securities representing 20% or more of the outstanding SPX Common Stock without the prior approval of SPX's Board, each holder of a SPX Right will have the right to receive, upon exercise of the SPX Right, that amount of SPX Common Stock having a market value equal to two times the exercise price of the SPX Right. The SPX Rights Agreement further provides that if SPX is acquired in a merger or other business combination or SPX sells more than 50% of its assets and such transaction is not approved by SPX's Board, SPX's stockholders will have the right to receive, with respect to each SPX Right, common stock of the acquiring company having a value equal to two times the exercise price of the SPX Right.

     Under certain circumstances, SPX may redeem the SPX Rights for a redemption price of $.01 per SPX Right.

     THE  COMPANY'S  RIGHTS  PLAN.  The  Company  entered  into the  Rights
Agreement with The Connecticut Bank and Trust Company, N.A., as rights agent, on June 21, 1989. The Company has reserved 600,000 shares of
Preferred  Stock,   without  par  value,  for  issuance  under  the  Rights
Agreement.

     Under the Rights Agreement, the Company's Board declared a dividend of one Right for each outstanding Share held of record on June 30, 1989. Each Right entitles its holder to purchase, upon the occurrence of certain specified events, one one-hundredth of a share of the Company's Series A Cumulative Participating Preferred Stock, no par value (the "Series A Preferred Stock"), at an exercise price of $65 per one one-thousandth share, subject to adjustment. At no time do the Rights have any voting rights. The Rights will no longer be exercisable after the earlier of (i) June 25, 1999, (ii) the redemption of the Rights or (iii) the exchange of the Rights for Shares. The description and terms of the Rights are set forth in the Rights Agreement.

     In general, pursuant to the Rights Agreement, upon the occurrence of specified triggering events, such as the acquisition by any person (other than SPX or any of its subsidiaries) of the beneficial ownership of securities representing 20% or more of the Company's outstanding Common Stock without the prior approval of the Company's Board, each holder of a Right will have the right to receive, upon exercise of the Right, that amount of the Company's Common Stock having a market value equal to two times the exercise price of the Right. The Rights Agreement further provides that if the Company is acquired in a merger or other business combination or the Company sells more than 50% of its assets and such transaction is not approved by the Company's Board, the Company's shareholders will have the right to receive, with respect to each Right, common stock of the acquiring company having a market value equal to two times the exercise price of the Right.

     Under  certain  circumstances,   SPX  may  redeem  the  Rights  for  a
redemption price of $.01 per Right.

     CONSIDERATION OF NON-STOCKHOLDER CONSTITUENCIES. Under Delaware law, a board of directors may consider the impact of its decisions on constituencies other than stockholders. Such constituencies may include creditors, customers, employees, and perhaps the community generally. However, the interests of other constituencies may be considered only if there are rationally related benefits accruing to the stockholders or there is some reasonable relationship to general stockholder interests.

     SPX's Certificate of Incorporation also provides that in determining whether an Acquisition Proposal is in the best interests of SPX and its stockholders, the Board shall consider all factors it deems relevant, including the consideration being offered in the Proposal, not only in relation to the then current market price, but also in relation to the then current value of SPX in a freely negotiated transaction and in relation to the Board's estimate of the future value of SPX as an independent entity; and the social, legal and economic effects upon employees, suppliers, customers and on the communities in which SPX is located, as well as on the long term business prospects of SPX.

     Under Connecticut law, a director of a corporation must consider, in determining what he or she reasonably believes to be in the best interests of the corporation in connection with, among other things, a plan of merger or share exchange, (1) the long-term as well as the short-term interests of the corporation, (2) the interests of the shareholders, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of the corporation, (3) the interests of the corporation's employees, customers, creditors and suppliers, and (4) community and societal considerations including those of any community in which any office or other facility of the corporation is located. A director may also consider any other factors he or she reasonably considers appropriate in determining what he or she reasonably believes to be in the best interests of the corporation.


                        MARKET PRICES AND DIVIDENDS

     SPX Common Stock is listed and principally traded on the NYSE (under the symbol "SPW") and is also listed on the PE. The Shares are listed and principally traded on the NYSE (under the symbol "ECH"), the PE and the International Stock Exchange in London. The following table sets forth, for the periods indicated, the high and low sale prices per share of SPX Common Stock and per Share as reported on the NYSE Composite Tape.

                                                    SPX COMMON STOCK                                 SHARES
                                     ---------------------------------------------  ----------------------------------------
                                         High             Low         Dividends        High           Low        Dividends
                                         ----             ---         ---------        ----           ---        ---------
1995
   First Quarter..................      17-3/8          14-1/4           .10          38-1/2         29-7/8        0.190
   Second Quarter.................      15-1/8          10-3/4           .10          38-3/4           34          0.205
   Third Quarter..................        16            11-1/8           .10          39-5/8         33-7/8        0.205
   Fourth Quarter.................        17            14-1/8           .10          39-1/2         33-7/8        0.205
1996
   First Quarter..................      18-1/8          13-5/8           .10          38-3/4         32-5/8        0.205
   Second Quarter.................      27-1/8            18             .10          37-7/8         33-3/8        0.220
   Third Quarter..................      31-5/8          21-5/8           .10          37-5/8         29-3/4        0.220
   Fourth Quarter.................      40-1/2          26-7/8           .10          34-1/4         30-1/4        0.220
1997
   First Quarter..................      49-3/4          37-3/8           .10          35-1/4         29-1/2        0.220
   Second Quarter.................      70-5/8          41-7/8            -           36-1/2         31-1/8        0.225
   Third Quarter..................      65-3/4            49              -           38-9/16        33-5/8        0.225
   Fourth Quarter.................      70-3/8          58-7/16           -           36-5/8        29-13/16       0.225
1998
   First Quarter
   (through February 13, 1998)....      76-1/8          65-3/16           -           39-5/8         34-1/2        0.225

     On February 13, 1998, the last full trading day prior to the first public announcement by SPX of the Proposed Business Combination, the reported high and low sale prices per share and closing price per share of SPX Common Stock and per Share on the NYSE were as follows:

                                             High          Low          Close
                                             ----          ---          -----
The Company........................         39-1/4        38-1/2       38-7/8
SPX................................         75-5/8        74-3/4       75-1/16

     On                   ,  1998,  the last full  trading day prior to the
date of this Prospectus, the reported high and low sale prices per share and closing price per share of SPX Common Stock and per Share on the NYSE were as follows:

                                             High          Low           Close
                                             ----          ---           -----
The Company........................         [    ]        [    ]        [    ]
SPX................................         [    ]        [    ]        [    ]

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF SPX COMMON STOCK AND FOR THE SHARES.


                      COMPARATIVE PER SHARE DATA
                             (unaudited)

     The following table presents historical per share data of SPX and the Company and pro forma combined per share data as if the Offer and the Merger had occurred as of September 1, 1996 assuming an Exchange Ratio of
0.4796. The table also presents the Company's pro forma equivalent per share data. See "Selected Historical Financial Data of SPX," "Selected Historical Financial Data of the Company," and "Selected Pro Forma Combined Financial Data" included elsewhere herein for additional information regarding this pro forma information. The pro forma combined per share data is intended for information purposes, and does not purport to represent what the combined entity's results of continuing operations would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period. The selected pro forma combined financial data do not give effect to any restructuring costs, nor to any cost savings that could result from the combination of the companies. Any integration and rationalization of the operations of the Company may include certain costs which may in turn result in a charge to earnings. Such a charge, which cannot now be quantified, may be material and would be recognized in the period in which such a restructuring occurs. SPX management believes that the combined company can achieve approximately $125 million of annualized expense savings, which have not been reflected in the pro forma combined financial data. Upon consummation of the Offer, the actual financial position and results of operations of the combined company will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the date of the pro forma financial information and the date on which the Offer is consummated and thereafter, as well as the factors discussed under "Risk Factors."

                                                                              The Company
                                       SPX       The Company    Pro forma      Pro forma
                                    Historical    Historical   Combined (a)   Equivalent (b)
                                    ----------    ----------   ------------   --------------
Income (loss) per
common share from
continuing operations
(primary) (c):
  Three months ended
   November 30, 1997                $  0.80       $  0.52       $  0.54       $  0.26
  Year ended August 31, 1997          (3.56)        (0.75)        (3.84)        (1.84)
Dividends per common share (d):
  Three months ended
   November 30, 1997                    --           0.225          --            --
  Year ended August 31, 1997           0.30          0.89          0.30          0.14
Book value per common share:
   November 30, 1997                   1.08         14.84         27.72         13.29
   August 31, 1997                     1.78         14.60         26.24         12.59

Pro forma income (loss) from
continuing operations under
FAS 128:
 Three months ended
 November 30, 1997
  Basic                                0.83          0.52          0.55          0.26
  Diluted                              0.80          0.52          0.54          0.26
 Year ended August 31, 1997
  Basic                               (3.65)        (0.75)        (3.87)        (1.86)
  Diluted                             (3.56)        (0.75)        (3.84)        (1.84)

(a)  See "Selected Pro Forma Combined Financial Data of SPX and the Company."

(b) The Company pro forma equivalent per share information represents the pro forma combined per share information multiplied by an Exchange Ratio of 0.4796.

(c) Excluding special charges and gains, pro forma combined income per common share from continuing operations would have been $1.56 per share ($0.75 per equivalent share) for the year ended August 31, 1997. Additionally, SPX management believes that the combined entity can achieve approximately $125 million of annualized expense savings, which have not been reflected in the pro forma results. If such savings were assumed to be achieved and special charges and gains are excluded, pro forma combined income per common share from continuing operations would have been $0.99 per share ($0.47 per equivalent share), and $3.29 per share ($1.58 per equivalent share), for the three months ended November 30, 1997 and for the year ended August 31, 1997, respectively.

(d) In April of 1997, SPX eliminated its quarterly cash dividend and stated that distribution to shareholders would be in the form of open market purchases of SPX Common Stock when deemed appropriate by management.



                 SELECTED HISTORICAL FINANCIAL DATA OF SPX
                    (in millions, except per share data)

     The following table presents the selected historical statement of income and other financial data of SPX. The financial data as of and for the nine months ended September 30, 1997 and 1996 have been derived from the unaudited quarterly financial statements of SPX. The financial data as of and for the fiscal years ended December 31, have been derived from the audited financial statements of SPX. In the opinion of SPX's management, the unaudited financial statements from which the financial data for the nine months ended September 30, 1997 and 1996 have been derived have been prepared on a basis consistent with the audited financial statements and contain the adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. The operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. SPX's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of SPX which are incorporated by reference herein. See "Available Information" and "Incorporation of Documents by Reference." See "Business of SPX and the Company--SPX--Subsequent Developments" for a discussion of SPX's 1997 reported results of operations for the fourth quarter and full year period.

                     As of and for the
                     nine months ended
                       September 30,                       As of and for the year ended December 31,
                       -------------         --------------------------------------------------------------------
                     1997(a)      1996(b)       1996(b)        1995         1994(c)      1993(d,e)       1992
                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Statement of
income data:
--------------
Revenues         $ 680.6(a)    $ 857.9       $ 1,109.4     $ 1,098.1     $ 1,079.9     $ 747.2       $ 801.2
Cost of
 products sold     492.6         655.8           850.1         853.5         821.5       508.0         533.2
Selling,
 general and
 admin.            129.7         142.9           186.5         194.5         198.0       204.1         209.9
Other
 operating
 expenses,
 net (f)             2.8           1.4             1.9           8.3           2.9        53.4(c)        7.8
Special
 charges (g)         6.5(h)       15.9(i)         87.9(i)       10.7(i)        ---        27.5(j)        ---
                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Operating
 income (loss)      49.0          41.9           (17.0)         31.1          57.5       (45.8)         50.3
Other expense
 (income), net     (73.1)(a)       0.5            (0.7)         (3.0)          0.1      (102.9)(e)       1.2
Interest
 expense, net       10.6          24.9            31.8          35.7          35.2        15.9          15.1
                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Income (loss)
 before income
 taxes             111.5          16.5           (48.1)         (1.6)         22.2        41.2          34.0
Income taxes        55.0           6.4             7.6          (0.2)          9.1        28.1          13.4
                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Income (loss)
 from
 continuing
 operations      $  56.5       $  10.1       $   (55.7)    $    (1.4)    $    13.1     $  13.1       $  20.6
Discontinued
 operation (k)       ---           ---             ---          (2.8)          1.0         2.1           ---
Cumulative
 effect of
 accounting
 changes (l)         ---           ---             ---           ---           ---       (31.8)         (5.7)
Extraordinary
 items,
 net of
 taxes (m)         (10.3)         (1.1)           (6.6)         (1.1)          ---       (24.0)          ---
                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Net income
 (loss)          $  46.2       $   9.0       $   (62.3)    $    (5.3)    $    14.1     $ (40.6)      $  14.9
                 ============  ============  ============  ============  ============  ============  ============
Primary
 income (loss)
 from
 continuing
 operations
 per share       $   4.17      $   0.73      $    (3.98)   $    (0.10)   $     1.02    $   1.04       $  1.48
Weighted
 average
 number of
 common shares
 outstanding        13.547(n)     13.881          13.998        13.174        12.805      12.604        13.856
Dividends per
 share           $   0.10(n)   $   0.30      $     0.40    $     0.40    $     0.40    $   0.40       $  0.40
Pro forma
 income (loss)
 from
 continuing
 operations
 per share
 under FAS 128:
  Basic          $   4.34      $   0.74      $    (4.04)   $    (0.10)   $     1.02    $   1.04       $  1.48
  Diluted        $   4.17      $   0.73      $    (3.98)   $    (0.10)   $     1.02    $   1.04       $  1.48
Other financial
data:
---------------
 EBITDA(o)       $   74.8      $  89.6       $   111.7     $    85.3     $    96.0     $   6.1        $ 75.6
 Total assets
                    540.9        806.7           616.0         831.4         929.0     1,024.4         560.3
 Total debt         196.2        285.8           229.3         319.8         415.2       430.2         174.3
 Shareholders'
  equity             14.6(n)     173.7           105.9         162.2         158.7       145.4         185.5
 Capital
  expenditures       15.6         12.0            20.2          31.0          48.5        15.1          20.4
 Depreciation
  and amort          19.3         31.8            40.8          43.5          38.5        24.4          25.3


Note: The accompanying notes are an integral part of this selected historical financial data.

             NOTES TO SELECTED HISTORICAL FINANCIAL DATA OF SPX
                    (in millions, except per share data)


(a) During the nine months ended September 30, 1997, SPX sold its Sealed Power division for $223 in gross cash proceeds. SPX recorded a pretax gain of $71.9, or $31.2 after-tax. Annual 1996 revenues of this division were approximately $230. See "Pro Forma Adjusted Historical Financial Data of SPX."

(b) During 1996, SPX sold its Hy-Lift division for approximately $15. Annual 1995 revenues of this division were approximately $45. See "Pro Forma Adjusted Historical Financial Data of SPX."

(c) Effective December 31, 1993, SPX acquired the balance of Sealed Power Technologies ("SPT") for $39. SPX previously owned 49% of SPT and accounted for its investment using the equity method. SPT's 1993 revenues were $392. As a result of this acquisition, SPX was required to recognize its share of SPT's losses, $26.9, in 1993. Also, in 1993, SPX initiated consolidation of Sealed Power Europe Limited Partnership which required recognition of cumulative losses of the partnership since its inception, resulting in a charge of $21.5. These charges have been included in other operating expenses, net.

(d) During 1993, SPX acquired Allen Testproducts and its related leasing company for $102. Annual 1992 revenues of this acquisition were approximately $83.

(e) During 1993, SPX divested its Sealed Power Replacement and Truth divisions for a gain of $105.4 ($64.2 after-tax). Annual 1992 revenues of these divisions were approximately $247.

(f)  Other   operating   expenses,    net,   include    goodwill/intangible
     amortization, minority interest, and earnings from equity interests.

(g) Special charges include certain legal costs, restructuring charges, and write-off of goodwill.

(h) During the nine months ended September 30, 1997, SPX recorded a $6.5 charge ($4.2 after-tax) to record anticipated future legal costs associated with ongoing patent litigation.

(i) The restructuring charges in 1996 and 1995 include costs to consolidate five Service Solution divisions and a related early retirement program, costs to downsize several international locations, costs of an additional domestic early retirement program, and costs to close a European foundry. Also during 1996, SPX recognized a $67.8 goodwill write-off, with no related tax benefit. The goodwill was related to the 1988 and 1993 acquisitions of Bear Automotive Company and of Allen Testproducts, respectively.

(j)  During 1993,  SPX recognized a $27.5 ($18.5  after-tax)  restructuring
     charge  to  combine   its  Bear   Automotive   operation   with  Allen
     Testproducts.

(k) During 1995, SPX sold SPX Credit Corporation and recorded a pretax loss of $4.8 ($3.0 after-tax). The financial results of this operation are included as a discontinued operation through the date of divestiture.

(l) During 1993, SPX adopted new accounting methodology for its ESOP and reflected its 49% share of SPT's adoption of SFAS No. 106 regarding accounting for postretirement benefits other than pensions. In 1992, SPX adopted new accounting methodology for postretirement benefits other than pensions and for income taxes.

(m)  During the nine months  ended  September  30,  1997,  SPX tendered for substantially all ($126.7) of its outstanding 11 3/4% senior subordinated notes. SPX recorded an extraordinary item, net of taxes, of $10.3 for the costs to purchase the notes. During 1996, SPX purchased $99.9 of these notes and recorded an extraordinary item, net of taxes, of $6.6 for the costs to purchase the notes. During 1995, SPX purchased $31.7 of these notes and recorded an extraordinary item, net of taxes, of $1.1 for the costs to purchase the notes. During 1993, SPX recorded the costs associated with prepayment of certain company and SPT indebtedness totaling $24.0, net of taxes, as an extraordinary item.

(n) During the nine months ended September 30, 1997, SPX purchased 2.147 common shares through a Dutch Auction self-tender offer for $56.00 per share. As of September 30, 1997, SPX had purchased an additional 0.376 shares through open market purchases. Also, concurrent with the Dutch Auction, SPX announced the elimination of quarterly cash dividends and stated that future distributions to shareholders would be in the form of open market purchases of common stock, when deemed appropriate by management.

(o) EBITDA represents operating income (loss) before special charges, depreciation and amortization. EBITDA is not presented herein as an alternative measure of operating results, cash flow (as defined by generally accepted accounting principles) or liquidity and does not necessarily represent the cash available to fund cash requirements of the combined company. EBITDA is instead included because it is one measure used by certain investors as an indicator of a company's operating performance and its ability to service indebtedness.


             SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY
                    (in millions, except per share data)

     The following table presents selected historical statement of income and other financial data of the Company. The financial data as of and for the three months ended November 30, 1997 and November 30, 1996 have been derived from the unaudited financial statements of the Company in the Company's Quarterly Reports on Form 10-Q for the three months ended November 30, 1997 and 1996. The financial data as of and for the fiscal years ending August 31, have been derived from the audited financial statements of the Company and selected financial data presented in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997. The operating results for the three months ended November 30, 1997 are not necessarily indicative of the results that may be expected for the year ended August 31, 1998. The Company's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of the Company which are incorporated by reference herein (except for the report of the Company's independent accountants incorporated by reference in the Company's 1997 Annual Report on Form 10-K which is not incorporated herein by reference because the consent of the Company's independent accountants has not yet been obtained). See "Available Information" and "Incorporation of Documents by Reference."



                                                    As of and
                                                    for Three
                                                   months ended
                                                   November 30,            As of and for the fiscal Year ended August 31,
                                             ----------------------- ---------------------------------------------------------
                                               1997         1996        1997       1996         1995       1994        1993
                                               ----         ----        ----       ----         ----       ----        ----
Statement of income data:
-------------------------
Net sales                                    $  889.5     $  850.9   $ 3,568.6    $ 3,128.7   $ 2,717.9  $ 2,229.5   $ 1,944.5
Cost of goods sold                              671.1        635.0     2,707.1      2,309.0     1,932.5    1,571.3     1,378.0
Selling and administrative expenses             159.2        149.2       640.1        574.6       531.3      468.5       420.4
Repositioning and other special charges (a)         -            -       254.1            -           -          -           -
Gain on sales of businesses (b)                     -            -       (28.6)           -           -          -           -
                                             --------     --------   ---------    ---------   ---------  ---------   ---------
Income (loss) from operations                    59.2         66.7        (4.1)       245.1       254.1      189.7       146.1
Interest expense, net                             9.8          8.0        40.6         32.9        23.6       11.7         8.5
                                             --------     --------   ---------    ---------   ---------  ---------   ---------
Income (loss) before taxes                       49.4         58.7       (44.7)       212.2       230.5      178.0       137.6
Provision for taxes                              16.8         20.6         2.2         70.0        76.1       56.9        44.0
                                             --------     --------   ---------    ---------   ---------  ---------   ---------
Income (loss) before cumulative
 effect of accounting change                     32.6         38.1       (46.9)       142.2       154.4      121.1        93.6
Cumulative effect of accounting change (c)          -            -           -            -           -        2.6           -
                                             --------     --------   ---------    ---------   ---------  ---------   ---------
Net income (loss)                            $   32.6     $   38.1   $   (46.9)   $   142.2    $  154.4   $  123.7   $    93.6
                                             ========     ========   ==========   =========    ========   ========   =========
Average shares outstanding                     63.132       62.347      62.601       61.919      59.476    58.996       58.560
Primary net income (loss) per share (d)      $   0.52     $   0.61   $   (0.75)   $    2.30    $   2.60  $   2.10    $    1.60
Dividends per share                          $  0.225     $   0.22   $    0.89    $    0.85    $   0.79  $   0.73    $    0.70

Other financial data:
--------------------
EBITDA (e)                                   $   88.9     $   93.9   $   335.3    $   336.0    $  330.7  $  253.9    $   205.8
Total assets                                  2,365.5      2,453.8     2,374.2      2,130.8     1,961.0   1,577.4      1,263.3
Total debt                                      761.4        769.9       757.9        495.9       507.1     308.3        164.2
Shareholders' equity                            937.0      1,039.5       913.7      1,008.9       909.3     799.0        713.8
Capital expenditures                             31.5         28.1       149.2        104.4       103.9      73.8         41.5
Depreciation and amortization                    29.7         27.2       113.9         90.9        76.6      64.2         59.7


Note: The accompanying notes are an integral part of this selected historical financial data.


         NOTES TO SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY
                    (in millions, except per share data)

(a) During the Company's fourth quarter of fiscal 1997, the Company recorded repositioning and other special charges of $254.1, pretax. The repositioning charge included expenses related to facility realignments and rationalizations, and the write-down to net realizable value of businesses to be disposed. In addition, goodwill associated with brand names no longer in use was written off, inventory related to discontinued and rationalized product lines was written down, property, plant and equipment idled by facility closures and product line rationalizations were reduced, and other investments and deferred customer acquisition costs were written off.

(b) During fiscal 1997, the Company sold two divisions for gross proceeds of $75.9. The Company reported a pretax gain of $28.6.

(c) During fiscal 1994, the Company adopted a new accounting methodology for income taxes.

(d) The Company indicates that pro forma diluted loss per share would have been less than the reported loss per share for the year ended August 31, 1997.

(e) EBITDA represents operating income (loss) before repositioning and other special charges, gain on sales of businesses, depreciation and amortization. EBITDA is not presented herein as an alternative measure of operating results, cash flow (as defined by generally accepted accounting principles) or liquidity and does not necessarily represent the cash available to fund cash requirements of the combined company. EBITDA is instead included because it is one measure used by certain investors as an indicator of a company's operating performance and its ability to service indebtedness.

                PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                           OF SPX AND THE COMPANY
                                (unaudited)
                    (in millions, except per share data)

PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

     The following information is presented as if the Offer and the Merger of SPX and the Company occurred on September 1, 1996 for statement of income and related data and on November 30, 1997 for balance sheet and related data. This pro forma data assumes that the Offer and the Merger are effected by the exchange of shares of SPX Common Stock and cash for shares of the Company common stock. The pro forma data assumes SPX will exchange
0.4796  shares of SPX Common Stock and $12.00 cash for each Share,  whereby
30.731 million shares of SPX Common Stock and $768.9 of cash are issued in exchange for all outstanding shares and equivalent Shares. The Offer and the Merger will be accounted for as a reverse acquisition as the shareholders of the Company will own a majority of the outstanding shares of SPX Common Stock upon completion of the transaction. Accordingly, for accounting purposes, SPX is treated as the acquired company and the Company is considered to be the acquiring company. The purchase price will be allocated to the assets and liabilities assumed of SPX based on their estimated fair market values at the acquisition date. Under reverse acquisition accounting, the purchase price of SPX is based on the fair market value of SPX's Common Stock at the date of acquisition. The cash portion of the Offer and the Merger will be accounted for as a dividend by SPX. SPX's financial position and results of operations will not be included in the Company's consolidated financial statements prior to the date the Merger is consummated.

     Under reverse acquisition accounting, the purchase price of SPX is based on the fair market value of SPX Common Stock. For purposes of this pro forma information, the fair market value of SPX Common Stock is assumed to be $75-1/16 per share, which reflects the closing price of SPX's Common Stock as of February 13, 1998.

     The pro forma condensed combined financial statements are intended for information purposes, and do not purport to represent what the combined entity's results of continuing operations or financial position would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period.

     The selected pro forma combined financial data does not give effect to any restructuring costs, nor any cost savings that could result from the combination of the companies. Any integration and rationalization of the operations of the Company may include certain costs which may in turn result in a charge to earnings. Such a charge, which cannot now be quantified, may be material and would be recognized in the period in which such a restructuring occurs. SPX management believes that SPX can achieve approximately $125 of annualized expense savings, which have not been reflected in the pro forma combined financial data. Upon consummation of the Offer, the actual financial position and results of operations of SPX will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the date of the pro forma financial information and the date on which the Offer is consummated and thereafter, as well as the factors discussed under "Risk Factors."

     In these pro forma condensed combined financial statements, the Company's information was derived from the Company's 1997 Form 10-K, and the Company's 1998 First Quarter Form 10-Q. For SPX's pro forma adjusted historical financial data, see "Pro Forma Adjusted Historical Financial Data of SPX," presented elsewhere herein.

     These pro forma condensed combined financial statements should be read in conjunction with the financial statements and notes thereto included in SPX's 1996 Form 10-K SPX's Quarterly Report on Form 10-Q for the nine months ended September 30, 1997, the Company's 1997 Form 10-K and the Company's 1998 First Quarter Form 10-Q.


                PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                          OF SPX AND THE COMPANY
                FOR THE THREE MONTHS ENDED NOVEMBER 30, 1997
                                (unaudited)
                    (in millions, except per share data)


                                        SPX          The Company      Pro forma
                                      Hist. (a)      Hist.  (a)      Adjustments        Pro forma
                                      ---------      -----------     -----------        ---------
Statement of income data:
-------------------------
Revenues                             $    213.7    $      889.5    $           -       $  1,103.2
Cost of products sold                     152.3           671.1              0.8 (d)        824.2
Selling, general and
 administrative expense                    42.4           159.2              0.8 (d)        202.4
Other operating expenses, net               1.0               -              5.4 (d)          6.4
Special charges and gains                     -               -                -                -
                                     ----------    ------------    -------------       ----------
Operating income                     $     18.0    $       59.2    $        (7.0)      $     70.2
Other expense (income), net                (0.4)              -                -             (0.4)
Interest expense, net                       3.3             9.8             20.7 (f)         33.8
                                     ----------    ------------    -------------       ----------
Income before income taxes           $     15.1    $       49.4    $       (27.7)      $     36.8
Provision (benefit) for income              5.2            16.8             (8.5)(g)         13.5
 taxes                               ----------    ------------    -------------       ----------
Income (m)                           $      9.9    $       32.6    $       (19.2)      $     23.3
                                     ==========    ============    =============       ==========

Primary income per share (m)         $     0.80                                        $     0.54
Weighted average number of
 common shares outstanding               12.406                           30.723 (h)       43.129
Dividends per share (n)                       -                                                 -
Pro forma income per share
 under FAS 128:
  Basic                              $     0.83                                        $     0.55
  Diluted                            $     0.80                                        $     0.54

Other financial data:
---------------------
EBITDA (o)                           $     24.0    $       88.9    $        (0.3)      $    112.6
Capital expenditures                        5.0            31.5                              36.5
Depreciation and amortization               6.0            29.7              6.7             42.4


Note: The accompanying notes are an integral part of this pro forma condensed combined financial data.



                PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                           OF SPX AND THE COMPANY
                     FOR THE YEAR ENDED AUGUST 31, 1997
                                (unaudited)
                    (in millions, except per share data)




                            SPX
                            Pro forma   The         Pro
                            Adjusted    Company     forma
                            Hist. (b)   Hist. (b)   Adjustments      Pro forma
                            ---------   ---------   -----------      ---------
Statement of income data:
-------------------------
Revenues                    $   825.4   $ 3,568.6   $         -      $ 4,394.0
Cost of products sold           595.7     2,707.1           3.3 (d)    3,306.1
Selling, general and
 administrative expense         168.7       640.1           3.3 (d)      812.1
Other operating
 expenses, net                    3.9           -          21.6 (d)       25.5
Special charges and
 gains (k,l)                     81.7       225.5             -          307.2
                            ---------   ---------   -----------      ---------
Operating income (loss)     $   (24.6)  $    (4.1)  $     (28.2)     $   (56.9)
Other expense (income),
 net                             (2.3)          -                         (2.3)
Interest expense, net            17.8        40.6          78.3 (f)      136.7
                            ---------   ---------   -----------      ---------
Income (loss) before
 income taxes               $   (40.1)  $   (44.7)  $    (106.5)     $  (191.3)
Provision for income
 taxes                           10.4         2.2         (32.3)(g)      (19.7)
                            ---------   ---------   -----------      ---------
Income (loss) (c,m)         $   (50.5)  $   (46.9)  $    (74.2)      $  (171.6)
                            =========   =========   ==========       =========

Primary income (loss)
 per share (m)              $   (3.56)                               $   (3.84)
Weighted average number
 of common shares
 outstanding                    14.196                    30.468 (h)     44.664
Dividends per share (n)     $    0.30                                $    0.30
Pro forma income (loss) per
 share under
 FAS 128:
  Basic                     $   (3.65)                               $   (3.87)
  Diluted                   $   (3.56)                               $   (3.84)

Other financial data:
---------------------
EBITDA (o)                  $    82.1   $   335.3   $      (1.6)     $   415.8
Capital expenditures             17.5       149.2                        166.7
Depreciation and amort.          25.0       113.9          26.6          165.5

Note: The accompanying notes are an integral part of this pro forma condensed combined financial data.



                 PRO FORMA CONDENSED COMBINED BALANCE SHEET
                           OF SPX AND THE COMPANY
                          AS OF NOVEMBER 30, 1997
                                (unaudited)
                               (in millions)


                           SPX          The Company
                           Historical   Historical     Pro forma
                           Sept.30,1997 Nov.30,1997    Adjust.         Pro forma
                           ----------   -----------    ---------       ---------
Assets:
Current assets             $    340.9   $  1,198.5     $    12.0  (i)  $ 1,551.4
Property, plant and
 equipment, net                 123.0        726.0          40.0  (i)      889.0
Marketable securities               -         81.3             -            81.3
Intangible assets                   -        318.1             -           318.1
Goodwill                         60.7            -         (60.7) (i)      985.9
                                                           985.9  (i)
Other assets                     16.3         41.6          37.5  (e)      181.9
                                                            87.3  (i)
                                                            (0.8) (i)
                           ----------   ----------     ---------       ---------
  Total assets             $    540.9   $  2,365.5     $ 1,101.2       $ 4,007.6
                           ==========   ==========     =========       =========
Liabilities and
 Shareholders' Equity
Notes payable and current
 maturities of long-term
 debt                      $      3.0   $     58.7     $       -       $    61.7
Other current liabilities       214.6        590.0             -           804.6
Total long-term
 liabilities                    115.5         77.0         (19.4) (i)      228.4
                                                            55.3  (i)
Long-term debt                  193.2        702.8         821.4  (e)    1,717.4
Total shareholders' equity       14.6        937.0       1,037.4  (j)    1,195.5
                                                          (768.9) (j)
                                                           (14.6) (j)
                                                           (10.0) (i)
                           ----------   ----------     ---------       ---------
Total liabilities and
 shareholders' equity      $    540.9   $  2,365.5     $ 1,101.2       $ 4,007.6
                           ==========   ==========     =========       =========

Note: The accompanying notes are an integral part of this pro forma condensed combined balance sheet.


            NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                           OF SPX AND THE COMPANY
                                (unaudited)
                    (in millions, except per share data)

(a) Pro forma information as of and for the three months ended November 30, 1997 includes the actual historical results of SPX for the three months ended September 30, 1997 (the fiscal quarter end of SPX nearest to November 30, 1997) and the actual historical results of the Company as of and for the three months ended November 30, 1997.

(b) Pro forma information for the year ended August 31, 1997 includes the pro forma adjusted historical results of SPX for the twelve months ended June 30, 1997 (the fiscal twelve month period of SPX nearest to August 31, 1997) and the actual historical results of the Company for the year ended August 31, 1997. The pro forma adjusted historical results of SPX for the twelve months ended June 30, 1997 reflect SPX's February 1997 disposition of the Sealed Power division and its November 1996 disposition of the Hy-Lift division, as if such dispositions occurred on July 1, 1996. See "Pro Forma Adjusted Historical Financial Data of SPX," presented elsewhere herein.

(c) These pro forma financial statements reflect only results from continuing operations. SPX recorded a $16.4 extraordinary item, net of taxes, in the twelve months ended June 30, 1997. The extraordinary item related to SPX's purchase of 11 3/4% senior subordinated notes.

(d) These pro forma adjustments reflect the impact of the allocation of the purchase price to the assets and liabilities of SPX on the pro forma combined statement of income and other financial data. The ultimate allocation of the purchase price to the net assets acquired, goodwill and other intangible assets, liabilities assumed and incomplete technology of SPX is subject to final determination of their respective fair values, and as a result, these adjustments could change. The following table reflects the pro forma statement of income impact of the purchase accounting adjustments:

                                    Cost of    Selling,   Other
                                    products   general    operating
                                    sold       & admin.   expenses    Total
                                    --------   --------   ---------   -------
    Additional depreciation         $   2.5    $    2.5   $       -    $  5.0
    Pension expense adjustment           0.3        0.3                   0.6
    Amortization of previously
     recorded goodwill                     -          -        (3.0)     (3.0)
    Goodwill and intangible
     amortization on
     transaction                           -          -        24.6      24.6
    Postretirement expense
     adjustment                          0.5        0.5           -       1.0
                                    --------   --------   ---------   -------
    Year ended August 31, 1997      $    3.3   $    3.3   $    21.6   $  28.2
                                    ========   ========   =========   =======

    Three months ended
     November 30, 1997              $    0.8   $    0.8   $     5.4   $   7.0
                                    ========   ========   =========   =======

     Upon consummation of the transaction, an estimated $10.0 charge for incomplete technology will occur, however, this charge is not reflected in the pro forma data as the charge is non-recurring and has no continuing impact.

(e) This pro forma adjustment reflects the borrowings for the cash portion of the transaction, debt issuance costs for new financing, and other estimated transaction fees of $15.0. The cash portion of the transaction is $768.9, which represents $12.00 per share of the Company's stock multiplied by 64.077 million the Company's outstanding shares and equivalents. The outstanding and equivalent shares of the Company include the Company's outstanding shares at November 5, 1997 and shares issuable (treasury stock method) upon exercise of the Company's options. The debt issuance costs are estimated at $37.5 to obtain a new seven year $2,400 financing to effect the transaction, to refinance existing debt of both SPX and the Company and provide working capital.

(f) These pro forma adjustments reflect the interest expense associated with the incremental borrowings to effect this transaction, as if the incremental borrowings had occurred at September 1, 1996. The pro forma interest expense adjustment also reflects the refinancing of existing debt with the new seven year $2,400 financing as of September 1, 1996. The interest expense has been computed on an assumption that the new credit facility will bear interest at a rate of LIBOR plus 2 1/4% (8% was used in these pro forma financial statements) and that debt issuance costs are amortized over seven years.

(g) These adjustments represent the estimated income tax effect of the pro forma adjustments, excluding goodwill expense, which will not be deductible for tax purposes, using an effective income tax rate of 38%.

(h) These pro forma adjustments reflect the additional SPX shares to be issued in the transaction. The additional shares to be issued are calculated using an Exchange Ratio of 0.4796, which converts weighted average outstanding shares of the Company to weighted average outstanding shares of SPX. The outstanding and equivalent shares of the Company include the Company's outstanding shares and shares issuable (treasury stock method) upon exercise of the Company's options.

(i) These pro forma adjustments reflect the allocation of the purchase price to the assets and liabilities of SPX. The purchase price of SPX is assumed to be the market value of SPX (12.561 outstanding shares at $75-1/16 per share and the fair value of SPX's options outstanding). The excess purchase price to be allocated represents the fair market value of SPX, less the September 30, 1997 book equity value of SPX. The September 30, 1997 book equity value of SPX was also reduced by estimated transaction fees of $15 for investment banker fees, accounting and legal fees, and other transaction costs assumed to have been incurred by SPX prior to the combination.

    SPX shares outstanding                      12.561
    Market price per share                    $75.0625
                                              --------
    Market value of outstanding shares        $  942.9
    Fair value of SPX outstanding options         94.5
                                              --------
    Market value of SPX                       $1,037.4
    SPX September 30, 1997 book value             14.6
    Transaction fees                             (15.0)
                                              --------
    Excess purchase price to be allocated     $1,037.8
                                              ========

     This total has been allocated to the assets and liabilities of SPX as follows:

    Inventory - to reflect the estimated
    adjustment for fair market value          $   12.0
    Property, plant and equipment - to
    reflect the estimated adjustment to fair
    market value                                  40.0
    Other assets- to adjust prepaid pension
    to the fair market value of plan assets
    less the projected benefit obligation         87.3
    Other assets - to eliminate deferred
    financing fees                                (0.8)
    Goodwill - to eliminate previously
    recorded goodwill                            (60.7)
    Goodwill and intangible assets - to
    record goodwill and intangibles
    resulting from the transaction               985.9
    Incomplete technology                         10.0
    Long-term liabilities - to adjust
    Postretirement health and life insurance
    liability to the accumulated
    postretirement benefit obligation             19.4
    Long-term liabilities - to record
    deferred tax liability related to the
    above allocations                            (55.3)
                                              --------
    Total                                     $1,037.8
                                              ========

     The ultimate allocation of the purchase price to the net assets acquired, goodwill, other intangible assets, liabilities assumed and incomplete technology is subject to final determination of their respective fair values. As of November 30, 1997, there were no intercorporate transactions that required elimination.

(j) These pro forma adjustments reflect the effect of reverse acquisition accounting by increasing the Company's shareholders' equity by the excess market value of SPX ($1,037.4), less SPX's September 30, 1997 book value (14.6), and subtracting the cash payout ($768.9) which is treated as a dividend by the combined company.

(k) Reflects a reclassification of $6.5 of legal costs to Special charges that were previously classified as other expense (income), net in SPX's Quarterly Report on Form 10-Q for the nine months ended September 30, 1997.

(l) During the year ended August 31, 1997, the Company recorded repositioning and other special charges totaling $254.1. Also, the Company recorded a $28.6 gain on the sale of two businesses. During the year ended August 31, 1997, SPX recorded a $7.4 restructuring charge, $6.5 of legal costs and a $67.8 write-off of goodwill. For purposes of this presentation, these charges and gains have been classified as special charges and gains.

(m) Excluding special charges and gains, pro forma income before extraordinary item would have been $69.5, or $1.56 per share for the year ended August 31, 1997. Additionally, SPX management believes that the combined entity can achieve approximately $125 of annualized expense savings, which have not been reflected in the pro forma results. If such savings were assumed to be achieved, pro forma income before extraordinary item and special charges and gains would have been $42.7, or $0.99 per share, and $147.0, or $3.29 per share, for the three months ended November 30, 1997 and for the year ended August 31, 1997, respectively.

(n) Represents the historical quarterly cash dividend per share of SPX for the periods presented. In April of 1997, SPX eliminated its quarterly cash dividend and stated that future share repurchases would be used, when appropriate, for distributions to shareholders.

(o) EBITDA represents operating income (loss) before special charges, depreciation and amortization. EBITDA is not presented herein as an alternative measure of operating results, cash flow (as defined by generally accepted accounting principles) or liquidity and does not necessarily represent the cash available to fund cash requirements of the combined company. EBITDA is instead included because it is one measure used by certain investors as an indicator of a company's operating performance and its ability to service indebtedness.



            PRO FORMA ADJUSTED HISTORICAL FINANCIAL DATA OF SPX
                                (unaudited)
                    (in millions, except per share data)

PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

     On February 7, 1997, SPX completed the sale of substantially all of the assets and rights used in the manufacture and distribution of piston rings and cylinder liners, known as the Sealed Power division ("SPD"). The gross cash sales proceeds were $223. Additionally, effective November 1, 1996, SPX sold its Hy-Lift division to W.A. Thomas Company. Hy-Lift manufactures and distributes engine valve train components to both the original equipment market and the aftermarket. The gross cash sales proceeds were $15.

     The following historical financial data include the results of SPD through February 7, 1997, and the results of Hy-Lift through November 1, 1996, their dates of disposition. The following unaudited pro forma adjusted historical financial data for the twelve months ended June 30, 1997 reflects the disposition of these divisions as if they had occurred as of July 1, 1996. The pro forma adjusted historical financial data does not purport to represent what SPX's results of continuing operations would actually have been had the transactions in fact occurred as of July 1, 1996, or project the results for any future period.

     This pro forma adjusted historical financial data should be read in conjunction with the financial statements and notes thereto included in SPX's 1996 Form 10-K, SPX's Current Report on Form 8-K filed February 21, 1997, and SPX's Quarterly Report on Form 10-Q for the nine months ended September 30, 1997.



            PRO FORMA ADJUSTED HISTORICAL FINANCIAL DATA OF SPX
                      FOR THE YEAR ENDED JUNE 30, 1997
                                (unaudited)
                    (in millions, except per share data)

                                             Pro forma Adj.
                                             --------------
                              Historical   Divest(a)    Other      Pro forma
                              ----------   ---------    -----      ---------
Statement of income data:
-------------------------
Revenues                      $  973.4     $  (148.0)              $   825.4
Cost of products sold            726.2        (130.5)                  595.7
Selling, general & admin.        176.8          (8.1)                  168.7
Other operating expenses, net      2.7           1.2                     3.9
Special charges (e)               81.7             -                    81.7
                              --------     ---------               ---------
Operating income              $  (14.0)    $   (10.6)              $   (24.6)
Other (income) expense           (74.2)            -    (71.9)(b)       (2.3)
Interest expense, net             22.1             -      4.3 (c)       17.8
                              --------     ---------   ------      ---------
Income before income taxes    $   38.1     $   (10.6)  $(67.6)     $   (40.1)

Provision for income taxes        53.4          (3.8)   (39.2)(d)       10.4
                              --------     ---------   ------      ---------
Income (f)                    $  (15.3)    $    (6.8)  $(28.4)     $   (50.5)
                              ========     =========   ======      =========

Primary income per share      $  (1.08)                            $   (3.56)
Weighted average number
 of shares                      14.196                                14.196
Pro forma income per share
 under FAS 128:
  Basic                       $  (1.11)                            $   (3.65)
  Diluted                     $  (1.08)                            $   (3.56)

Other financial data:
---------------------
EBITDA (g)                    $  100.3     $   (18.2)              $    82.1
Capital expenditures              23.0          (5.5)                   17.5
Depreciation and amortization     32.6          (7.6)                   25.0

(a) These columns reflect the operating results of SPD and Hy-Lift through their dates of disposition, February 7, 1997 and November 1, 1996, respectively.

(b) Adjustment to exclude the gain on the sale of SPD. SPX's loss on the sale of Hy-Lift was immaterial.

(c) Adjustment to interest expense, net, assuming the use of net proceeds to reduce revolving credit and other debt.

(d) Adjustment to income tax expense to reflect the tax effect of the adjustments.

(e) Reflects a reclassification of $6.5 of legal costs to Special charges that were previously classified as other expense (income), net in SPX's Quarterly Report on Form 10-Q for the nine months ended September 30, 1997.

(f)  Income excludes extraordinary item of $16.4, net of taxes.

(g) EBITDA represents operating income (loss) before special charges, depreciation and amortization. EBITDA is not presented herein as an alternative measure of operating results, cash flow (as defined by generally accepted accounting principles) or liquidity and does not necessarily represent the cash available to fund cash requirements of the combined company. EBITDA is instead included because it is one measure used by certain investors as an indicator of a company's operating performance and its ability to service indebtedness.


                        VALIDITY OF SPX COMMON STOCK

     The validity of the shares of SPX Common Stock offered hereby will be passed upon for SPX by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), One New York Plaza, New York, New York 10004.

                                  EXPERTS

     The audited consolidated financial statements included in SPX's 1996 Form 10-K incorporated by reference in this preliminary Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and Rights and any other required documents should be sent or delivered by each holder of Shares or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.

                       THE EXCHANGE AGENT
                       ------------------
                        TELEPHONE NUMBER
                            [     ]
                         (call collect)
By Mail:             Facsimile Transmission      By Hand or Overnight Courier:
[          ]              Copy Numbers:                   [          ]
                            [     ]
                            [     ]
                 Confirm Facsimile by Telephone:
                            [     ]
                            [     ]

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Any requests for additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed
Delivery may be directed to the Information Agent. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the Offer.

                  THE INFORMATION AGENT FOR THE OFFER IS:

                           D.F. King & Co., Inc.
                              77 Water Street
                          New York, New York 10005

               Bankers and brokers call collect: 212-269-5550
                         All others call toll free:
                                800-758-5378

                    THE DEALER MANAGER FOR THE OFFER IS:

                           CIBC Oppenheimer Corp.
                              200 West Madison
                                Suite #2300
                             Chicago, IL 60606
                               (312) 750-8749


                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorized and empowers SPX to indemnify the directors, officers, employees and agents of SPX against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with SPX, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of SPX in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

     SPX's Certificate of Incorporation provides that directors and officers of SPX and those serving at the request of SPX as a director, officer, employee or agent of another corporation or entity will be indemnified by SPX to the fullest extent authorized by Delaware law. The indemnification right includes the right to be paid by SPX the expenses incurred in defending any proceeding in advance of its final disposition. The indemnification rights conferred by SPX's Certificate of Incorporation are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. SPX is authorized to purchase and maintain insurance on behalf of its directors and officers.

ITEM 21.  EXHIBITS.

          ITEM NO.                                   DESCRIPTION
          --------                                   -----------

          2 Acquisition Agreement between the Registrant and Riken Corporation, incorporated herein from SPX's Annual Report of Form 10-K, file No. 1-6948, for the year ended December 31, 1993.

          3(i) Restated Certificate of Incorporation, incorporated herein by reference from the Registrant's Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1987.

          (ii) Certificate of Ownership and Merger dated April 25, 1988, incorporated herein by reference from the Registrant's Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1988.

          (iii) By-Laws as amended through October 25, 1995, incorporated herein by reference from the Registrant's Quarterly Report on Form 10-Q, file No. 1-6948, for the quarter ended September 30, 1995.

          4(i) Credit Agreement between SPX and The First National Bank of Chicago, as agent for the banks named therein, dated as of March 24, 1994, incorporated herein by reference from the Registrant's Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1993.

          (ii) 11 3/4% Senior Subordinated Notes due 2002, incorporated herein by reference from the Registrant's Amendment No. 2 to Form S-3 Registration Statement 33-52833, filed on May 27, 1994.

          (iii) Indenture, dated as of June 6, 1994, between the the Registrant and The Bank of New York, as trustee, relating to the 11 3/4% Senior Subordinated Notes due 2002, incorporated herein by reference from the Registrant's Amendment No. 2 to Form S-3 Registration Statement 33-52833, filed on May 27, 1994.

          (iv) Waiver and amendment No. 1 to Credit Agreement between the Registrant and The First National Bank of Chicago, as agent for the banks named therein, dated as of June 3, 1994, incorporated herein by reference from the Registrant's Quarterly Report on Form 10-Q, file No. 1-6948, for the quarter ended March 31, 1995.

          (v) Waiver and amendment No. 2 to Credit Agreement between the Registrant and The First National Bank of Chicago, as agent for the banks named therein, dated as of April 20, 1995, incorporated herein by reference from the Registrant's Quarterly Report on Form 10-Q, file No. 1-6948, for the quarter ended March 31, 1995.

          (vi) Waiver and amendment No. 3 to Credit Agreement between the Registrant and The First National Bank of Chicago, as agent for the banks named therein, dated as of December 12, 1995, incorporated herein by reference from the Registrant's Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1995.

          (vii) Waiver and amendment No. 4 to Credit Agreement between the Registrant and The First National Bank of Chicago, as agent for the banks named therein, dated as of February 28, 1996, incorporated herein by reference from the Registrant's Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1995.

          (viii) Waiver and amendment No. 5 to Credit Agreement between the Registrant and The First National Bank of Chicago, as agent for the banks named therein, dated as of March 24, 1996, incorporated herein by reference from the Registrant's Quarterly Report on Form 10-Q, file No. 1-6948, for the quarter ended March 31, 1996.

          (ix) Waiver and amendment No. 6 to Credit Agreement between the Registrant and The First National Bank of Chicago, as agent for the banks named therein, dated as of September 20, 1996, incorporated herein by reference from the Registrant's Quarterly Report on Form 10-Q, file No. 1-6948, for the quarter ended September 30, 1996.

          (x) Waiver and amendment No. 7 to Credit Agreement between the Registrant and The First National Bank of Chicago, as agent for the banks named therein, dated as of December 31, 1996, incorporated herein by reference to the Registrant's Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1996.

          (xi) Waiver and amendment No. 8 to Credit Agreement between the Registrant and The First National Bank of Chicago, as agent for the banks named therein, dated as of February 24, 1997, incorporated herein by reference to the Registrant's Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1996.

          (xii) Rights Agreement, dated as of June 25, 1996 between the Registrant and The Bank of New York, as Rights Agent, relating to Rights to purchase preferred stock under certain circumstances, incorporated herein by reference from the Registrant's Registration Statement on Form 8-A filed on June 26, 1996.

          (xiii) Amendment No. 1 to Rights Agreement, effective October 22, 1997, between SPX and the Bank of New York, incorporated herein by reference from SPX's
                    Registration Statement on Form 8-A filed on January 9,
                    1998.

          (xiv) Credit Agreement between SPX Corporation and The First National Bank of Chicago, as agent for the banks named therein, dated as of May 7, 1997, incorporated herein by reference from SPX's Quarterly Report on Form 10-Q, file No. 1-6948, for the quarter ended March 31, 1997.

          5 Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the legality of the shares of common stock being offered.*

          10(i) Sealed Power Corporation Executive Performance Unit Plan, incorporated herein by reference from SPX's Amendment No. 1 on Form 8 to the Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1988.

          (ii) SPX Corporation Retirement Plan for Directors, as amended and restated, incorporated herein by reference from SPX's Amendment No. 1 on Form 8 to the Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1988.

          (iii) SPX Corporation Supplemental Retirement Plan for Top Management, as amended and restated, incorporated herein by reference from SPX's Amendment No. 1 on Form 8 to the Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1988.

          (iv) SPX Corporation Excess Benefit Plan No. 3, as amended and restated, incorporated herein by reference from SPX's Amendment No. 1 on Form 8 to the Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1988.

          (v) SPX Corporation Executive Severance Agreement, incorporated herein by reference from SPX's Amendment No. 1 on Form 8 to the Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1988.

          (vi) SPX Corporation Trust Agreement for Supplemental Retirement Plan for Top Management, Excess Benefit Plan No. 3, and Retirement Plan for Directors, incorporated herein by reference from SPX's Amendment No. 1 on Form 8 to the Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1988.

          (vii) SPX Corporation Trust Agreement for Participants in Executive Severance Agreements, Special Separation Pay Plan for Corporate Staff Executive Personnel Agreements and Special Separation Pay Plan for Corporate Staff Management and Administrative Personnel Agreements, incorporated herein by reference from SPX's Amendment No. 1 on Form 8 to the Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1988.


          (viii) SPX Corporation Stock Compensation Plan Limited Stock Appreciation Rights Award, incorporated herein by reference from SPX's Amendment No. 1 on Form 8 to the Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1988.

          (ix) SPX Corporation Stock Ownership Plan, incorporated herein by reference from SPX's Current Report on Form 8-K, file No. 1-6948, filed on July 26, 1989.

          (x) SPX Corporation Stock Ownership Trust, incorporated herein by reference from SPX's Current Report on Form 8-K, file No. 1-6948, filed on July 26, 1989.

          (xi) SPX Corporation 1992 Stock Compensation Plan, incorporated herein by reference from Exhibit
                    10(iii)(n) to SPX's Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1992.

          (xii) SPX Corporation Supplemental Employee Stock Ownership Plan, incorporated herein by reference from SPX's Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1990.

          (xiii) Sealed Power Technologies L.P. Retirement Fund, incorporated herein by reference from Exhibit 10(viii) to SPT's and SPT Corp.'s Annual Report on Form 10-K, file No. 33-27994, for the year ended December 31, 1989.

          (xiv) Sealed Power Technologies L.P. Pension Plan No. 302, incorporated herein by reference from Exhibit 4(ix) to SPT's and SPT Corp.'s Annual Report on Form 10-K, file No. 33-27994, for the year ended December 31, 1989.

          (xv) Employment agreement, and related Nonqualified Stock Option Agreement and Restricted Shares Agreement, between SPX Corporation and John B. Blystone dated as of November 24, 19__, incorporated herein by reference to SPX's Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1995.

          (xvi)     Employment agreement between SPX Corporation and John
                    B. Blystone dated as of January 1, 1997, incorporated herein by reference to SPX's Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1996.

          21 Subsidiaries incorporated herein by reference to SPX's Annual Report on Form 10-K, file No. 1-6948, for the year ended December 31, 1996.

          23(i)     Consent of Arthur Andersen LLP.

          (ii)      Consents of Fried, Frank, Harris, Shriver & Jacobson.*

          24        Powers of Attorney.

          99(i) Form of Letter of Transmittal and Instructions thereto.*

          99(ii)    Form of Notice of Guaranteed Delivery.*

          99(iii)   Form of Broker Dealer Letter.*

          99(iv)    Form of Letter to Clients.*

          99(v) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

          99(vi)    SPX Management Presentation to Shareholders.

          99(vii)   Form of Summary Advertisement.*

*    To be filed by amendment to this Registration Statement.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information is required to be presented by Article 3 of Regulations S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                 SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK ON THIS 17th DAY OF FEBRUARY, 1998.

                                        SPX Corporation

                                        By:    /s/ Christopher J. Kearney
                                           -------------------------------
                                             Christopher J. Kearney
                                             Vice President, Secretary and
                                             General Counsel

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS (WHO INCLUDE ALL MEMBERS OF THE BOARD OF DIRECTORS) IN THE CAPACITIES AND ON THE DATE INDICATED.

       SIGNATURE                        TITLE                            DATE
       ---------                        -----                            ----

           *                Director                       February 17th, 1998
------------------------
           *                Director                       February 17th, 1998
------------------------
           *                Chairman, President and        February 17th, 1998
------------------------    Chief Executive Officer
                            and Director

           *                Director                       February 17th,1998
------------------------
           *                Director                       February 17th, 1998
------------------------
           *                Director                       February 17th , 1998
------------------------
           *                Director                       February 17th , 1998
------------------------
           *                Director                       February 17th, 1998
------------------------
           *                Director                       February 17th, 1998
------------------------
           *                Patrick J. O'Leary             February 17th, 1998
------------------------    (Prinicipal Financial
                            Officer)

           *                Kenneth C. Dow                 February 17th, 1998
------------------------    (Principal Accounting
                            Officer)


*By   /S/ Christopher J. Kearney
   -----------------------------
         Christopher J. Kearney
          AS ATTORNEY-IN-FACT